                                              Filed pursuant rule 424(b)(1)
                                              Registration No. 333-12469

PROSPECTUS

                                      LOGO

                        2,900,000 SHARES OF COMMON STOCK
                            ------------------------

     All of the shares of common stock (the "Common Stock") offered hereby (the "Offering") are being issued and sold by Styling Technology Corporation (the "Company"). Prior to the Offering, there has been no public market for the Common Stock. For a discussion of the factors considered in determining the initial public offering price, see "Underwriting." The Common Stock has been approved for quotation on the Nasdaq National Market, under the symbol "STYL." The Underwriters have reserved 50,000 shares of Common Stock in the Offering for offer to the Company's Chief Executive Officer. See "Certain Transactions."

     SEE "RISK FACTORS" COMMENCING ON PAGE 8 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
                                             PRICE TO                                 PROCEEDS TO
                                              PUBLIC            UNDERWRITING          COMPANY(2)
                                                                  DISCOUNTS
                                                             AND COMMISSIONS(1)
------------------------------------------------------------------------------------------------------
Per Share..............................        $10.00               $.70                 $9.30
------------------------------------------------------------------------------------------------------
Total(3)...............................      $29,000,000         $2,030,000           $26,970,000
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

(1) Does not include the Representatives' non-accountable expense allowance equal to the greater of 1 1/2% of the gross proceeds of the Offering or $350,000 and warrants to purchase 203,000 shares of Common Stock issuable to the Representatives (the "Representatives' Warrants"). The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses, estimated at $1,328,000, including the Representatives' non-accountable expense allowance of $435,000, or $1,393,250 if the Underwriters' Overallotment Option (as defined below) is exercised in full, payable by the Company.

(3) The Company has granted the Underwriters an option (the "Overallotment Option"), exercisable within 30 days of the date of this Prospectus, to purchase up to an aggregate of 435,000 additional shares of Common Stock, on the same terms as set forth above, solely to cover overallotments, if any. If this option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to Company will be $33,350,000, $2,334,500, and $31,015,500, respectively. See "Underwriting."

     The shares of Common Stock are being offered by the Underwriters, subject to prior sale and acceptance by the Underwriters and subject to their right to withdraw, cancel, modify, or reject any order in whole or in part. It is expected that delivery of the Common Stock will be made at the office of Friedman, Billings, Ramsey & Co., Inc., Arlington, Virginia, or through the facilities of The Depository Trust Company, on or about November 26, 1996.
                            ------------------------

 FRIEDMAN, BILLINGS, RAMSEY       PRIME CHARTER
         & CO., INC.                   LTD.

               The date of this Prospectus is November 21, 1996.

[Photo of tanning products, moisturizing lotions and skin care products.]

Body Drench(R), Tan FX(TM), and Capacity products include indoor and outdoor tanning products and moisturizing lotions and skin care products.

[Photo of skin care, natural nail care products and manicure and pedicure products.]

Gena(R) product lines include Warm-O-Lotion(TM) and Healthy Hoof(TM) for skin care and natural nail care as well as a full line of manicure and pedicure products.

     IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     The Company intends to furnish to its stockholders annual reports containing audited consolidated financial statements and quarterly reports containing unaudited summary financial information for the first three fiscal quarters of each fiscal year.

                               PROSPECTUS SUMMARY

     SIMULTANEOUSLY WITH THE CONSUMMATION OF THE OFFERING, STYLING TECHNOLOGY CORPORATION WILL ACQUIRE IN SEPARATE TRANSACTIONS FOUR BUSINESSES THAT DEVELOP, PRODUCE, AND MARKET PROFESSIONAL SALON PRODUCTS (COLLECTIVELY, THE "ACQUIRED BUSINESSES"). UNLESS THE CONTEXT OTHERWISE REQUIRES, THE INFORMATION CONTAINED IN THIS PROSPECTUS GIVES EFFECT TO THE ACQUISITIONS OF THE ACQUIRED BUSINESSES (THE "ACQUISITIONS"); ALL REFERENCES HEREIN TO THE "COMPANY" INCLUDE THE ACQUIRED BUSINESSES; AND ALL REFERENCES HEREIN TO "STYLING" MEAN "STYLING TECHNOLOGY CORPORATION" PRIOR TO THE COMPLETION OF THE ACQUISITIONS. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE OVERALLOTMENT OPTION, THE REPRESENTATIVES' WARRANTS, OR OTHER OUTSTANDING OPTIONS OR WARRANTS, NO ISSUANCE OF SHARES CONTINGENTLY ISSUABLE IN CONNECTION WITH ONE OF THE ACQUISITIONS, AND GIVES EFFECT TO THE COMPANY'S REVERSE 0.808-FOR-1 STOCK SPLIT EFFECTED ON SEPTEMBER 19, 1996 AND THE REPURCHASE OF 807,851 SHARES FROM A STOCKHOLDER. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

     The Company develops, produces, and markets high-end professional salon products, including hair care, nail care, and skin and body care products as well as salon appliances and salonwear. The Company sells its products primarily to beauty and tanning supply distributors and, to a lesser extent, directly to spas, resorts, health and country clubs, beauty salon chains, and hair, nail, and tanning salons throughout the United States as well as internationally. On a pro forma basis, total revenue of the Company would have exceeded $25 million and its net income would have exceeded $1.5 million in 1995 assuming the Acquisitions had taken place on January 1, 1995. Of the Acquired Businesses (as described below), Gena's revenue for the fiscal year ended February 29, 1996 was $8.4 million, and its net income was $317,000; Body Drench's revenue for the fiscal year ended December 31, 1995 was $11.9 million, and its net income was $294,000; JDS' revenue for the fiscal year ended September 30, 1995 was $3.4 million, and its net income was $9,000; and KII's revenue for the fiscal year ended December 31, 1995 was $1.6 million, and its net loss was $135,000.

     Styling was founded in June 1995. Although Styling itself has conducted no operations to date, it will acquire, simultaneously with the consummation of the Offering, four professional salon product businesses that, on a combined basis, have a diversified line of well-established, brand-name professional salon products. The Company's product lines have been popular in the professional salon industry for more than 10 years. Based on the industry experience of its management and the input of the operators of the Acquired Businesses, the Company believes that its Body Drench(R) product line is a well-recognized brand name in the professional skin care and tanning products market; its Gena(R) Warm-O-Lotion(TM) product line is a well-known product line in professional natural nail care; its line of acrylic nail enhancement products is well-recognized in the professional nail enhancement market; and SRC(TM) is regarded by salon professionals as a high-end line of salon appliance products. The Acquisitions also will provide the Company with an extensive combined network of strong distribution relationships, experienced sales forces, established marketing and salon industry education programs, significant production and sourcing capabilities, and experienced management personnel with extensive relationships in the professional salon products industry. Styling's business activities to date have related to developing a business plan, engaging personnel, negotiating the terms of the Acquisitions, and preparing for the Offering.

     The Company's Chief Executive Officer and President have more than 10 and 20 years, respectively, of experience in the professional salon products industry. The Chief Executive Officer's experience includes serving as the executive vice president of a mall-based retail chain of beauty supply salons; the president of a developer of a line of hair care products; the owner of retail salons; and a joint venturer with Regis Corporation in a mall-based retail salon chain. The President's experience includes serving as the chief operating officer of one of the Acquired Businesses; a member of the senior management team of a corporation that conducted the acquisition of personal care brands, assets, and trademarks from companies in the professional salon and mass-market industries; a marketing executive for a large beauty supply distributor; and the national sales manager for a personal care products company.

     The professional salon products industry is highly fragmented. According to Modern Salon Magazine, a recognized professional salon trade publication, more than 700 firms produce professional salon products. The

Company believes most of these firms are small, closely held businesses, in most cases offering professional salon products in a single product category. Professional salon products are sold primarily to beauty supply distributors that resell these products to beauty salon chains and hair, nail, and tanning salons. According to industry sources, professional salon industry revenue (including revenue from salon services and from sales of salon products) for 1995 was $36 billion domestically (a 6% increase over the prior year) and $70 billion internationally. Industry growth has resulted from an increased demand for professional salon products because of the more frequent use of salon services and the growth and aging of the United States population.

     The Company's objective is to become a dominant developer, producer, and marketer of professional salon products in the United States and internationally. Key aspects of the Company's strategy to achieve its objective include (i) pursuing acquisitions to capitalize on the substantial fragmentation and growth potential in the professional salon products market; (ii) enhancing the operating efficiencies of acquired businesses; (iii) leveraging its well-established domestic and international distribution channels; (iv) expanding the distribution of its products in international markets; and (v) capitalizing on the brand-name recognition of its existing product lines by introducing new products and formulations under these brand names.

     The four professional salon product businesses that Styling will acquire simultaneously with the consummation of the Offering are (i) Gena Laboratories, Inc. ("Gena"), a producer and marketer of professional natural nail care products, pedicure products, skin care products including paraffin therapy products and, to a lesser extent, hair care products; (ii) the Body Drench division ("Body Drench") of Designs by Norvell, Inc. ("DBN"), a producer and marketer of high-end professional tanning and moisturizing products and resort, spa, and health and country club personal care products; (iii) JDS Manufacturing Co., Inc. ("JDS"), a producer and marketer of acrylic and fiberglass nail enhancement products; and (iv) Kotchammer Investments, Inc. (dba Styling Research Company) ("KII"), a marketer of high-end salon appliances (such as curling irons and blow dryers) and salonwear (such as capes and aprons) that owns proprietary formulas and marketing rights to several hair care lines previously formulated and manufactured by Redken Laboratories, Inc. Styling has entered into separate acquisition agreements for each of the Acquired Businesses, which include customary representations and warranties, covenants, closing conditions, and post-closing price adjustments. The total purchase price for the Acquired Businesses is approximately $23.23 million, of which $20.65 million is payable in cash (not including $2.0 million in cash payable in two years), $533,000 is payable in notes, and $50,000 is payable in shares of the Company's Common Stock, subject to adjustment under certain circumstances. In addition, in connection with the Acquisitions, the Company will assume certain existing liabilities of the Acquired Businesses, consisting of approximately $350,000 of long-term debt in connection with the Gena Acquisition; up to $3.3 million of trade accounts payable, up to $40,000 of bank debt, and up to $560,000 of payroll liabilities in connection with the Body Drench Acquisition; and other miscellaneous accrued liabilities which the Company expects to be less than $1.0 million. The Company will record an aggregate of $18.1 million of goodwill in the Acquisitions to be amortized over a 25-year period. See "Description of the Acquisitions" for a further description of the Acquisitions, the purchase price being paid in each of the Acquisitions, the material terms of the acquisition agreement related to each Acquisition, and the amount of goodwill being recorded in connection with each Acquisition.

     The Company has financed some of the costs associated with the Acquisitions through the private issuance of a $400,000 promissory note (the "Bridge Note") to a single foreign investor, Holden Holdings Limited. The Bridge Note bears interest at 10% per annum and is due on the earlier of January 31, 1997 or the consummation of the Offering. In connection with the issuance of the Bridge Note, the Company agreed to issue to the holder of the Bridge Note, for no additional consideration, 20,000 shares of Common Stock (the "Bridge Note Shares") and redeemable Common Stock Purchase Warrants (the "Bridge Warrants") to purchase 20,000 shares at an exercise price equal to 125% of the initial public offering price (the "Bridge Warrant Shares"). Assuming repayment of the Bridge Note occurs on November 26, 1996, the holder of the Bridge Note will receive $8,658 of interest, which when taken together with the issuance of the Bridge Note Shares and Bridge Warrants to such holder upon the consummation of the Offering, will result in an effective interest rate on the Bridge Note as of the consummation of the Offering of 325.0% per annum. The holder of the Bridge Note Shares and the Bridge Warrant Shares has registration rights with respect to these shares. See

"Use of Proceeds," "Description of Capital Stock -- Bridge Warrants," and "Description of Capital Stock -- Shares Eligible for Future Sale."

     The Company is a Delaware corporation. The Company maintains its principal executive office at 1146 South Cedar Ridge, Duncanville, Texas, and its telephone number is (972) 296-2887. This Prospectus refers to certain trademarks and service marks, including registered marks, of the Acquired Businesses and of companies other than the Company.

                              THE PUBLIC OFFERING

Common Stock offered by the
Company.........................   2,900,000 shares

Common Stock to be outstanding
after the Offering..............   3,894,422 shares(1)

Use of Proceeds.................   To pay the cash portion of the purchase price
                                   for the Acquired Businesses, to repurchase
                                   Common Stock, to repay principal and interest on the Bridge Note, to repay a portion of the short-term obligations of the Acquired
                                   Businesses assumed by the Company in the Acquisitions, to repay funds advanced to pay earnest money deposits required in connection with certain of the Acquisitions, and to provide funds for working capital, general corporate purposes, and potential acquisitions. See "Use of Proceeds" and "Certain Transactions."

Nasdaq National Market Symbol...   STYL

Risk Factors....................   Prospective purchasers should carefully
                                   consider the factors discussed under "Risk
                                   Factors."
---------------
(1) Does not include Common Stock reserved for issuance upon exercise of the Overallotment Option or the Representatives' Warrants, shares contingently issuable in connection with the Body Drench Acquisition, options with an exercise price equal to or above the initial public offering price, or the Bridge Warrants. Includes 5,000 shares to be issued in the acquisition of KII, options with an exercise price less than the initial public offering price, and the Bridge Note Shares.

               SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA(1)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     Simultaneously with the consummation of the Offering, Styling will acquire the Acquired Businesses in separate transactions in exchange for cash, notes, and shares of Common Stock. In addition, the Company will assume certain existing liabilities of the Acquired Businesses, consisting of approximately $350,000 of long-term debt in connection with the Gena Acquisition; up to $3.3 million of trade accounts payable, up to $40,000 of bank debt, and up to $560,000 of payroll liabilities in connection with the Body Drench Acquisition; and other miscellaneous accrued liabilities which the Company expects to be less than $1.0 million.

     Summary historical financial data has been derived from the separate Financial Statements and is presented for each of the Acquired Businesses. The pro forma statement of operations data set forth on the following pages assumes that Styling had completed the Acquisitions on January 1, 1995, and such information as of and for the six months ended June 30, 1996 and for the year ended December 31, 1995 was derived from the Pro Forma Combined Financial Statements and the Notes related thereto appearing elsewhere in this Prospectus. The following summary financial data is qualified in its entirety by the more detailed information appearing in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements, including the Notes related thereto, appearing elsewhere in this Prospectus.

                                                              YEAR ENDED       SIX MONTHS ENDED
                                                             DECEMBER 31,          JUNE 30,
                                                             ------------     -------------------
                                                                 1995          1995        1996
                                                             ------------     -------     -------
STATEMENT OF OPERATIONS DATA-COMPANY PRO FORMA(2):
  Net sales................................................    $ 25,181       $15,102     $13,692
  Gross profit.............................................      11,875         7,049       6,663
  Selling, general, and administrative expenses............       8,716         4,940       4,040
  Income from operations...................................       3,159         2,109       2,623
  Net income...............................................       1,599         1,103       1,450
  Adjusted pro forma earnings per share....................         .41           .28         .37
  Adjusted pro forma shares outstanding....................       3,893         3,893       3,893

                                                                                 SIX MONTHS ENDED
                                                  YEARS ENDED FEBRUARY 28,          AUGUST 31,
                                                ----------------------------     -----------------
                                                 1994       1995       1996       1995       1996
                                                ------     ------     ------     ------     ------
STATEMENT OF OPERATIONS DATA-GENA:
  Net sales...................................  $6,426     $7,524     $8,384     $4,336     $4,705
  Gross profit................................   3,146      3,360      3,565      2,039      2,160
  Selling, general, and administrative
     expenses.................................   2,744      2,964      3,033      1,573      1,454
  Income from operations......................     402        396        532        466        706
  Net income..................................     278        232        317        279        442

                                                                                 SIX MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,            JUNE 30,
                                              ------------------------------     -----------------
                                               1993       1994        1995        1995       1996
                                              ------     -------     -------     ------     ------
STATEMENT OF OPERATIONS DATA-BODY DRENCH(3):
  Net sales.................................  $6,653     $11,138     $11,871     $8,250     $6,586
  Gross profit..............................   2,614       4,796       5,444      3,686      3,121
  Selling, general, and administrative
     expenses...............................   2,055       4,076       4,883      2,971      2,402
  Income from operations....................     559         720         561        714        719
  Net income................................     328         446         294        416        440

                                                                                 NINE MONTHS ENDED
                                                YEARS ENDED SEPTEMBER 30,            JUNE 30,
                                              ------------------------------     -----------------
                                               1993       1994        1995        1995       1996
                                              ------     -------     -------     ------     ------
STATEMENT OF OPERATIONS DATA-JDS:
  Net sales.................................  $3,799     $ 3,578     $ 3,368     $2,592     $2,339
  Gross profit..............................   2,054       2,114       2,019      1,561      1,389
  Selling, general, and administrative
     expenses...............................   2,092       2,170       2,046      1,549      1,393
  Income (loss) from operations.............     (38)        (56)        (26)        12         (4)
  Net income (loss).........................     (29)        (16)          9         23         (3)

                                                                                 SIX MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,            JUNE 30,
                                              ------------------------------     -----------------
                                               1993       1994        1995        1995       1996
                                              ------     -------     -------     ------     ------
STATEMENT OF OPERATIONS DATA-KII:
  Net sales.................................  $  102     $ 1,999     $ 1,558     $  777     $  736
  Gross profit..............................      60       1,014         846        405        393
  Selling, general, and administrative
     expenses...............................      87       1,040         891        476        329
  Income (loss) from operations.............     (27)        (26)        (45)       (71)        64
  Net income (loss).........................     (32)       (104)       (135)      (117)        25

                                   STYLING           GENA           BODY DRENCH           JDS             KII
                                    AS OF            AS OF             AS OF             AS OF           AS OF
                                JUNE 30, 1996   AUGUST 31, 1996   JUNE 30, 1996(4)   JUNE 30, 1996   JUNE 30, 1996
                                -------------   ---------------   ----------------   -------------   -------------
BALANCE SHEET DATA:
  Working capital.............      $  --           $ 2,315            $  329            $ 333           $ 345
  Total assets................        300             3,975             4,221              728             622
  Long-term debt, less current
     portion..................         --               291                --              432             610
  Total stockholders'
     equity...................          1             3,065               582               27            (200)

                                            PRO FORMA
                                         AS OF JUNE 30,          ADJUSTED PRO FORMA
                                             1996(5)           AS OF JUNE 30, 1996(6)
                                       -------------------     ----------------------
BALANCE SHEET DATA:
  Working capital....................       $ (17,153)                $  6,688
  Total assets.......................           7,000                   30,842
  Long-term debt, less current
     portion.........................           2,291                    2,291
  Total stockholders' equity.........              50                   23,892

---------------
(1) Summary historical financial data is provided for each of the Acquired Businesses. For accounting purposes, the Acquisitions are to be treated as business combinations accounted for by the purchase method of accounting as prescribed by Accounting Principles Board Opinion No. 16. The Acquired Businesses are to be valued at the fair value of consideration given, principally cash from the completion of the Offering. The excess of consideration given over the fair value of net assets received will be amortized on a straight-line basis over 25 years. Gena and Body Drench comprise a substantial majority of the combined assets, net sales, and operating income, and therefore are deemed to be the predecessors of Styling.

(2) Reflects adjustments for the Acquisitions and the Offering. The pro forma combined statement of operations data for the year ended December 31, 1995 and the six months ended June 30, 1995 and 1996 assumes that Styling had completed the Acquisitions on January 1, 1995. The pro forma combined statement of operations data may not be indicative of actual results that would have been achieved if the transactions had occurred on the dates indicated or the results which may be realized in the future. The pro forma combined statement of operations data contain adjustments which are directly attributable to the transaction. See the Pro Forma Combined Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus.

(3) Body Drench has historically operated as a division of DBN.

(4) Body Drench has historically operated as a division of DBN. Total stockholders' equity data represents DBN's owners' net investment in the Division to be acquired by Styling.

(5) Reflects adjustments for the Acquisitions. See the Pro Forma Combined Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus for a discussion of the assumptions made and adjustments applied in the preparation of this data.

(6) The adjusted pro forma combined balance sheet data as of June 30, 1996 gives effect to the Acquisitions, the repurchase of Common Stock, the Offering, and the use of proceeds therefrom, as if such transactions had occurred on June 30, 1996.

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, PROSPECTIVE PURCHASERS SHOULD CONSIDER THE FOLLOWING FACTORS IN EVALUATING A PURCHASE OF SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS.

ABSENCE OF COMBINED OPERATING HISTORY

     Styling was founded in June 1995 to acquire businesses that develop, produce, and market professional salon products, but Styling itself has conducted no operations to date. Styling has entered into separate agreements to purchase the Acquired Businesses simultaneously with the consummation of the Offering. The Acquired Businesses have been operating independently, and neither the historical results of their separate operations nor the Company's pro forma results of operations are necessarily indicative of the results that would have been achieved if the Acquired Businesses had been operated on an integrated basis or the results that may be realized on a combined basis in the future.

OPERATIONS OF ACQUIRED BUSINESSES

     The financial performance of several of the Acquired Businesses has shown declining trends in revenue over the last full fiscal years and in the comparable periods to date in the current fiscal year relative to the prior year. JDS and KII experienced revenue decreases of $200,000 and $400,000, respectively, in fiscal 1995 compared to fiscal 1994, and $253,000 and $41,000, respectively, in the nine- and six-month periods of the current fiscal year compared to the same periods of the prior year. Body Drench experienced a $1.6 million decrease in revenue in the first six months of its current fiscal year compared to the comparable period of the prior year. In addition, several of the Acquired Businesses have shown declining trends in net income or have shown net losses. Body Drench's net income decreased to $300,000 in its 1995 fiscal year from $400,000 in its 1994 fiscal year; JDS incurred a net loss of $16,000 in its 1994 fiscal year and of $3,000 in the first nine months of its 1996 fiscal year; and KII incurred net losses of $104,000 and $135,000 in its 1994 and 1995 fiscal years, respectively. See "Selected Historical and Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The report of Body Drench's independent public accountants dated June 28, 1996 expressed "substantial doubts" about Body Drench's ability to continue as a going concern in the absence of its acquisition by the Company. The auditors have informed the Company that, upon the closing of the Offering and the simultaneous acquisition of Body Drench by the Company, their report with respect to the audited financial statements of Body Drench would no longer contain a going concern paragraph.

INTEGRATION OF BUSINESS OPERATIONS

     Although certain members of the management of the Company have extensive experience in the professional salon products industry, there can be no assurance that the Company will be able to manage effectively the combined operations of the Acquired Businesses or achieve the Company's operating and growth strategies. The integration of the management, operations, and facilities of the Acquired Businesses and other businesses the Company may acquire could involve unforeseen difficulties, which could have a material adverse effect on the Company's business, financial condition, and operating results.

     The Company has conducted due diligence reviews of each of the Acquired Businesses, has received representations and warranties regarding each of the Acquired Businesses, and has negotiated certain purchase price adjustments and set-off rights with respect to each of the Acquisitions. See "Description of the Acquisitions." The Company intends to pursue future acquisitions on a similar basis. There can be no assurance, however, that unforeseen liabilities will not arise in connection with the operation of the Acquired Businesses or future acquired businesses or that any contractual purchase price adjustments, rights of set-off, or other remedies available to the Company will be sufficient to compensate the Company in the event unforeseen liabilities arise.

     The Company anticipates using the opportunities created by the combination of the Acquired Businesses to effect what the Company believes will be substantial cost savings, including a reduction in operating expenses as a result of the internalization of substantial amounts of previously outsourced manufacturing as well as the elimination of duplicative administrative, warehouse, and distribution facilities, functions, and personnel. Significant uncertainties, however, accompany any business combination, and there can be no assurance that the Company will be able to achieve its anticipated integration of facilities, functions, and personnel in order to achieve operating efficiencies or otherwise realize cost savings as a result of the Acquisitions or future acquisitions. The inability to achieve the anticipated cost savings could have a material adverse effect on the Company's business, financial condition, and operating results. See "Management's Discussion and Analysis of Financial Conditions and Results of
Operations -- Effects of Combination" and the Pro Forma Combined Financial Statements.

ACQUISITION STRATEGY

     The success of the Company's acquisition strategy will depend in large part on its ability to acquire and operate successfully additional professional salon product businesses. There can be no assurance that any suitable additional acquisitions can be identified or consummated or that the operations of any businesses that are acquired will be successfully integrated into the Company's operations. In addition, increased competition for acquisition candidates may increase purchase prices for acquisitions to levels beyond the Company's financial capability. As of the date of this Prospectus, the Company has no binding agreements to effect any acquisitions other than the Acquisitions and is not engaged in any active negotiations to acquire any other businesses. The Company expects to use cash and its securities, including Common Stock, as the primary consideration for future acquisitions. See "Risk Factors -- Future Capital Needs; Debt Service Requirements." The size, timing, and integration of any future acquisitions may cause substantial fluctuations in operating results from quarter to quarter. Consequently, operating results for any quarter may not be indicative of the results that may be achieved for any subsequent fiscal quarter or for a full fiscal year. These fluctuations could adversely affect the market price of the Common Stock.

FUTURE CAPITAL NEEDS; DEBT SERVICE REQUIREMENTS

     A substantial portion of the proceeds of the Offering will be applied to pay the cash portion of the purchase price for the Acquisitions, to discharge certain liabilities assumed in the Acquisitions, to repurchase Common Stock, and to repay the Bridge Note. As a result, the Company will rely primarily on cash flow from operations for its working capital and general corporate needs. The Company's future capital requirements will depend upon the size and timing of future acquisitions and the availability of additional financing. To the extent that the Company finances future acquisitions in whole or in part through the issuance of Common Stock or securities convertible into or exercisable for Common Stock, existing stockholders will experience a dilution in the voting power of their Common Stock and may suffer a dilutive effect on earnings per share. In the event that potential acquisition candidates are unwilling to accept Common Stock as consideration or the market price of the Common Stock declines in value, the Company will be required to use more cash from operations. The inability of the Company to generate cash from operations for future acquisitions could materially and adversely affect the Company's acquisition program unless the Company is able to obtain additional capital through external financings, including additional equity offerings. Any borrowings made to finance future acquisitions or for operations could make the Company more vulnerable to a downturn in its operating results, a downturn in economic conditions, or increases in interest rates on borrowings that are subject to interest rate fluctuations. If the Company's cash flow from operations is insufficient to meet its debt service requirements, the Company could be required to sell additional equity securities, refinance its obligations, or dispose of assets in order to meet its debt service requirements. In addition, it is likely any future financial arrangements will contain financial and operational covenants and other restrictions with which the Company must comply, including limitations on capital expenditures, the payment of dividends, and the incurrence of additional indebtedness. There can be no assurance that such financing will be available if and when needed or will be available on terms acceptable to the Company. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Liquidity and Capital Resources" and "Business -- Strategy."

CONSUMER PREFERENCES AND NEW PRODUCT INTRODUCTIONS

     Consumer preferences in the professional salon product industry depend to a significant extent on the prescriptive role of salon professionals. Relatively few products achieve wide acceptance in the professional salon market. The Company believes that its success in the professional salon product industry will depend, in part, on its ability to introduce new and attractive products on a regular basis. There can be no assurance that any new products introduced by the Company will achieve any significant degree of market acceptance or that any acceptance that is achieved will be sustained for any significant amount of time. The failure of new product lines or product innovations to achieve or sustain market acceptance could have a material adverse effect on the Company's business, financial condition, and operating results.

MANAGEMENT OF GROWTH

     The Company's growth and expanding operations may place a significant strain on the Company's management, administrative, operational, and financial resources as well as increased demands on its systems and controls. The Company's ability to manage its growth will require it to continue to integrate and enhance its operational, financial, and management information systems and its marketing programs; to motivate, manage, and retain its current employees; and to identify, hire, and retain additional employees. The failure of the Company to manage its growth on an effective basis could have a material adverse effect on the Company's business, financial condition, and operating results.

COMPETITION

     The professional salon products industry is highly competitive. The Company's products compete directly against professional salon and other functionally similar products sold through distributors of professional salon products and professional salons. In addition, the Company's professional salon products compete indirectly against hair care, nail care, and body and skin care products sold through a variety of non-salon retail channels, including department stores, mall-based specialty stores and, to a lesser extent, mass merchants, drugstores, supermarkets, telemarketing programs, television "infomercials," and catalogs. Current and potential competitors include a number of companies that have substantially greater resources than the Company, including better brand-name recognition, broader product lines, and wider distribution channels. The professional salon products industry is characterized by a lack of significant barriers to entry with respect to the development and production of professional salon products, which may result in new competition, including possible imitators of one or more of the Company's recognized product lines. In addition, it is common in the professional salon products industry for companies to market products that are similar to products being successfully marketed by competitors. Increased competition and any reductions in competitors' prices, which requires the Company to implement price reductions in order to remain competitive, could have a material adverse effect on the Company's business, financial condition, and operating results. See
"Business -- Competition."

DEPENDENCE ON MAJOR CUSTOMERS

     The Company depends upon professional beauty and tanning supply distributors, spas, health and country clubs, chain salons and, to a lesser extent, hair, nail, and tanning salons to distribute its products. The distribution channels for professional salon products are highly fragmented. The Company estimates that there are more than 3,500 domestic wholesale distributors, 4,000 beauty supply chains, and more than 200,000 salons, including salon chains. Other than Sally Beauty Company, Inc. ("Sally"), a division of Alberto-Culver Company, and Regis Corporation ("Regis"), no other beauty supply chain or beauty salon chain accounts for a significant portion of the purchases of the Company's professional salon products.

     During 1995, the Company's largest customer, Sally, accounted for approximately 10% of the Company's net sales. The Company currently maintains more than 5,000 active customer accounts, and no customer other than Sally accounted for more than 10% of the Company's sales in any of the last three years. The Company does not have long-term contracts with any of its customers. An adverse change in, or termination of, the Company's relationship with, or an adverse change in the financial viability of, one or more of its major customers, including Sally or Regis, could have a material adverse effect on the Company's business, financial condition, and operating results.

DEPENDENCE ON TRADEMARKS

     The market for the Company's products depends to a significant extent upon the goodwill associated with its trademarks and trade names. Therefore, trademark protection is important to the Company's business. Although a number of the Company's trademarks and trade names are registered in the United States, there can be no assurance that the Company will be successful in asserting trademark or trade name protection for its trademarks and trade names in the United States or other markets, and the costs to the Company of such efforts may be substantial. See "Business -- Patents and Trademarks."

RELIANCE ON PRODUCTION FACILITY

     The Company will produce a significant portion of its products at its facility in Duncanville, Texas. The production operations at this facility use certain custom-designed equipment which, if damaged or otherwise rendered inoperable or unavailable, could result in the disruption of the Company's production operations. Any extended interruption of operations at the Company's production facility would have a material adverse effect on its business. The Company seeks to protect against this risk by maintaining substantial spare parts and an internal maintenance shop capable of servicing and rebuilding in-house all manufacturing equipment. The Company also believes that there are several readily available external sources to repair or replace any of this equipment should that be necessary. To date, no significant disruptions have been experienced at the facility. See "Business -- Production."

     The Company plans to take advantage of combined operations by utilizing its Duncanville, Texas facility to produce products previously outsourced to third parties and to internally house warehouse and distribution activities rather than utilizing leased facilities. The Company has the ability to increase the size of the facility by building an additional facility on a vacant lot it owns adjacent to the existing facility. The facility currently is operating at approximately 40% of its capacity, and the Company has no immediate plans to commence construction of such an addition. The inability of the Company to utilize the current facility to the full extent of its capacity could have an adverse effect on the Company's operating results.

DEPENDENCE ON KEY SUPPLIERS

     Substantially all of the Company's salon appliance products currently are manufactured on a contract basis by Windmere Corporation. Belson Products (a division of Windmere Corporation) competes with the Company in the professional salon appliance market, although it concentrates primarily in the mass-market retail segment of the industry. The Company does not have a long-term manufacturing contract with Windmere Corporation, and there can be no assurance that Windmere Corporation will continue to manufacture salon appliance products for the Company. Because the Company owns the tooling and molds used to manufacture such appliance products, however, it believes it could substitute another manufacturer on a timely basis and at reasonable prices if the need arises. However, there can be no assurance that the Company could secure another manufacturer of comparable quality, at reasonable prices, or in a timely fashion. Amole, Inc. ("Amole") manufactures products for the Company's Body Drench Division on a contract basis and represented approximately 18% of the Company's total materials costs on a combined basis in 1995. The Company does not have a long-term supply contract with Amole. There can be no assurance that Amole will continue to supply products to the Company. No other supplier furnishes more than 10% of the Company's products, raw materials, or other supplies.

GENERAL ECONOMIC CONDITIONS

     The success of the Company's operations depends to an extent upon a number of factors relating to discretionary consumer spending. These factors include economic conditions, such as employment, business conditions, interest rates, and tax rates as well as the continued growth of the professional salon products industry. There can be no assurance that consumer spending will not be adversely affected by general social trends and economic conditions, thereby impacting the Company's growth, net sales, and profitability. If the demand for professional salon products and related merchandise were to decline, the Company's business, financial condition, and operating results could be adversely affected.

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant degree upon the skills of its current key employees and its ability to identify, hire, and retain additional sales, marketing, and financial personnel. There can be no assurance that the Company will be successful in retaining its existing key personnel or in attracting and retaining additional key personnel. The loss of services of key personnel, including particularly Messrs. Leopold or Clifford, or the inability to attract and retain additional qualified personnel could have a material adverse effect upon the Company's business and operating results. The Company has employment agreements with Messrs. Leopold and Clifford with terms through September 2001. See "Management -- Employment Agreements." The Company has obtained key person life insurance on each of Messrs. Leopold and Clifford in the amount of $1.0 million, but does not expect to have key person life insurance covering any other employee. See "Management."

REGULATION AND POTENTIAL CLAIMS

     Certain of the Company's advertising and product labeling practices are subject to regulation by the Federal Trade Commission (the "FTC"), and certain of its professional salon product production practices are subject to regulation by the Food and Drug Administration (the "FDA") as well as by various other federal, state, and local regulatory authorities. Compliance with federal, state, and local laws and regulations has not had a material adverse effect on the Company to date. Nonetheless, federal, state, and local regulations in the United States that are designed to protect consumers have had, and can be expected to have, an increasing influence on product claims, production methods, product content, labeling, and packaging. In addition, any expansion by the Company of its operations to produce professional salon products that include over-the-counter drug ingredients (such as certain sun screen ingredients) would result in the Company becoming subject to additional FDA regulation as well as a higher degree of inspection and greater burden of regulatory compliance than currently exist. The nature and use of professional salon products could give rise to product liability claims if one or more users of the Company's products were to suffer adverse reactions following their use of the products. Such reactions could be caused by various factors, many of which are beyond the Company's control, including hypoallergenic sensitivity and the possibility of malicious tampering with the Company's products. In the event of such an occurrence, the Company could incur substantial litigation expense, receive adverse publicity, and suffer a loss of sales.

     The operations of the Company subject it to federal, state, and local governmental regulations related to the use, storage, discharge, and disposal of hazardous chemicals. The amount of hazardous waste produced by the Company may increase in the future when the Company increases production at the Duncanville facility. The failure by the Company to comply with current or future environmental regulations could result in the imposition of fines on the Company, suspension of production, or a cessation of operations. Compliance with such regulations could require the Company to acquire costly equipment or to incur other significant expenses. Any failure by the Company to control the use, or adequately restrict the discharge, of hazardous substances could subject it to future liabilities. The Company believes that it is in substantial compliance with applicable federal, state, and local rules and regulations governing the discharge of hazardous materials into the environment. There are no significant capital expenditures for environmental control matters anticipated in the current year or expected in the near future. See "Business -- Government Regulation."

CONTROL BY MANAGEMENT

     Upon the sale of the shares of Common Stock offered hereby, Sam L. Leopold, the Chairman of the Board and Chief Executive Officer of the Company, will own a total of approximately 22.0% of the outstanding shares of Common Stock (consisting of 807,851 shares acquired for a total of $100 upon the formation of the Company and 50,000 shares reserved by the Underwriters for offer to Mr. Leopold in the Offering at the initial public offering price, and Thomas M. Clifford, President of the Company, has an option to purchase 161,571 shares at an exercise price of $0.10 per share. See "Principal Stockholders", "Management -- Founders of the Company," and "Certain Transactions." Consequently, Mr. Leopold will have the ability to influence the election of all of the directors of the Company and thereby control the business, affairs, and management of the Company. In addition, Mr. Leopold will have the ability to influence most matters requiring stockholder approval including significant corporate matters, such as the amendment of the Company's Certificate of Incorporation and any merger, consolidation, or sale of all or substantially all of the assets of the Company. Such a high level of ownership may have the effect of delaying, deterring, or preventing a change in the control of the Company, even when such a change would be in the best interests of the other stockholders, and may adversely affect the voting and other rights of the other holders of Common Stock. Mr. Leopold acquired his shares of the Company's Common Stock for nominal cash consideration. Since the formation of the Company, however, Mr. Leopold has expended considerable time and effort, without compensation, in developing the Company's business plan, engaging personnel, negotiating the terms of the Acquisitions, and preparing for the Offering.

ABSENCE OF PRIOR MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     There has been no public market for the Common Stock of the Company prior to the Offering. Although the Common Stock has been approved for quotation on the Nasdaq National Market System, there can be no assurance that an active trading market for the Common Stock will develop or be sustained after the Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock offered hereby was determined by negotiations between the Company and the Representatives and may not be indicative of the market price of the Common Stock in the future. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The trading price of the Common Stock in the future could be subject to wide fluctuations in response to quarterly variations in operating results of the Company or its competitors, actual or anticipated announcements of product developments by the Company or its competitors, changes in analysts' estimates of the Company's financial performance, developments or disputes concerning proprietary rights, regulatory developments, general industry conditions, worldwide economic and financial conditions, and other events and factors. During certain periods, the stock markets have experienced extreme price and volume fluctuations. In particular, prices of stocks of rapidly expanding companies often fluctuate widely, frequently for reasons unrelated to the operating performance of such companies. In addition, securities sold in initial public offerings have been especially susceptible to price volatility. These broad market fluctuations and other factors may adversely affect the market price of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of Common Stock in the public market following the Offering could adversely affect prevailing market prices. Of the 3,894,422 shares of Common Stock to be outstanding immediately after the completion of the Acquisitions and the Offering (including options with exercise prices less than the initial public offering price to purchase 161,571 shares, 20,000 Bridge Note Shares, and 5,000 shares issued in connection with the KII Acquisition), 2,900,000 shares will be eligible for resale in the public market without any restrictions unless held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The 807,851 shares of Common Stock owned by Mr. Leopold that were acquired in June 1995, the 161,571 shares issuable to Thomas M. Clifford upon the exercise of stock options, the 5,000 shares to be issued in connection with the KII Acquisition, and the 20,000 Bridge Note Shares will be "restricted securities" as that term is defined under Rule 144 ("Restricted Shares"). The Restricted Shares may be subject to the volume and other resale limitations described under "Description of Capital Stock -- Shares Eligible for Future Sale." In June 1997 and November 1998, respectively, 807,851 and 25,000 Restricted Shares will be eligible for sale in the public market, subject to compliance with the volume limitations and other requirements of Rule 144 under the Securities Act.

     The directors and executive officers of the Company, including Mr. Leopold, have agreed not to sell or otherwise dispose of 1,019,422 shares of Common Stock owned by them on or prior to the consummation of the Offering (which includes 50,000 shares that the Underwriters have reserved for offer to Mr. Leopold) or which may be acquired by them under outstanding stock options for a period of 270 days after the consummation of the Offering without the prior written consent of the Representatives. See "Certain Transactions" and "Underwriting." None of the other Restricted Shares (consisting of the Bridge Note Shares and the shares issued in connection with the KII Acquisition) will be subject to any agreement with the Representatives respecting the resale of their shares. Holders of the 5,000 shares issued in connection with the KII Acquisition will have the right to require the Company to register such shares of Common Stock for sale under the Securities Act pursuant to "piggyback" registration rights granted by the Company with respect to such shares. The holder of the Bridge Note Shares and the Bridge Warrant Shares may exercise one-time demand registration rights and require the Company to register the Bridge Note Shares and Bridge Warrant Shares at any time during the six-month period commencing 120 days after the completion of the Offering. The holder of the Bridge Note Shares and the Bridge Warrant Shares also have "piggyback" registration rights with respect to such shares.

     The Company also has the authority to issue additional shares of Common Stock and shares of one or more series of preferred stock. After completion of the Offering, the Company may issue shares of Common Stock or preferred stock for use as a portion of the consideration in future acquisitions. These shares may be registered under the Securities Act, in which case they generally will be freely tradeable upon their issuance. In addition, the Company expects that it will issue shares of Common Stock that are "restricted securities" under the Securities Act in connection with future acquisitions. The issuance of such shares would result in the dilution of the voting power of the shares of Common Stock purchased in the Offering and could have a dilutive effect on earnings per share. See "Description of the Acquisitions," "Description of Capital Stock -- Shares Eligible for Future Sale," and "Underwriting."

RIGHTS TO ACQUIRE SHARES

     A total of 400,000 shares of Common Stock have been reserved for issuance upon exercise of options granted or which may be granted under the Company's Stock Option Plan. See "Management -- Stock Option Plan." Options to acquire 234,278 shares of Common Stock currently are outstanding, including options to purchase 72,707 shares granted under the Company's Stock Option Plan. In addition, there are outstanding Bridge Warrants to acquire 20,000 shares of Common Stock at an exercise price of 125% of the initial public offering price per share and Representatives' Warrants to acquire 203,000 shares of Common Stock at an exercise price of 120% of the initial public offering price per share, in each case subject to adjustment in accordance with the anti-dilution and other provisions set forth in the warrants. During the terms of such options and warrants, the holders will have the opportunity to profit from an increase in the market price of the Common Stock. The existence of such stock options and warrants may adversely affect the terms on which the Company can obtain additional financing, and the holders of such options and warrants can be expected to exercise or convert such options and warrants at a time when the Company, in all likelihood, would be able to obtain additional capital by offering shares of its Common Stock on terms more favorable to the Company than those provided by the exercise of such options and warrants. See
"Management -- Stock Option Plan," "Description of Capital Stock -- Bridge Warrants," and "Description of Capital Stock -- Shares Eligible for Future Sale."

CHANGE IN CONTROL PROVISIONS

     The Company's Certificate of Incorporation and Bylaws and the Delaware General Corporation Law (the "Delaware GCL") contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of the Company, even when these attempts may be in the best interests of stockholders.

     Upon the completion of the Offering, the Company will be subject to the provisions of Section 203 of the Delaware GCL. In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless either (i) prior to the date at which the stockholder becomes an interested stockholder, the Board of Directors approved either the business combination or the transaction in which the person becomes an interested stockholder, (ii) upon consummation of the transaction in which the stockholder becomes an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans), or (iii) the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or subsequent to the date of the business combination. An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset based transactions, and other transactions resulting in a financial benefit to the interested stockholder.

NO CASH DIVIDENDS

     The Company has never paid any dividends on its capital stock and does not anticipate that it will pay dividends in the foreseeable future. Instead, the Company intends to apply any earnings to the expansion and development of its business. See "Dividend Policy."

IMMEDIATE AND SUBSTANTIAL DILUTION

     Purchasers of Common Stock in the Offering will experience immediate and substantial dilution in the net tangible book value of $8.37 per share from the initial public offering price. See "Dilution."

FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE

     This Prospectus contains various forward-looking statements that are based on the Company's beliefs as well as assumptions made by and information currently available to the Company. When used in this Prospectus, the words "believe," "expect," "anticipate," "estimate," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties, and assumptions, including those identified under "Risk Factors." Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. In addition to the other risk factors set forth above, among the key factors that may have a direct bearing on the Company's results are competitive practices in the professional salon products industries (generally and particularly in the Company's principal product markets), the ability of the Company to meet existing financial obligations in the event of adverse industry or economic conditions or to obtain additional capital to fund future commitments and expansion, the Company's relationship with employees, the ability to consolidate its operations to the Duncanville facility, the ability to reduce production costs of certain of the Acquired Businesses by utilizing the Duncanville facility, and the impact of current and future laws and governmental regulations affecting the professional salon products industry and the Company's operations.

                                  THE COMPANY

     Although Styling has conducted no operations to date, it has entered into definitive agreements to acquire the Acquired Businesses simultaneously with the consummation of the Offering. The Acquired Businesses are described below.

     Gena Laboratories, Inc., a Texas corporation founded in 1930, produces and markets professional natural nail care and pedicure products and accessories, skin care products and, to a lesser extent, hair care products. Gena's line of natural nail care and pedicure products include Warm-O-Lotion and Healthy Hoof(TM), both well-recognized treatment lines for nails and skin. Gena's skin care products include Paraffin Springs(TM), well-known paraffin therapy products as well as thermo-therapy products and Tea Tree Oil products. Gena's customers include Sally, a division of Alberto-Culver Company and the largest wholesale supplier of professional supply products with more than 1,600 beauty supply stores worldwide, and Regis, which has more than 1,700 salons located primarily in shopping malls in all 50 states and several foreign countries, principally the United Kingdom. The Company intends to use Gena's Duncanville, Texas facility as its primary production and distribution center following the Offering. Gena's revenue for the year ended February 29, 1996 was $8.4 million.

     Body Drench, a division of Designs by Norvell, Inc. founded in 1985, produces and markets high-end professional indoor and outdoor tanning and moisturizing products and other lotions as well as resort, spa, and health and country club personal care products under the brand names Body Drench, UTF(@) Ultra Tanning Formula, and New Basics. Body Drench tanning products, which include the Carboplex(TM) Tan FX(TM) line, are carried in more than 20,000 domestic and European tanning salons. Its personal care products include a well-recognized moisturizing lotions and body and bath products that are carried in domestic and European resorts, spas, and health and country clubs. Body Drench's products are sold in all 50 states. Body Drench's revenue for the year ended December 31, 1995 was $11.9 million.

     JDS Manufacturing Co., Inc., a California corporation founded in 1982, produces and markets acrylic and fiberglass nail enhancement products for use in professional nail services under the brand names Alpha 9, Omni P.O. Professionals Only(@), Triumph(@) Fiberbond System, and Special Effects Nail Art. JDS's nail enhancement products are sold in all 50 states through beauty supply distributors, including Sally. JDS's revenue for the year ended September 30, 1995 was $3.4 million.

     Kotchammer Investments, Inc. (dba Styling Research Company), a California corporation formed in 1993 to acquire a division of Redken Laboratories, Inc. ("Redken"), distributes and markets high-end professional salon appliances (such as curling irons and blow dryers) and salonwear (such as capes and aprons) under the trade name Maiko(TM) exclusively to the professional salon industry. KII's products are sold in all 50 states. KII also owns proprietary formulas and marketing rights to several hair care lines previously formulated and produced by Redken, but not currently produced by KII. KII's revenue for the year ended December 31, 1995 was $1.6 million.

     The total purchase price for the Acquired Businesses will be approximately $23.23 million plus the assumption of existing liabilities of the Acquired Businesses, consisting of approximately $350,000 of long-term debt in connection with the Gena Acquisition; up to $3.3 million of trade accounts payable, up to $40,000 of bank debt, and up to $560,000 of payroll liabilities in connection with the Body Drench Acquisition; and other miscellaneous accrued liabilities, which the Company expects to be less than $1.0 million. The following table sets forth the consideration being paid for each Acquired Business as well as the total consideration:

                                                  DEFERRED                    COMMON          TOTAL
                                    CASH         PAYMENT(1)      NOTES        STOCK       CONSIDERATION
                                 -----------     ----------     --------     --------     -------------
Gena...........................  $ 8,000,000     $2,000,000     $     --     $     --      $ 10,000,000
Body Drench....................    8,100,000             --           --           --         8,100,000
JDS............................    4,100,000             --      333,000           --         4,433,000
KII............................      450,000             --      200,000       50,000           700,000
                                 -----------     ----------     --------      -------       -----------
          Total................  $20,650,000     $2,000,000     $533,000     $ 50,000      $ 23,233,000
                                 ===========     ==========     ========      =======       ===========

---------------
(1) Represents the cash value of the shares of Common Stock to be issued as consideration and held in escrow. As described in "Description of the Acquisitions -- Gena Acquisition", these shares are not included in share calculations and the present value of the amount of the obligation has been accounted for as long-term debt.

                        DESCRIPTION OF THE ACQUISITIONS

     Simultaneously with the consummation of the Offering, Styling will acquire the Acquired Businesses in four separate transactions, in exchange for cash, notes, repayment or assumption of indebtedness, and shares of Common Stock, pursuant to acquisition agreements with respect to each of the Acquired Businesses as described below. Styling has entered into definitive agreements with each of the Acquired Businesses, which provide for an aggregate purchase price for the four Acquired Businesses of approximately $23.23 million, subject to certain adjustments, of which (i) approximately $20.65 million is payable in cash (not including $2.0 million payable in cash two years from the date of acquisition), (ii) approximately $533,000 to be paid through the issuance of notes bearing interest at a rate per annum between 8% and 10% (as described below under "-- JDS Acquisition" and "-- KII Acquisition"), and (iii) 5,000 shares of Common Stock. In addition, the Company will assume certain existing liabilities of the Acquired Businesses, consisting of approximately $350,000 of long-term debt in connection with the Gena Acquisition; up to $3.3 million of trade accounts payable, up to $40,000 of bank debt, and up to $560,000 of payroll liabilities in connection with the Body Drench Acquisition; and other miscellaneous accrued liabilities which the Company expects to be less than $1.0 million. The Company will record approximately $7.0 million, $6.9 million, and $4.0 million of goodwill in connection with the acquisitions of Body Drench, Gena, and JDS, respectively.

     The Company has received representations and warranties regarding each of the Acquired Businesses and has negotiated certain price adjustments and set-off rights with respect to each of the Acquisitions. There can be no assurances, however, that unforeseen liabilities will not occur in connection with the operation of the Acquired Businesses or that any contractual purchase price adjustments, right of set-off, or other remedies available to the Company will be sufficient to compensate the Company in the event unforeseen liabilities arise.

BODY DRENCH ACQUISITION

     Under an Asset Purchase Agreement among DBN, Joy Norvell Martin (the holder of approximately 98% of the issued and outstanding capital stock of DBN), and Styling, the Company will purchase substantially all of the assets of the Body Drench division of DBN related to its health and personal care products, accessories, and equipment business. The consideration to be paid by the Company will be (i) $8.1 million in cash, subject to a commensurate reduction in the event inventory, accounts receivable, or total asset levels on the closing date are less than specified levels; and (ii) the assumption of up to $3.3 million of trade accounts payable, $40,000 of bank debt, and up to $560,000 of payroll payables of the Body Drench division. In addition, to the extent that the sum at the closing date of the payroll payables and the bank debt assumed by Styling totals less than $600,000, then Styling will grant DBN the right to receive a number of shares of Common Stock determined by dividing the amount by which $600,000 exceeds the sum of the payroll payables and the bank debt on the closing date by 120% of the initial public offering price. DBN will have the right to receive such number of shares of Common Stock at any time during the three-month period following the date of the completion of the Offering. The Asset Purchase Agreement with DBN contains provisions respecting confidentiality, noncompetition, and nonsolicitation of customers, suppliers, and employees for a five-year period from the closing date. Styling has entered into an employment agreement with each of Richard Norvell and Greg Norvell. See "Management -- Employment Agreements" for a description of Richard Norvell's employment agreement. The employment agreement with Greg Norvell is substantially the same as that of Richard Norvell.

GENA ACQUISITION

     Under a Stock Purchase Agreement among Donald N. Black, Howard Black, Barbara Black, Don Cottam, Jim Cottam, the Cottam Family Partnership (collectively, the "Gena Shareholders"), and Styling, the Company will purchase from the Gena Shareholders all of the issued and outstanding shares of capital stock of Gena. The consideration to be paid by the Company will be (i) $8.0 million in cash, (ii) $2.0 million in cash payable on the second anniversary of the consummation of the acquisition, secured by an escrow of 200,000 shares of the Common Stock, subject to a commensurate reduction in the event that the total assets as of the closing date are less than $2.3 million, and (iii) the assumption of up to $350,000 of long-term debt. The Stock Purchase Agreement contains provisions respecting confidentiality, noncompetition, and nonsolicitation of customers, suppliers, and employees for a five-year period after the closing. Styling has entered into an employment agreement with Donald
N. Black. See "Management -- Employment Agreements."

JDS ACQUISITION

     Under a Stock Purchase Agreement among Jack Sperling and Gary Sperling, the sole shareholders of JDS (the "JDS Shareholders"), and Styling, the Company will purchase all of the issued and outstanding shares of JDS's capital stock and notes payable by JDS to Jack Sperling and Gary Sperling in the amounts of $214,054 and $217,446 at June 30, 1996, respectively, each bearing interest at a rate of 8% per annum (the "JDS Notes"). The consideration to be paid by the Company will be (i) approximately $4.1 million in cash, subject to a commensurate reduction in the event the cash surrender value of the life insurance policies on the closing date exceeds approximately $83,000; (ii) the assignment to each of the JDS Shareholders of life insurance policies owned by JDS on the lives of such shareholders; and (iii) a promissory note due September 1997 bearing simple interest at a per annum rate equal to the prime rate (but in no event at a rate greater than 10% or less than 8% per annum) in the amount of approximately $333,000, which will be due and payable in a single balloon payment two years after the closing date. The Stock Purchase Agreement contains provisions respecting confidentiality, noncompetition, and nonsolicitation of customers, suppliers, and employees for a five-year period after the closing date. Styling has entered into an employment agreement with Thomas M. Clifford. See "Management -- Employment Agreements."

KII ACQUISITION

     Under an Asset Purchase Agreement among KII and the John and Sonja Hammer Family Trust, the Wally and Betty Jones Family Trust, and Gerald Kotch (collectively, the "KII Stockholders") and Styling, the Company will purchase certain assets of KII. The consideration to be paid by the Company will be (i) $450,000 in cash, (ii) a 30-month promissory note in the amount of $200,000 (subject to commensurate reduction in the event the total asset level is less than a specified level) bearing interest at a per annum rate of 10%, which will require quarterly payments of principal and interest and mandatory prepayment in the event of a public offering of Common Stock subsequent to the Offering; (iii) 5,000 shares of Common Stock; and (iv) the assumption of KII's obligations to fill open purchase orders from inventory acquired in the acquisition and to assume KII's obligations under the Redken Agreement that consist of continuing to maintain insurance coverage insuring Redken against product liability claims until December 31, 1997 and indemnifying Redken without limit against any claims arising from product defect claims and personal injury claims arising from use of products sold in December 1993 pursuant to the Redken Agreement. The Asset Purchase Agreement contains provisions respecting confidentiality and prohibitions against use of trade secrets for the five-year period following the closing. Styling has entered into an employment agreement with Gerald Kotch. See "Management -- Employment Agreements."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,900,000 shares of Common Stock offered hereby are estimated to be $25.6 million ($29.6 million if the Overallotment Option is exercised in full), after deducting estimated underwriting discounts and expenses. The Company expects to use approximately $20.65 million of the net proceeds to pay the cash portion of the purchase price for the Acquired Businesses (other than the $2.0 million deferred cash portion); $1.8 million to repurchase 807,851 shares of Common Stock upon the consummation of the Offering at a price of $2.23 per share from Kenneth S. Bernstein, a founder of the Company, which Mr. Bernstein acquired upon the formation of the Company in June 1995 for a total of $100; approximately $409,000 to pay accrued interest and principal on the Bridge Note; to repay up to $2.0 million of short-term obligations of the Acquired Businesses assumed by the Company in the Acquisitions; approximately $100,000 to repay funds advanced by the Company's founders to pay earnest money deposits required in connection with certain of the Acquisitions; and approximately $700,000 for general corporate purposes, including working capital and potential acquisitions of currently unidentified businesses in the professional salon products industry. See "Description of the Acquisitions" and "Certain Transactions." The Bridge Note bears simple interest at a rate of 10% per annum. It has a stated maturity date of January 31, 1997, but requires prepayment upon consummation of the Offering. The issuance of the Bridge Note Shares and Bridge Warrants to the holder of the Bridge Note upon the consummation of the Offering will result in an effective interest rate on the Bridge Note as of the consummation of the Offering of 325.0% per annum.

     The foregoing allocation is based on the Company's current estimates and may be modified to the extent attractive business expansion opportunities, including acquisitions, arise or other circumstances change. Pending such uses, the Company intends to invest the net proceeds in short-term, interest bearing investment grade securities.

                                DIVIDEND POLICY

     The Company currently intends to retain its earnings to support the growth and development of its business and has no present intention of paying any dividends on its Common Stock in the foreseeable future. Any future declaration of dividends will be subject to the discretion of the Board of Directors of the Company and will depend on the Company's financial condition, operating results, capital requirements, and such other factors as the Board of Directors deems relevant.

                                    DILUTION

     The pro forma combined net tangible book value of the Company at June 30, 1996 was ($18.0 million) or ($10.13) per share. "Pro forma net tangible book value per share" is the pro forma tangible net worth (total tangible assets less total liabilities) of the Company, not including the effect of the Bridge Note and the repurchase of 807,851 shares of the Company's Common Stock, divided by the number of shares of Common Stock outstanding without giving effect to the sale of shares of Common Stock sold in connection with the Offering. After giving effect to the sale of the shares of Common Stock offered hereby and deducting underwriting discounts and estimated offering expenses, the combined net tangible book value of the Company at June 30, 1996 would have been $7.6 million or $1.63 per share, representing an immediate increase in net tangible book value of $11.76 per share to existing stockholders and an immediate dilution of $8.37 per share to the investors purchasing the shares in the Offering ("New Investors"). The following table illustrates this dilution on a per share basis:

    Initial public offering price per share...........................              $10.00
      Pro forma net tangible book value per share as of June 30,
         1996.........................................................  ($10.13)
      Increase per share attributable to shares sold to New
         Investors....................................................    11.76
    Net tangible book value per share after the Offering..............                1.63
                                                                                    -------
    Dilution in net tangible book value per share to New Investors....              $ 8.37
                                                                                    =======

     The following table summarizes, as of the consummation of the Offering, the differences between the amounts paid by the existing stockholders of the Company and the New Investors with respect to the number of shares purchased from the Company, the total consideration paid, and the average price paid per share.

                                         SHARES OWNED
                                       AFTER THE PUBLIC
                                           OFFERING                TOTAL CONSIDERATION         AVERAGE
                                    -----------------------     -------------------------       PRICE
                                     NUMBER         PERCENT       AMOUNT          PERCENT     PER SHARE
                                    ---------       -------     -----------       -------     ---------
Existing stockholders(1)(2).......    989,422         25.4%     $    16,257          0.1%      $  0.00
New Investors(3)(4)...............  2,900,000         74.6%     $29,000,000         99.9%      $ 10.00
                                    ---------        -----      -----------        -----
          Total...................  3,889,422        100.0%     $29,016,257        100.0%
                                    =========        =====      ===========        =====

---------------
(1) Does not include 72,707 shares of Common Stock issuable upon the exercise of outstanding options with an exercise price equal to or greater than the initial public offering price, 20,000 shares of Common Stock issuable to the holders of the Bridge Warrants upon their exercise at an exercise price of 125% of the initial public offering price, or 5,000 shares of Common Stock issuable in connection with the acquisition of KII. Assuming the issuance of such shares, the existing stockholders would own 1,087,129 shares, or 27.3% of the total shares, would have paid $993,327 for such shares, or 3.3% of the total consideration paid, and the average price paid per share would have been $0.91. Assuming the issuance of 72,707 shares upon the exercise of outstanding options, the issuance of 20,000 shares to the holders of the Bridge Warrants, the issuance of 20,000 Bridge Shares in connection with the repayment of the Bridge Note, and the issuance of 5,000 shares in connection with the acquisition of KII, the increase in net tangible book value per share attributable to shares sold to New Investors would be $11.10, rather than $11.76; the net tangible book value per share after the Offering would be $1.59, rather than $1.63; and the dilution in net tangible book value per share to New Investors would be $8.41, rather than $8.37.

(2) Does not include 807,851 shares of the Company's Common Stock to be repurchased from a founder of the Company upon the consummation of the Offering for an aggregate of $1.8 million. Assuming the repurchase of 807,851 shares of the Company's Common Stock from such founder, the increase in net tangible value per share attributable to shares to New Investors would be $20.09 rather than $11.76; the net tangible book value per share after the Offering would be $1.51, rather than $1.63; and the dilution in net tangible book value per share to New Investors would be $8.49, rather than $8.37. Assuming the repurchase of 807,851 shares of the Company's Common Stock from a founder and the issuance of the shares referenced in (1) above, the increase in net tangible book value per share attributable to shares sold to New Investors would be $19.69, rather than $11.76, the net tangible book value per share after the Offering would be $1.46, rather than $1.63, and the dilution in net tangible book value per share to New Investors would be $8.54, rather than $8.37.

(3) Includes the sale of 2,900,000 shares of Common Stock in the Offering.

(4) Includes 50,000 shares reserved by the Underwriters for offer to Mr. Leopold, the Company's Chief Executive Officer, in the Offering at the initial public offering price.

                                 CAPITALIZATION

     The following table sets forth the historical capitalization of the Company as of June 30, 1996, pro forma combined capitalization (assuming the Acquisitions had been consummated as of that date, but without giving effect to the Offering) and as adjusted to reflect the sale of the shares of Common Stock offered hereby as of that date and the application of the estimated net proceeds therefrom as described in "Use of Proceeds." This table should be read in conjunction with the Financial Statements, including the Notes thereto, included elsewhere in this Prospectus.

                                                                       AT JUNE 30, 1996
                                                        ----------------------------------------------
                                                        HISTORICAL     PRO FORMA(1)     AS ADJUSTED(2)
                                                        ----------     ------------     --------------
                                                                    (DOLLARS IN THOUSANDS)
Cash payable to sellers to complete the Acquisitions
  and current portion of long-term debt...............      $--          $(19,680)         $     --
                                                           ===           ========           =======
Long-term debt, excluding current portion(1)..........      $--          $  2,291          $  2,291
Stockholders' equity:
  Preferred Stock, $.0001 par value, 1,000,000 shares
     authorized; none outstanding.....................      --                 --                --
  Common Stock, $.0001 par value, 10,000,000 shares
     authorized; 812,851 pro forma shares issued and
     outstanding; 3,732,851 shares issued and
     outstanding as adjusted..........................       1                  1                 1
  Additional paid-in capital..........................      --                 49            25,642
  Retained earnings...................................      --                 --                --
  Treasury stock......................................                                       (1,800)
                                                           ---           --------           -------
  Total stockholders' equity..........................       1                 50            23,843
                                                           ---           --------           -------
Total capitalization..................................      $1           $  2,341          $ 26,134
                                                           ===           ========           =======

---------------
(1) Reflects pro forma adjustments to effect the Acquisitions, excluding the Bridge Note and the Offering.

(2) Reflects pro forma adjustments giving effect to the Acquisitions, the Bridge Note, the Offering, and the use of proceeds related thereto. See "Use of Proceeds."

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     Styling, founded in 1995, has conducted no operations to date. Simultaneously with the consummation of the Offering, Styling will acquire the Acquired Businesses in separate transactions in exchange for cash, notes, assumption of existing indebtedness, and shares of Common Stock. See "Description of the Acquisitions." For accounting purposes, the Acquisitions are to be treated as business combinations accounted for by the purchase method of accounting as prescribed by Accounting Principles Board Opinion No. 16. The Acquired Businesses are to be valued at the fair value of consideration given, principally cash from the completion of the Offering. The excess of consideration given over the fair value of net assets received will be amortized on a straight-line basis over 25 years.

     Selected historical financial data is provided for Gena, Body Drench, JDS, and KII. Gena and Body Drench comprise a substantial majority of the combined assets, net sales, and operating income and therefore, are deemed to be the predecessors of Styling. The historical financial information for Gena and Body Drench for each of the three years in the periods ending February 29, 1996 and December 31, 1995, respectively, was derived from their financial statements, which have been audited by Arthur Andersen LLP and appear elsewhere in this Prospectus. The historical financial information for JDS for each of the two years in the period ended September 30, 1995 was derived from its financial statements which have been audited by Arthur Andersen LLP and appear elsewhere in this Prospectus. The historical financial information for KII for the year ended December 31, 1995 was derived from their financial statements, which have been audited by Arthur Andersen LLP and appear elsewhere in this Prospectus. The historical financial information for Gena, Body Drench, JDS, and KII as of and for the six- and nine-month periods ended August 31, 1996, June 30, 1996, June 30, 1996 and June 30, 1996, respectively, and for the six- and nine-month periods ended August 31, 1995, June 30, 1995, June 30, 1995 and June 30, 1995, respectively, was derived from their unaudited financial statements appearing elsewhere in this Prospectus. The historical balance sheet for Styling as of June 30, 1996 was derived from Styling's unaudited financial statements appearing elsewhere in this Prospectus. The historical financial information for earlier periods for Gena, Body Drench, JDS, and KII not specifically referenced above, was derived from each Acquisition's unaudited financial statements not included in this Prospectus. The pro forma combined statement of operations data set forth on the following page assumes that Styling had completed the Acquisitions on January 1, 1995, and such information for the six months ended June 30, 1996 and for the year ended December 31, 1995 was derived from the pro forma combined financial statements appearing elsewhere in this Prospectus. The pro forma combined financial information for the six months ended June 30, 1995 does not appear elsewhere in this Prospectus. The pro forma combined balance sheet data as of June 30, 1996 give effect to the Acquisitions and the Offering as if such transactions had occurred on June 30, 1996. The pro forma combined statement of operations data may not be indicative of actual results that would have been achieved if the transactions had occurred on the dates indicated or the results that may be realized in the future. The pro forma combined statement of operations data contain adjustments which are directly attributable to the Acquisitions.

     The following selected financial data is qualified in its entirety by the more detailed information appearing in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus.

              SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA(1)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEAR          SIX MONTHS ENDED
                                                                ENDED              JUNE 30,
                                                             DECEMBER 31,     -------------------
                                                                 1995          1995        1996
                                                             ------------     -------     -------
STATEMENT OF OPERATIONS DATA -- COMPANY PRO FORMA(2):
  Net sales................................................    $ 25,181       $15,102     $13,692
  Gross profit.............................................      11,875         7,049       6,663
  Selling, general, and administrative expenses............       8,716         4,940       4,040
  Income from operations...................................       3,159         2,109       2,623
  Net income...............................................       1,599         1,103       1,450
  Adjusted pro forma earnings per share....................         .41           .28         .37
  Adjusted pro forma shares outstanding....................       3,893         3,893       3,893

                                                                                    SIX MONTHS ENDED
                                          YEARS ENDED FEBRUARY 28,                     AUGUST 31,
                             --------------------------------------------------     -----------------
                              1992       1993       1994       1995       1996       1995       1996
                             ------     ------     ------     ------     ------     ------     ------
STATEMENT OF OPERATIONS
  DATA-GENA:
  Net sales................  $5,906     $6,537     $6,426     $7,524     $8,384     $4,336     $4,705
  Gross profit.............   2,642      2,868      3,146      3,360      3,565      2,039      2,160
  Selling, general, and
     administrative
     expenses..............   2,416      2,570      2,744      2,964      3,033      1,573      1,454
  Income from operations...     226        298        402        396        532        466        706
  Net income...............     180        204        278        232        317        279        442

                                                                                    SIX MONTHS ENDED
                                         YEARS ENDED DECEMBER 31,                       JUNE 30,
                           ----------------------------------------------------     -----------------
                            1991       1992       1993       1994        1995        1995       1996
                           ------     ------     ------     -------     -------     ------     ------
STATEMENT OF OPERATIONS
  DATA -- BODY DRENCH(3):
  Net sales..............  $5,111     $6,234     $6,653     $11,138     $11,871     $8,250     $6,586
  Gross profit...........   2,567      2,667      2,614       4,796       5,444      3,686      3,121
  Selling, general, and
     administrative
     expenses............   1,827      2,285      2,055       4,076       4,883      2,971      2,402
  Income from
     operations..........     740        382        559         720         561        714        719
  Net income.............     740        382        328         446         294        416        440

                                                                                    NINE MONTHS ENDED
                                         YEARS ENDED SEPTEMBER 30,                      JUNE 30,
                             --------------------------------------------------     -----------------
                              1991       1992       1993       1994       1995       1995       1996
                             ------     ------     ------     ------     ------     ------     ------
STATEMENT OF OPERATIONS
  DATA -- JDS:
  Net sales................  $3,843     $3,819     $3,799     $3,578     $3,368     $2,592     $2,339
  Gross profit.............   2,172      2,149      2,054      2,114      2,019      1,561      1,389
  Selling, general, and
     administrative
     expenses..............   2,071      2,191      2,092      2,170      2,046      1,549      1,393
  Income (loss) from
     operations............     101        (42)       (38)       (56)       (26)        12         (4)
  Net income (loss)........      16        (20)       (29)       (16)         9         23         (3)

                                                                                      SIX MONTHS
                                                                                         ENDED
                                             YEARS ENDED DECEMBER 31,                  JUNE 30,
                                   --------------------------------------------     ---------------
                                   1991     1992     1993      1994       1995      1995       1996
                                   ----     ----     ----     ------     ------     -----      ----
STATEMENT OF OPERATIONS DATA --
  KII:
  Net sales......................    --       --     $102     $1,999     $1,558     $ 777      $736
  Gross profit...................    --       --       60      1,014        846       405       393
  Selling, general, and
     administrative expenses.....    --       --       87      1,040        891       476       329
  Income (loss) from
     operations..................    --       --      (27)       (26)       (45)      (71)       64
  Net income (loss)..............    --       --      (32)      (104)      (135)     (117)       25

                                   STYLING           GENA           BODY DRENCH           JDS             KII
                                    AS OF            AS OF             AS OF             AS OF           AS OF
                                JUNE 30, 1996   AUGUST 31, 1996   JUNE 30, 1996(4)   JUNE 30, 1996   JUNE 30, 1996
                                -------------   ---------------   ----------------   -------------   -------------
BALANCE SHEET DATA:
  Working capital.............      $  --           $ 2,315            $  329            $ 333           $ 345
  Total assets................        300             3,975             4,221              728             622
  Long-term debt, less current
     portion..................         --               291                --              432             610
  Total stockholders'
     equity...................          1             3,065               582               27            (200)

                                                              PRO FORMA              ADJUSTED PRO FORMA
                                                        AS OF JUNE 30, 1996(5)     AS OF JUNE 30, 1996(6)
                                                        ----------------------     ----------------------
BALANCE SHEET DATA:
  Working capital.....................................         $(17,153)                  $  6,688
  Total assets........................................            7,000                     30,842
  Long-term debt, less current portion................            2,291                      2,291
  Total stockholders' equity..........................               50                     23,892

---------------
(1) Selected historical financial data is provided for each of the Acquired Businesses. For accounting purposes, the Acquisitions are to be treated as business combinations accounted for by the purchase method of accounting as prescribed by Accounting Principles Board Opinion No. 16. The Acquired Businesses are to be valued at the fair value of consideration given, principally cash from the completion of the Offering. The excess of consideration given over the fair value of net assets received will be amortized on a straight-line basis over 25 years. Gena and Body Drench comprise a substantial majority of the combined assets, net sales, and operating income, and therefore are deemed to be the predecessors of Styling.
(2) Reflects adjustments for the Acquisitions and the Offering. The pro forma combined statement of operations data for the year ended December 31, 1995 and the six months ended June 30, 1995 and 1996 assumes that Styling had completed the Acquisitions on January 1, 1995. The pro forma combined statement of operations data may not be indicative of actual results that would have been achieved if the transactions had occurred on the dates indicated or the results which may be realized in the future. The pro forma combined statement of operations data contain adjustments which are directly attributable to the transaction. See the Pro Forma Combined Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus.
(3) Body Drench has historically operated as a division of DBN.
(4) Body Drench has historically operated as a division of DBN. Total stockholders' equity data represents DBN's owners' net investment in the Division to be acquired by Styling.
(5) Reflects adjustments for the Acquisitions. See the Pro Forma Combined Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus for a discussion of the assumptions made and adjustments applied in the preparation of this data.
(6) The adjusted pro forma combined balance sheet data as of June 30, 1996 gives effect to the Acquisitions and the Offering as if such transactions had occurred on June 30, 1996.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion has been divided into six sections: the first section presents the pro forma combined financial statements for the Acquired Businesses, after giving effect to the Acquisitions and the Offering. The next four sections contain a discussion of the historical results of operations for each of the Acquired Businesses, and the last section contains a discussion on the Company's liquidity and capital resources. The information presented for the Acquired Businesses is based on each company's fiscal year-end. The entirety of the following discussion of the results of operations and financial position should be read in conjunction with "Selected Historical and Pro Forma Financial Data" and the Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus.

     Except for the historical information contained herein, the discussion in this Prospectus contains or may contain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed herein, as well as those factors discussed under "Risk Factors" and elsewhere in this Prospectus. Historical results are not necessarily indicative of trends in operating results for any future periods.

     The Company was founded in June 1995 and has conducted no operations to date; however, simultaneous with the consummation of the Offering, the Company will acquire four professional salon product businesses that, on a combined basis, have a diversified line of well-established, brand name salon products. The Acquisitions will be accounted for under the purchase method of accounting.

PRO FORMA RESULTS OF OPERATIONS -- COMBINED COMPANIES

  OVERVIEW OF THE COMPANY (AFTER GIVING PRO FORMA EFFECT TO THE ACQUISITIONS)

     The following table sets forth certain financial data for the Acquired Businesses after giving effect to the pro forma adjustments. The pro forma information may not be indicative of actual results that would have been achieved if the Acquisitions had occurred at the beginning of the periods. The pro forma combined statement of operations data contain adjustments, which are directly attributable to the transaction. See "Selected Historical and Pro Forma Financial Data" and Pro Forma Combined Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus.

                        PRO FORMA RESULTS OF OPERATIONS

                                                                               SIX MONTHS ENDED
                                                              YEAR ENDED           JUNE 30,
                                                             DECEMBER 31,     -------------------
                                                                 1995          1995        1996
                                                             ------------     -------     -------
                                                                    (DOLLARS IN THOUSANDS)
Net sales..................................................    $ 25,181       $15,102     $13,692
Cost of sales..............................................      13,306         8,054       7,029
Gross profit...............................................      11,875         7,049       6,663
Selling, general, and administrative
  expenses.................................................       8,716         4,940       4,040
Income from operations.....................................       3,159         2,109       2,623
Income tax expense.........................................       1,230           814         979
Net income.................................................       1,599         1,103       1,450

  SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

     Net Sales

     Pro forma net sales decreased 9.3% to $13.7 million in the six months ended June 30, 1996 from $15.1 million in the six months ended June 30, 1995 resulting primarily from the difficulty in obtaining inventory from third-party manufacturers due to cash flow difficulties experienced by Body Drench's parent in the six months ended June 30, 1996. Body Drench's difficulty in obtaining inventory prevented delivery of product to customers in time for the Spring 1996 tanning season and had a negative impact on sales. During the six months ended June 30, 1996, Gena recognized a slight increase in net sales primarily as a result of increased promotional efforts and increased paraffin spa product sales.

     Cost of Sales

     Pro forma cost of sales, as a percentage of net sales, decreased to 51.3% in the six months ended June 30, 1996 as compared with 53.3% in the six months ended June 30, 1995. The decrease was due primarily to a greater percentage of net sales at Body Drench in the 1996 period relating to the Tan FX and Tan EX products, which carried lower production and packaging costs as compared to Body Drench's other product lines. The Company's decrease in cost of sales as a percentage of net sales was partially offset by a slight increase in costs at Gena related to certain raw materials required for the increased production of the paraffin spa product.

     Gross Profit

     As a result of the foregoing, pro forma gross profit decreased 5.5% to $6.7 million in the six months ended June 30, 1996 from $7.0 million in the six months ended June 30, 1995.

     Selling, General, and Administrative Expenses

     Pro forma selling, general, and administrative expenses decreased 18.2% to $4.0 million in the six months ended June 30, 1996 from $4.9 million in the six months ended June 30, 1995. The decrease in selling, general, and administrative expenses was attributable primarily to a decrease at Body Drench and Gena in advertising related expenses and a decrease at Body Drench in salaries and commissions.

     Income Tax Expense

     Income tax expense increased 20.3% to $1.0 million in the six months ended June 30, 1996 from $0.8 million in the six months ended June 30, 1995. The pro forma tax rates of 40.3% and 40.1% for the periods ended June 30, 1996 and 1995, respectively, differ from the expected statutory rate of 37.0% based on a portion of the amortization of goodwill, resulting from the Gena and Body Drench acquisitions, which is not deductible for tax purposes.

     Net Income

     Pro forma net income increased 31.5% to $1.4 million in the six months ended June 30, 1996 from $1.1 million in the six months ended June 30, 1995.

  TWELVE MONTHS ENDED DECEMBER 31, 1995

     Net Sales

     Pro forma net sales amounted to $25.2 million in the 12 months ended December 31, 1995 and were positively effected by the release of Body Drench's Contemporary product line in December 1994. During 1995, Body Drench realized the effect of 12 months of the Contemporary product line sales as compared to only a partial year's sales in 1994. Net sales was also positively impacted by Body Drench's release of the Tan FX and Tan EX products and the Body Bath lotion products in the fourth quarter of 1995. In addition, growth in net sales occurred relating to existing products at Gena, primarily the paraffin spa and newly acquired MRX(R) product lines.

     Cost of Sales

     Pro forma cost of sales, as a percentage of net sales, were 52.8% in the 12 months ended December 31, 1995. Gross margins were positively effected by the introduction of Body Drench's Contemporary product line in December 1994 which carried a lower raw material cost in relation to net sales as compared to products sold during 1994, partially offset by an increase in costs to produce Gena's paraffin spa and MRX products which have a higher costs of sales, as a percentage of net sales, than its other products.

     Gross Profit

     As a result of the foregoing, pro forma gross profit amounted to $11.9 million in the 12 months ended December 31, 1995.

     Selling, General, and Administrative Expenses

     Pro forma selling, general, and administrative expenses were $8.7 million in the 12 months ended December 31, 1995. Factors effecting selling, general, and administrative expenses were related primarily to an increase in freight charges in proportion to sales levels at Body Drench due to the growing number of backorders from the Contemporary product line. Additionally, advertising expense increased as a result of Body Drench's substantial promotional efforts in various magazines, catalogs and brochures from the release of the new Contemporary product line. Body Drench also incurred higher personnel costs for the 12 months ended December 31, 1995.

     Income Tax Expense

     Income tax expense amounted to $1.2 million in the 12 months ended December 31, 1995. The pro forma effective tax rate of 43.5% for the period ended December 31, 1995, differs from the expected statutory rate of 37.0% based on a portion of the amortization of goodwill, resulting from the Gena and Body Drench acquisitions, which is not deductible for tax purposes.

     Net Income

     Pro forma net income for the Company was $1.6 million in the 12 months ended December 31, 1995.

RESULTS OF OPERATIONS -- GENA

  SIX MONTHS ENDED AUGUST 31, 1996 COMPARED TO SIX MONTHS ENDED AUGUST 31, 1995

     Net Sales

     Net sales increased 8.5% to $4.7 million in the six months ended August 31, 1996 from $4.3 million in the six months ended August 31, 1995. The increase in net sales was attributable to an increase in sales volume generated by promotional efforts, primarily through price discounts. The increase in sales was also attributable to the increased sales of the paraffin spa equipment and products.

     Cost of Sales

     Cost of sales, as a percentage of net sales, increased to 54.1% in the six months ended August 31, 1996 as compared with 53.0% in the six months ended August 31, 1995. The increase was primarily attributable to increased costs for certain raw materials associated with production of the paraffin spa equipment.

     Gross Profit

     Gross profit increased 5.9% to $2.2 million in the six months ended August 31, 1996 from $2.0 million for the six months ended August 31, 1995.

     Selling, General, and Administrative Expenses

     Selling, general, and administrative expenses decreased 7.6% to $1.5 million in the six months ended August 31, 1996 from $1.6 million in the six months ended August 31, 1995. The decrease was primarily attributable to a reduction of the Gena's advertising costs related to trade publications and other promotional services. In addition, Gena's expenses associated with education and trade show efforts decreased in the six months ended August 31, 1996.

     Net Income

     Net income increased 58.4% to $0.4 million in the six months ended August 31, 1996 from $0.3 million in the six months ended August 31, 1995.

  TWELVE MONTHS ENDED FEBRUARY 29, 1996 COMPARED TO TWELVE MONTHS ENDED FEBRUARY 28, 1995

     Net Sales

     Net sales increased 11.4% to $8.4 million in the 12 months ended February 29, 1996 from $7.5 million in the 12 months ended February 28, 1995. The increase in net sales was attributable to growth in sales of existing products, which consisted primarily of increased acceptance of the paraffin spa product line that was introduced in February 1993 and the continued sales growth for the MRX product line that was acquired in September 1994.

     Cost of Sales

     Cost of sales, as a percentage of net sales, increased to 57.5% in the 12 months ended February 29, 1996 as compared with 55.3% in the 12 months ended February 28, 1995. The increase was attributable to additional costs incurred to produce the new paraffin spa equipment, which has a higher cost of sales, as a percentage of net sales, at approximately 64.0%. Additionally, cost of sales, as a percentage of net sales, on the new MRX product line, introduced in September 1994, was approximately 60.0%, which was also higher than Gena's other product lines.

     Gross Profit

     As a result of the foregoing, gross profit increased 6.1% to $3.6 million in the 12 months ended February 29, 1996 from $3.4 million in the 12 months ended February 28, 1995.

     Selling, General, and Administrative Expenses

     Selling, general, and administrative expenses remained relatively constant at $3.0 million in the 12 months ended February 29, 1996 and 1995. The slight increase in selling, general, and administrative expenses was attributable to an increase in selling and promotional costs primarily related to increased sales of the paraffin spa product. Additionally, Gena was offering greater promotional incentives to generate additional sales resulting in increased selling costs. The above increases were partially offset by reduced travel expenses and smaller management bonuses than had been paid in the previous period.

     Net Income

     Net income increased 36.6% to $0.3 million in the 12 months ended February 29, 1996 from $0.2 million in the 12 months ended February 28, 1995.

  TWELVE MONTHS ENDED FEBRUARY 28, 1995 COMPARED TO TWELVE MONTHS ENDED FEBRUARY 28, 1994

     Net Sales

     Net sales increased 17.1% to $7.5 million in the 12 months ended February 28, 1995 from $6.4 million in the 12 months ended February 28, 1994. The increase was primarily a result of increased sales of Gena's paraffin spa product line which had been introduced in February 1993, and the acquisition of Design Classic(TM) in February 1994, a manufacturer of fiberglass nail products. Gena also acquired the MRX product line, an all-purpose antiseptic and hydrating lotion, in September 1994 and began to ship substantial quantities in fiscal 1995. Total sales related to the Design Classic and MRX product lines were approximately $1.0 million in 1995.

     Cost of Sales

     Cost of sales, as a percentage of net sales, increased to 55.3% in the 12 months ended February 28, 1995 as compared with 51.0% in the 12 months ended February 28, 1994 as a result of additional labor, machine retooling and material costs incurred to produce the new paraffin spa product, which has lower gross margins than the Gena's other products. In addition, Gena incurred certain one-time packaging and other costs to integrate their newly acquired Design Classic product line. Gena also experienced an increase in certain raw materials costs.

     Gross Profit

     As a result of the foregoing, gross profit increased 6.8% to $3.4 million in the 12 months ended February 28, 1995 from $3.1 million in the 12 months ended February 28, 1994.

     Selling, General, and Administrative Expenses

     Selling, general, and administrative expenses increased 8.0% to $3.0 million in the 12 months ended February 28, 1995 from $2.7 million in the 12 months ended February 28, 1994 as a result of the increase in selling and promotional costs related to the introduction and promotion of the paraffin spa product line. In addition, Gena incurred an increase in costs related to the acquisition of Design Classic, which includes amortization of intangible assets, and increased personnel costs required to support the new product.

     Net Income

     Net income decreased 16.5% to $0.2 million in the 12 months ended February 28, 1995 from $0.3 million in the 12 months ended February 28, 1994.

RESULTS OF OPERATIONS -- BODY DRENCH

  SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

     Net Sales

     Net sales for the six months ended June 30, 1996 decreased 20.2% to $6.6 million compared to $8.2 million for the six months ended June 30, 1995. The decrease in net sales during the first six months of 1995 was primarily related to difficulty in obtaining inventory from third party manufacturers in the six months ended June 30, 1996 due to cash flow difficulties experienced by Body Drench's parent. This caused Body Drench to forego potential sales due to its inability to deliver product to customers in time for the Spring 1996 tanning season. The Contemporary product line is comprised of various lotions and creams to be used in conjunction with the indoor tanning process. Sales of the Contemporary product line, which was introduced in October 1994, declined in the first six months of 1996, and was partially offset by the increased sales of its new product releases Tan FX and Tan EX and the Body Bath lotion product. Upon completion of the Acquisitions and implementation of the Company's strategy (see "Business -- Strategy"), management believes that the decline in sales will not represent a continuing material trend.

     Cost of Sales

     Cost of sales, as a percentage of net sales, decreased to 52.6% for the six months ended June 30, 1996 as compared with 55.3% for the six months ended June 30, 1995. This decrease was due primarily to a greater percentage of net sales in the 1996 period relating to the Tan FX and Tan EX products, which carried lower production and packaging costs as compared to the Contemporary product line.

     Gross Profit

     As a result of the foregoing, gross profit decreased 15.3% to $3.1 million in the six months ended June 30, 1996 from $3.7 million in the six months ended June 30, 1995.

     Selling, General, and Administrative Expenses

     Selling, general, and administrative expenses decreased 19.2% to $2.4 million for the six months ended June 30, 1996 compared to $3.0 million for the six months ended June 30, 1995. The decrease was attributable primarily to a decrease in advertising related expenses in salaries and commissions, as Body Drench did not introduce as many new products in 1996 and eliminated several sales and administrative positions.

     Net Income

     Net income remained relatively constant at $0.4 million in the six months ended June 30, 1996 and 1995.

  TWELVE MONTHS ENDED DECEMBER 31, 1995 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1994

     Net Sales

     Net sales in 1995 increased 6.6% to $11.9 million compared to $11.1 million in 1994. The increase in net sales was due to the release of the new Contemporary product line introduced in October 1994. During 1995, Body Drench realized a full year of Contemporary sales as compared to only a partial year in 1994. The increase in net sales was also impacted by the release of the Tan FX and Tan EX products, and the Contemporary products introduced in the fourth quarter of 1995.

     Costs of Sales

     Cost of sales, as a percentage of net sales, decreased to 54.1% for the 12 months ended December 31, 1995 as compared with 56.9% for the 12 months ended December 31, 1994. This decrease was due primarily to the introduction of the Contemporary product line during late 1994 which carried a lower raw material cost in relation to net sales as compared to products sold during 1995.

     Gross Profit

     As a result of the foregoing, gross profit increased 13.5% to $5.4 million in the 12 months ended December 31, 1995 from $4.8 million in the 12 months ended December 31, 1994.

     Selling, General, and Administrative Expenses

     Selling, general, and administrative expenses increased 19.8% to $4.9 million in 1995 compared to $4.1 million in 1994. The increase was attributable to the continued increase of shipping costs in proportion to sales levels due to the growing number of backorders from the Contemporary product line. Backorders resulted primarily from the Body Drench's inability to produce sufficient product to meet customer orders due to cash flow shortages at DBN and Body Drench. Additionally, advertising expense increased by approximately 1.0% of net sales as a result of the heavy promotional efforts in various magazines, catalogs and brochures with the release of the new Contemporary product line. Body Drench also incurred higher personnel costs through the addition of several marketing and sales professionals.

     Net Income

     Net income decreased 34.1% to $0.3 million in the 12 months ended December 31, 1995 compared to $0.4 million in the 12 months ended December 31, 1994.

  TWELVE MONTHS ENDED DECEMBER 31, 1994 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1993

     Net Sales

     Net sales increased 67.4% to $11.1 million in the 12 months ended December 31, 1994 compared to $6.7 million in the 12 months ended December 31, 1993. The increase in net sales was attributable to management's decision to expand the distribution network to include several beauty supply distributors. This expansion of distribution channels included establishing a dedicated sales force to promote Body Drench's products to the tanning and beauty industry. In addition, Body Drench introduced the Contemporary product line in October 1994.

     Cost of Sales

     Cost of sales, as a percentage of net sales, decreased to 56.9% for the 12 months ended December 31, 1994 as compared with 60.7% for the 12 months ended December 31, 1993. This decrease was due primarily to lower purchasing costs as a result of the higher volume of purchases during 1994. In addition Body Drench incurred lower overhead and labor costs as a percentage of revenues, as a result of increased production efficiencies due to higher utilization of pre-packaged, ready to ship products.

     Gross Profit

     As a result of the foregoing, gross profit increased 83.5% to $4.8 million in the 12 months ended December 31, 1994 from $2.6 million in the 12 months ended December 31, 1993.

     Selling, General, and Administrative Expenses

     Selling, general, and administrative expenses increased 98.3% to $4.1 million in 1994 compared to $2.1 million in 1993. The increase in selling, general, and administrative expenses related to additional sales and administrative positions to support the corresponding increase in sales. In addition, Body Drench incurred significant up front costs of promotional literature, including new catalogs, brochures and price sheets, related to the introduction of the Contemporary product line introduced in October 1994. Body Drench also incurred a higher level of freight charges in proportion to sales levels due to significant number of backorders, resulting from inventory shortages, which caused additional shipment costs to customers.

     Net Income

     Net income increased 36.0% to $0.4 million in 1994 compared to $0.3 million in 1993.

RESULTS OF OPERATIONS -- JDS

  NINE MONTHS ENDED JUNE 30, 1996 COMPARED TO NINE MONTHS ENDED JUNE 30, 1995

     Net Sales

     Net sales decreased 9.8% to $2.3 million for the nine months ended June 30, 1996 compared to $2.6 million for the nine months ended June 30, 1995. The decrease was caused by a decline in its customer base as a result of the acquisition of several JDS' customers by a large beauty supply company that is not a customer of JDS. Upon completion of the Acquisitions and implementation of the Company's strategy (see "Business -- Strategy"), management believes that the decline in sales will not represent a continuing material trend.

     Cost of Sales

     Cost of sales, as a percentage of net sales, increased slightly to 40.6% in the nine months ended June 30, 1996 as compared with 39.8% in the nine months ended June 30, 1995. This increase was due to significant costs incurred for raw materials as a result of the introduction of a new product.

     Gross Profit

     As a result of the foregoing, gross profit decreased 11.0% to $1.4 million in the nine months ended June 30, 1996 from $1.6 million in the nine months ended June 30, 1995.

     Selling, General, and Administrative Expenses

     Selling, general, and administrative expenses decreased 10.1% to $1.4 million in the nine months ended June 30, 1996 from $1.5 million in the nine months ended June 30, 1995. The decrease related primarily to the elimination of warehouse personnel, as a result of JDS' effort to reduce overhead costs.

     Net Income (Loss)

     Net loss was ($3,094) in the nine months ended June 30, 1996 compared to net income of $23,275 in the nine months ended June 30, 1995.

  TWELVE MONTHS ENDED SEPTEMBER 30, 1995 COMPARED TO TWELVE MONTHS ENDED SEPTEMBER 30, 1994

     Net Sales

     Net sales decreased 5.9% to $3.4 million for the 12 months ended September 30, 1995 compared to $3.6 million for the 12 months ended September 30, 1994. The decrease was primarily a result of increased competition from several new products in the market that impacted JDS' market share. Upon completion of the Acquisitions and implementation of the Company's strategy (see
"Business -- Strategy"), management believes that the decline in sales will not represent a continuing material trend.

     Cost of Sales

     Cost of sales, as a percentage of net sales, decreased to 40.1% in the 12 months ended September 30, 1995 as compared with 40.9% in the 12 months ended September 30, 1994. The increase was a result of obtaining more favorable freight terms with its shipping contractors.

     Gross Profit

     As a result of the foregoing, gross profit decreased 4.5% to $2.0 million in the 12 months ended September 30, 1995 from $2.1 million in the 12 months ended September 30, 1994.

     Selling, General, and Administrative Expenses

     Selling, general, and administrative expenses decreased 5.7% to $2.0 million for the 12 months ended September 30, 1995 compared to $2.2 million for the 12 months ended September 30, 1994. The decrease was primarily a result of a decrease in promotional costs, as no new products were introduced during 1995, and a decrease in management salaries resulting from an effort to reduce overhead costs.

     Net Income (Loss)

     Net income was $8,574 in the 12 months ended September 30, 1995 compared to a net loss of ($16,494) in the 12 months ended September 30, 1994.

  TWELVE MONTHS ENDED SEPTEMBER 30, 1994 COMPARED TO TWELVE MONTHS ENDED SEPTEMBER 30, 1993

     Net Sales

     Net sales decreased 5.8% to $3.6 million for the 12 months ended September 30, 1994 compared to $3.8 million for the 12 months ended September 30, 1993. The decrease was primarily a result of a decrease in JDS' customer base as a result of several of their customers ceasing operations. The largest of these companies comprised approximately $100,000 of JDS' sales in 1993.

     Cost of Sales

     Cost of sales, as a percentage of net sales, decreased to 40.9% in the 12 months ended September 30, 1994 as compared with 45.9% in the 12 months ended September 30, 1993. The decrease was primarily a result of more favorable purchasing terms achieved due to a change in its raw materials source.

     Gross Profit

     Gross profit increased 2.9% from $2.0 million for the 12 months ended September 30, 1993 to $2.1 million for the twelve months ended September 30, 1994.

     Selling, General, and Administrative Expenses

     Selling, general, and administrative expenses increased 3.7% to $2.2 million in the 12 months ended September 30, 1994 compared to $2.1 million in the 12 months ended September 30, 1993. The increase was partly a result of an increase in promotional costs associated with the introduction of a new brand of nail enhancement products. The remaining increase resulted primarily from the addition of a new regional manager and a new sales incentive program.

     Net Loss

     Net loss decreased 43.1% to $16,494 in the 12 months ended September 30, 1994 compared to $29,000 in the 12 months ended September 30, 1993.

RESULTS OF OPERATIONS -- KII

  SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

     Net Sales

     Net sales decreased 5.3% to $0.7 million in the six months ended June 30, 1996 compared to $0.8 million in the six months ended June 30, 1995. The decrease in net sales was primarily attributable to a reduction in the customer base and decreased promotional efforts.

     Costs of Sales

     Cost of sales, as a percentage of net sales, decreased to 46.6% in the six months ended June 30, 1996 as compared with 47.9% in the six months ended June 30, 1995. This decrease was due primarily to a continued increase in purchasing costs related to KII's international freight costs.

     Gross Profit

     Gross profits remained relatively constant at $0.4 million for the six months ended June 30, 1995 and 1996.

     Selling, General, and Administrative Expenses

     Selling, general, and administrative expenses decreased 30.9% to $0.3 million in the six months ended June 30, 1996 compared to $0.5 million in the six months ended June 30, 1995. The decrease in selling, general, and administrative expenses was primarily attributable to a reduction in commission expenses related to the decrease in sales as well as lower promotional costs.

     Net Income (Loss)

     Net income was $24,765 in the six months ended June 30, 1996 compared to a net loss of ($116,610) in the six months ended June 30, 1995.

  TWELVE MONTHS ENDED DECEMBER 31, 1995 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1994

     Net Sales

     Net sales in the 12 months ended December 31, 1995 decreased 22.1% to $1.6 million compared to $2.0 million in the 12 months ended December 31, 1994. As part of its overall strategy, KII acquired a division of Redken in December 1993. During 1994, Redken reduced its customer base by 17 distributors, which had a direct impact on sales for KII. Upon completion of the Acquisitions and implementation of the Company's strategy (see "Business -- Strategy"), management believes that the decline in sales will not represent a continuing material trend.

     Costs of Sales

     Cost of sales, as a percentage of net sales, increased to 45.7% in the 12 months ended December 31, 1995 as compared with 49.3% in the 12 months ended December 31, 1994. The increase was primarily attributable to increased freight and duty costs associated with international purchases.

     Gross Profit

     As a result of the foregoing, gross profit decreased 16.6% to $0.8 million in the 12 months ended December 31, 1995 from $1.0 million in the 12 months ended December 31, 1994.

     Selling, General, and Administrative Expenses

     Selling, general, and administrative expenses decreased 14.3% to $0.9 million in the 12 months ended December 31, 1995 compared to $1.0 million in the 12 months ended December 31, 1994. The decrease in selling, general, and administrative expenses was attributable to a decrease in salaries and commissions through the elimination of several sales positions.

     Net Loss

     Net loss increased to $134,919 in the 12 months ended December 31, 1995 from $72,000 in the 12 months ended December 31, 1994.

LIQUIDITY AND CAPITAL RESOURCES

     The pro forma working capital as of June 30, 1996 after giving adjusted pro forma effect to the consummation of the Acquisitions and the application of the net proceeds from the Offering (see "Use of Proceeds"), was $6.7 million. The pro forma indebtedness as of such date consisted of approximately $2.4 million, of which approximately $2.0 million represents debt associated with seller carryback financing, bearing interest rates of approximately 10% due in approximately two years (includes the $2.0 million deferred cash payment described under "Description of the Acquisitions -- Gena Acquisition").

     In September 1996, the Company used the net proceeds of a $0.4 million Bridge Note to fund a portion of the Offering expenses and acquisition costs. The Bridge Note bears interest at an annual rate of 10% and is to be repaid on the earlier of January 31, 1997 or the consummation of the Offering. The holder of the Bridge Note will be issued 20,000 shares of Common Stock and Warrants to acquire 20,000 shares of Common Stock at an exercise price of 125% of the initial public offering price, subject to certain adjustments, upon repayment of the Bridge Note.

     The Company has conducted no operations to date and has no substantial working capital. A substantial portion of the proceeds of the Offering will be applied to pay the cash purchase price of the Acquisitions, to discharge certain liabilities assumed in the Acquisitions, to repurchase Common Stock, and to repay the Bridge Note. As a result, the Company will rely primarily on cash flow from operations, approximately $700,000 of remaining proceeds from the Offering, and proposed bank financing for its working capital and general corporate needs and for potential acquisitions.

     The report of Body Drench's independent public accountants dated June 28, 1996 expressed "substantial doubts" about Body Drench's ability to continue as a going concern in the absence of its acquisition by the Company. The auditors have informed the Company that, upon the closing of the Offering and the simultaneous acquisition of Body Drench by the Company, their report with respect to the audited financial statements of Body Drench would no longer contain a going concern paragraph.

     The Company currently plans to consolidate the operations of Body Drench, JDS, and KII into Gena's facilities in Duncanville, Texas. As a result of the foregoing, the Company believes it will incur costs of approximately $70,000 to consolidate and move the operations of the Acquired Businesses, and to fund capital expenditures related to computer equipment, software and other improvements in order to enable the Company to fully integrate the Acquisitions. The Company believes that its planned consolidation and capital expenditures and operating requirements through the end of 1996 and 1997 will be funded by operations, proceeds from the Offering, and proposed bank financing. The Company has obtained letters of intent, subject to completion of customary due diligence, from several financial institutions to provide a working capital line of credit and an acquisition line of credit which, when combined with the Company's cash resources, will be used for anticipated future acquisitions of professional salon product companies and for working capital. There can be no assurance that the Company will be able to generate sufficient cash flow from operations to meet its working capital requirements or to obtain additional financing on terms favorable to the Company, or, at all. The Company may revise its plans in response to future changes in the beauty industry in general, the demand for its products, its results of operations, other capital requirements and other relevant factors.

     The Company believes the net proceeds of the Offering, together with cash flow from operations, will be sufficient to meet its liquidity needs for the combined operations of the Acquired Businesses for 18 months following the date of this Prospectus. The Company, however, will seek to complete its proposed bank financing and may seek other funds for potential acquisitions. The Company is not currently engaged in any active negotiations to acquire any businesses other than the Acquired Businesses, and there can be no assurance that the Company will be able to acquire any additional businesses. See "Risk Factors -- Acquisition Strategy."

NEW ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board has issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and For Long-Lived Assets To Be Disposed Of," to measure certain long-lived assets for impairment based on discounted cash flows. The Company's adoption of SFAS No. 121 as of January 1, 1996 had no material effect on the Company's financial position.

     The Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which allows, but does not require, a Company to record stock based compensation on the fair value basis. If the Company elects not to recognize compensation expense under this method, disclosure of the pro forma effect of SFAS No. 123 is required. The Company has adopted SFAS No. 123 using the disclosure method as of January 1, 1996.

                                    BUSINESS

GENERAL

     The Company develops, produces, and markets high-end professional salon products, including hair care, nail care, and skin and body care products as well as salon appliances and salonwear. The Company sells its products primarily to beauty and tanning supply distributors and, to a lesser extent, directly to spas, resorts, health and country clubs, beauty salon chains, and hair, nail, and tanning salons throughout the United States as well as in Canada, Europe, Argentina, Australia, and New Zealand. On a pro forma basis, total revenue of the Company would have exceeded $25 million and its net income would have exceeded $1.5 million in 1995 assuming the Acquisitions had taken place on January 1, 1995.

     Styling was founded in June 1995. Although Styling itself has conducted no operations to date, it has entered into definitive agreements to acquire, simultaneously with the consummation of the Offering, four professional salon product businesses that, on a combined basis, have a diversified line of well-established, brand-name professional salon products that have been popular in the professional salon products industry for more than 10 years. The Acquisitions will provide the Company with an extensive network of strong distribution relationships, experienced sales forces, established marketing and salon industry education programs, significant production and sourcing capabilities, and experienced management personnel with extensive relationships in the professional salon products industry.

     The Company's Chief Executive Officer and President have more than 10 and 20 years, respectively, of experience in the professional salon products industry. The Chief Executive Officer's experience includes serving as the executive vice president of a mall-based retail chain of beauty supply salons; the president of a developer of a line of hair care products; the owner of retail salons; and a joint venturer with Regis in a mall-based retail salon chain. The President's experience includes serving as the chief operating officer of one of the Acquired Businesses; a member of the senior management team of a corporation that conducted the acquisition of personal care brands, assets, and trademarks from companies in the professional salon and mass-market industries; a marketing executive for a large beauty supply distributor; and the national sales manager for a personal care products company.

INDUSTRY OVERVIEW

     Professional salon products consist of hair care, nail care, and skin and body care products as well as salon appliances and sundries that are used by salon professionals in rendering salon services to their clients. Many professional salon products also are retailed to clients and other customers of salons, resorts, spas, health and country clubs, and beauty supply outlets, typically upon the advice of a salon professional who recommends products to address a client's individual needs.

     Professional hair care products include shampoo, conditioner, styling gel, glaze, mousse, hair spray, permanent, hair relaxer, and hair color products. Professional nail care products include fiberglass and acrylic nail enhancement solutions applied by the salon professional in rendering the nail service and the accessories used by the professional to apply solutions, natural nail care and pedicure solutions and accessories, and polishes. Skin and body care products include body lotions, tanning products, cosmetics, skin moisturizers, and other personal care products (such as shaving creams and antiperspirants) used by salon professionals in rendering salon services (such as facials, manicures, pedicures, paraffin therapy, aroma-therapy, and thermo-therapy) or available for use by patrons of tanning salons, spas, resorts, and health and country clubs. Professional salon appliances and sundries include hair dryers, curling irons, brushes, furniture, and salonwear (such as capes), substantially all of which are used by salon professionals only.

     Salon professionals, as the users and "prescribers" of professional salon products, typically select professional salon products on the basis of the benefits and performance rather than price, which is passed on to the salon client as part of the price of the salon service or is paid directly by the salon client if the product is retailed. In addition, fashion trends significantly impact the professional salon industry. As a result of performance-based or fashion-trend purchase decisions, suppliers of professional salon products market their products primarily by educating wholesale distributors and salon professionals as to the uses and benefits of their products as well as fashion industry trends. The prescriptive nature of the professional salon industry typically fosters greater brand loyalty, and professional sales products typically have higher profit margins than the mass-marketed beauty products as a result of relative price insensitivity.

     The professional salon products industry has grown significantly during the last several years, which the Company believes has resulted from more frequent use of salon services by each salon client and the growth and aging of the United States population. According to industry sources, professional salon industry revenue (including revenue from salon services and from sales of salon products) for 1995 was $36 billion domestically (a 6% increase over the prior year) and $70 billion internationally. The Company believes that between 10% and 30% of salon revenue results from the resale of professional salon products by salons. Industry sources estimate that there currently are more than 200,000 licensed beauty salons and 1.8 million licensed cosmetologists in the United States. Approximately 127 million clients visit salons each month.

     The professional salon products industry is highly fragmented, with approximately 700 firms selling such products domestically. Many companies serving the professional salon products market are small and often are either owner-operated or are operated ancillary to another business. According to Vi Nelson & Associates, Inc., a consulting firm specializing in the professional salon industry, most of the salon product companies generate less than $10 million in sales, with many of such companies generating less than $3 million in sales. Most of these companies serve only a single product segment of the professional salon products market. For example, most companies offering professional salon hair care products do not also offer nail and skin care products. The Company believes that there are many attractive acquisition candidates in the professional salon industry because of the highly fragmented nature of the industry, the need of industry participants for capital, and their owners' desire for liquidity. Based on the industry experience of its management, the Company believes it is the only company taking advantage of this fragmentation by targeting the acquisition of professional salon product companies.

STRATEGY

     The Company's objective is to become a dominant developer, producer, and marketer of professional salon products in the United States and internationally. Key aspects of the Company's strategy to achieve this objective are as follows:

     Pursuing Strategic Acquisitions

     The Company plans to pursue strategic acquisitions to capitalize on the substantial fragmentation and growth potential existing in the professional salon products market by acquiring professional salon product companies possessing complementary high-end professional products with well-recognized brand names. Acquisition candidates will be selected based on their potential to broaden the Company's product lines, expand the geographical scope of its distribution network into new markets, or achieve increased value from the Company's marketing, distribution, and product development capabilities as well as from its capital and management resources.

     The Company's acquisition strategy will offer each candidate (i) the opportunity to be a part of a diversified professional salon product company, thereby enhancing its ability to compete in its particular product segment through an expansion of distribution channels and improved production and distribution capacities; (ii) the potential for increased profitability as a result of centralization of certain administrative functions (such as risk management, accounting, information systems, and purchasing), greater purchasing power of raw materials and other supplies and services, and other economies of scale; (iii) enhanced financial strength and visibility as part of a public company; (iv) the opportunity for its management to remain involved in operations; and (v) an opportunity for liquidity through the receipt of cash or securities of the Company.

     Most of the Company's directors and the key managers of the Acquired Businesses have been visible participants in the professional salon product industry, including as officers and directors of the American Beauty Association (an industry trade organization), which has allowed them to become personally acquainted with principals of professional salon product businesses across the country. The Company believes that the industry's awareness of the Company, its management, and its strategies, will attract interest from the principals of salon product businesses who may be seeking liquidity or an exit alternative.

     Enhancing Operational Efficiencies of Acquired Businesses

     The Company plans to enhance the operating efficiencies of the Acquired Businesses as well as any business it acquires in the future by eliminating duplicative facilities, personnel, and functions. The Company plans to take advantage of combined operations by utilizing its Duncanville, Texas facility to produce products previously produced by third parties and to house warehouse and distribution activities rather than utilizing leased facilities. The Company also will integrate its sourcing and distribution capabilities to enable the Company to utilize its increased purchasing power to maximize cost savings, ensure the quality of its raw material and components, and achieve efficiencies in distribution. In addition, the Company will upgrade its management information systems to provide an integrated system for forecasting, production, inventory management, distribution, procurement, and accounting.

     Based upon management's extensive review of the operations of each of the Acquired Businesses and discussions with the operating management of each of the Acquired Businesses, the Company believes that it can reduce the selling, general, and administrative expenses of the Acquired Businesses by approximately $2.1 million in fiscal 1997, which represents an 18.6% reduction of such expenses over the fiscal 1996 selling, general, and administrative expenses by
(i) eliminating excess compensation and related perquisites paid to owner-employees of the Acquired Businesses; (ii) eliminating duplicative administrative functions (such as risk management, accounting, information systems, and purchasing); and (iii) closing the corporate offices of JDS and KII. The Company also believes that it can reduce the cost of sales of the Acquired Businesses to 47% of sales in fiscal 1997 from 54% of sales in fiscal 1996 by (a) relocating substantially all production of the Body Drench products and all production of the JDS fiberglass nail enhancement products to the Duncanville facility; (b) outsourcing the production of the JDS acrylic enhancement products with a new production source; and (c) eliminating the warehousing and distribution facility and the labor and shipping costs with respect to JDS and KII. Additional warehouse facility costs will be reduced in the third quarter of 1997 when the Body Drench warehousing function is consolidated in the Duncanville facility. The Company's ability to achieve such savings could be adversely affected by any delays that the Company encounters in effecting such changes and any unanticipated difficulties it encounters in integrating its business operations. In addition, the cost savings will be mitigated, particularly if the Company does not increase its revenue, by the expenses of operating the Company as a public company and the expansion of its marketing efforts, including the costs associated with preparing marketing materials, such as educational videos and pamphlets for distribution to customers, increased media advertising, attendance at trade shows, and conducting in-field demonstrations of its products.

     Leveraging Well-Established Distribution Channels

     The Company plans to coordinate the marketing efforts for its expanding product lines, while maintaining their brand-name recognition, and to leverage the well-established domestic and international distribution channels for certain product lines to distribute other product lines. Historically, separate distribution channels have been utilized for each of the Company's product lines. Taking advantage of the Company's extensive but uncoordinated distribution network and its existing relationships with its wholesale distributors and professional supply outlets, the Company will offer its distributors and outlets the opportunity to market additional product lines to their customers. The Company also plans to expand its marketing efforts through increased advertising programs and educational efforts directed to salon product distributors and salon professionals. The Company plans to increase its marketing expenditures from approximately $0.4 million during 1996 to approximately $0.6 million during 1997 and to fund such amount from working capital. Based on management's experience in the industry, the Company believes it is the only professional salon supplier that can provide (i) hair care products, (ii) natural nail care and nail enhancement products, (iii) body care products, including indoor and outdoor tanning products, moisturizers, and lotions, and (iv) salon appliances and salonwear.

     Expanding International Presence

     The Company believes that international markets for hair, nail, and skin care products represent a significant growth opportunity. The Company plans to leverage its relationships with salon professionals and distributors for its core products and its existing international presence to gain further international penetration, particularly in the European Economic Community, Latin America, and the Far East.

     Capitalizing on Brand Name Recognition

     The Company intends to leverage the significant brand-name recognition of its existing product lines by introducing new products and formulations under these brand names. The Company believes its combined operations will provide it with greater capacity and know-how to develop, test, and market new products within each of its product lines, including the cross-utilization of proprietary technologies, product development resources, and knowledge regarding trends in the professional salon industry.

     The Company believes that its brand names are widely recognized among salon professionals and distributors of beauty, tanning, health care, and personal care products. The Company intends to continue to strengthen and broaden its portfolio of core brands, including Gena, Body Drench, SRC, and Alpha 9 by, among other things, continuing to globalize its marketing and product development to provide a uniform image and product throughout the world. Each core brand is marketed with a distinct and uniform global image, which includes packaging and advertising.

PRODUCTS

     The Company offers more than 500 professional salon hair care, natural nail care and nail enhancement products, skin and body care products, and salon accessories and salonwear under its Body Drench, Gena, SRC, and Alpha 9 brand names. Based on the industry experience of its management and the input of the operators of the Acquired Businesses, the Company believes these brand names are widely recognized by salon distributors and professionals and their clients as superior in quality to mass-marketed product alternatives and other professional salon products.

     The Gena line of natural nail care products features Warm-O-Lotion, a collagen enriched lotion that is prominently featured in salons throughout the United States. The Gena line also includes professional pedicure products such as Pedi Soft, a collagen enriched conditioning lotion, Pedi Care dry skin lotion, and Pedi Soak foot bath. The Gena product line also includes a line of paraffin therapy products, such as Paraffin Springs Therapy Spa, a paraffin bath for conditioning heat therapy treatments. In addition, the Gena product line also includes the Tea Tree Oil lines of lotions and shampoos, which have anesthetic qualities to relieve dry, itching skin and scalp, the Healthy Hoof nail and skin treatment line to strengthen, moisturize, and condition nails and cuticles, and the MRX antiseptics and lotions for use by salon professionals.

     Body Drench is a well-known brand name for professional skin care and tanning products. Body Drench professional skin care products include moisturizing lotions and body baths supplemented with Vitamins A and E and botanical extracts for moisture retention and skin rejuvenation, alpha hydroxy acids for natural skin exfoliation, and Unitrienol T-27 for skin elasticity. The Body Drench brand name includes indoor tanning products that utilize the Carboplex(TM) delivery system, which replaces moisture lost during tanning and produces faster, darker tanning results. The Company also offers outdoor tan care and sun protection products under the Body Drench name, which are available exclusively at resorts, spas, and health and country clubs.

     The Alpha 9 and Omni P.O. Professionals Only acrylic professional nail enhancement product lines provide a complete line of liquids, powders, tips, files, and other implements and treatments necessary for the professional nail technician to complete the acrylic nail enhancement process. The Company's Triumph Fiberbond nail enhancement system includes fiberglass, linen, and silk nail enhancement treatment products for application by nail technicians for their clients.

     The SRC line of professional curling irons and blow dryers are recognized within the salon industry as the finest quality in salon appliances. The appliances are designed for high usage and durability and feature quick start up and recovery capabilities. All SRC professional curling irons are backed by the industry's only three year warranty. The Company's Maiko salonwear line features an extensive array of salonwear for the stylist and the stylist's clientele.

     The table below sets forth a description of the Company's principal products; the brand name under which such products are sold; the approximate percentage of such products sold for professional salon use and the approximate percentage retailed to clients and customers; and the distribution channels for such products.
--------------------------------------------------------------------------------

     PRODUCT                     PRODUCT                       BRAND           SALON       RETAIL SALES
    CATEGORY                   DESCRIPTION                     NAMES           USE(1)      BY SALONS(1)
-----------------    --------------------------------    -----------------    --------     ------------
Hair Care            Shampoo, conditioner, and           Body Drench; Gena       20%            80%
                     hairspray
Nail Care            Natural nail care products,         Alpha 9; Omni           90%            10%
                     acrylic and fiberglass nail         P.O.; Triumph;
                     enhancement products, and           Gena; Design
                     manicure and pedicure solutions     Classic; Adios
                     and accessories
Skin and Body        Moisturizing lotion, indoor and     Body Drench; Gena       40%            60%
Care                 outdoor tanning products,
                     personal care products, paraffin
                     waxes, and thermo-therapy
                     treatments
Salon Appliances     Hairdryers, curling irons, and      SRC;                   100%             0%
and Sundries         salonwear (capes and aprons)        Maiko

     PRODUCT                 DISTRIBUTION
    CATEGORY                    CHANNEL
-----------------  ---------------------------------
Hair Care          Beauty and tanning supply
                   distributors and outlets, beauty
                   salon chains, health and country
                   clubs, resorts and spas
Nail Care          Beauty supply distributors and
                   outlets and beauty salon chains
Skin and Body      Beauty and tanning supply
Care               distributors and outlets, beauty
                   salon chains, health and country
                   clubs, resorts and spas
Salon Appliances   Beauty supply distributors
and Sundries

---------------
 (1) Company estimates.
--------------------------------------------------------------------------------

During each of the three years ended December 31, 1993, 1994, and 1995, sales of hair care products represented approximately 24%, 27%, and 28%, respectively, of the Company's total revenue; nail care products represented approximately 47%, 35%, and 35%, respectively, of the Company's total revenue; skin and body care products represented approximately 28%, 30%, and 31%, respectively, of the Company's total revenue; and sales of salon appliances and sundries products represented approximately 1%, 8%, and 6%, respectively, of the Company's total revenue.

PRODUCT DEVELOPMENT

     The Company intends to leverage the significant brand-name recognition of its existing product lines by introducing new products and formulations under its brand names. The Company believes that its combined operations will provide it with greater capacity and know-how to develop, test, and market new products in each of its product lines, including the expanded applications of proprietary technologies. The Company's managers, working together with its marketing and product development personnel, continuously monitor shifts in the fashion industry generally and the salon industry in particular to identify new product opportunities. The Company believes the experience of its key managers and their combined relationships within the industry as well as the Company's product line orientation will enable it to quickly recognize and respond to salon innovations and fashion industry trends.

SALES AND MARKETING

     The Company sells its professional salon products and appliances exclusively through professional salon industry distribution channels to beauty and tanning supply distributors and, to a lesser extent, to spas, resorts and health and country clubs (both directly and to distributors), and directly to beauty salon chains, and hair, nail, and tanning salons throughout the United States and in Canada, Europe, Argentina, Australia, and New Zealand. The Company believes that its strategy of marketing its products exclusively for use in or resale by the professional salon industry channels complements the quality image of the Company's products and fosters a high degree of loyalty to its products by distributors of professional salon products.

     The marketing programs and sales forces for each of the Company's product lines focus on educating salon professionals and salon distributors regarding the high quality and the specific benefits of the Company's products as well as the latest trends and developments in the fashion and beauty industries. An important element of the Company's marketing is its participation at salon industry trade shows, at which salon product manufacturers exhibit and sell their products to wholesale salon product distributors, and several annual domestic and international salon professionals trade shows and numerous professional salon distributor-sponsored shows, at which products, styles, and techniques are demonstrated to salon professionals. Another key element of the Company's education-focused marketing is in-the-field demonstrations of its products for a group of salon professionals in a certain locale, usually at the request of a beauty supply distributor. In addition, the Company advertises its products in trade and distributor publications as well as in national advertising through such magazines as Glamour, Mirabella, Redbook, and Self. The Company also will produce educational videos and pamphlets for distribution to beauty supply distributors and salon professionals.

     The Company plans to increase its marketing expenditures from approximately $0.4 million in 1996 to approximately $0.6 million in 1997, all of which will be funded from working capital. These expenditures will include the costs associated with preparing marketing materials, such as educational videos and pamphlets for distribution to customers, increased media advertising, attendance at trade shows, and conducting in-field demonstrations of its products.

     The Company believes that its combined marketing and distribution capabilities provide it with strong distribution relationships in each of the professional salon distribution channels. The Body Drench product lines are sold domestically in all 50 states and in Europe to approximately 85 beauty supply distributors, to approximately 75 tanning supply distributors, and to approximately 3,000 spas, resorts, health and country clubs, beauty salon chains as well as, to a lesser extent, directly to hair, nail, and tanning salons by a sales force of approximately 16 marketing representatives, telemarketers, and field sales personnel as well as by approximately 30 independent manufacturers' representatives. The Gena product lines are sold nationally to approximately 700 beauty supply distributors, including Sally, as well as to approximately 4,000 beauty supply chains by a sales force of three marketing representatives and approximately 40 independent manufacturers' representatives. The JDS product lines are sold nationally to more than 1,200 beauty supply distributors and outlets, including Sally, by a sales force of three employees. The KII salon appliances and salonwear lines are sold nationally to more than 50 beauty supply distributors, 14 beauty schools, and six beauty salon chains by a sales force of two employees.

     Other than Sally and Regis, no other beauty supply chain or other customer accounts for a significant portion of the purchases of the Company's professional salon products. During 1995, Sally accounted for approximately 10% of the Company's net sales. The Company has supplied products to Sally and Regis on a purchase order basis for more than five years. The Company, however, does not have any contractual agreements with Sally or Regis relating to the supply of products.

     Upon the consummation of the Acquisitions, the Company intends to capitalize on each product lines's marketing programs and distribution network to introduce other of the Company's product lines. The Company believes this enhanced utilization of its existing marketing and distribution capacities will result in increased sales in some of its product lines with little or no increase in selling cost.

PRODUCTION

     The principal production, assembly, packaging, and warehouse operations of the Company are conducted through a 30,000 square foot complex located in Duncanville, Texas. The Company will lease a production and warehouse facility located in Alexandria, Tennessee for a period of six months with an option to renew for another six-month period. See "Business -- Properties" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General."

     The production area in the Duncanville facility consists of approximately 6,000 square feet of space and includes formula compounding areas, multiple manual and fully automated liquid filling lines, and packaging facilities. The compounding or mixing department utilizes a combination of manual and fully automated batch processing systems. The Company maintains an internal control system to monitor the quality of its products. The Company also maintains product liability insurance at levels it believes to be adequate. The Company maintains an inventory of raw materials and packaging materials as well as certain finished goods in its on-site warehouses that comprise a total of approximately 20,000 square feet. Finished inventory generally is warehoused for distribution throughout the world at the Duncanville facility.

     The Company expects the machinery and equipment at its Duncanville facility to have a relatively high level of capacity utilization when the production requirements of the Acquired Businesses are fully integrated at the Duncanville facility. The Company believes these steps will yield additional production efficiencies and cost savings. However, no assurance can be given as to the Company's ability to achieve any level of utilization or increased productivity. The Duncanville facility has a significant amount of available space for the installation of additional machinery and equipment and warehousing if additional capacity is needed. The Company also has the ability to increase the size of its Duncanville facility by building an additional 20,000 square foot facility on a vacant lot it owns adjacent to the existing facility. The Company, however, has no immediate plans to install additional machinery and equipment or to increase the warehousing space in the existing facility or to commence construction of an additional facility.

     Raw materials used to produce the Company's professional salon products (other than salon appliances and salonwear) include water, alcohol, mineral and natural oils, fragrances, other chemicals, and a wide variety of packaging materials and compounds including containers, such as cardboard boxes and plastic containers, container caps, tops, valves and labels, all of which it purchases from outside sources. The Company's principal raw materials and packaging components are available from several domestic suppliers, and it does not depend on the availability of supplies from any single source. The Company does not anticipate any difficulty in obtaining adequate supplies of raw materials to meet its needs as a result of the long-established supplier relationships and alternative raw material substitutes it has developed. Similarly, while the industry from time to time has experienced raw material cost increases, the Company believes it will be able to purchase its requirements at competitive prices. To date, increases in raw material costs have not had a material effect on the Company's operating results. Substantially all of the Company's salon appliance products currently are manufactured on a contract basis by Windmere Corporation, a Florida manufacturer with overseas production facilities. The Company does not have a long-term manufacturing contract with Windmere Corporation, which competes with the Company in the professional salon appliances market, and there can be no assurance that Windmere Corporation will continue to manufacture professional salon appliances for the Company in the future. Because the Company owns the tooling and molds used to manufacture such appliance products, it believes it could substitute another manufacturer on a timely basis and at reasonable prices. Amole manufactures products for the Company's Body Drench Division on a contract basis and represented approximately 18% of the Company's total materials costs on a combined basis in 1995. The Company does not have a long-term supply contract with Amole. There can be no assurance that Amole will continue to supply products to the Company. No other supplier furnishes more than 10% of the Company's products, raw materials or other supplies. See "Risk
Factors -- Dependence on Key Suppliers."

COMPETITION

     The professional salon products industry is highly competitive. The Company's products compete directly against professional salon and other similar products sold through distributors of professional salon products and professional salons. The Company's principal competitors in the professional salon hair care products market include Bristol-Myers Squibb Company (under the trademarks Clairol and Matrix), Nexxus Products Co., Paul Mitchell Systems and Redken. The Company's competitors in the professional salon nail care market include Creative Nail Design, Inc., Star Nail Products, Inc., OPI Products Inc. and Backscratchers, Inc. The Company's largest competitors in the professional salon skin and body care products market include California Suncare, Inc., Supre Inc., Swedish Beauty Manufacturing, Inc., and Australian Gold, Inc. The Company's largest competitors in the professional salon appliances and sundries market are Helen of Troy

Limited, Belson Products (a division of Windmere Corporation), Conair Corporation, Cricket Brush Company (a division of West Coast Beauty Supply Co.), Andre (a division of Fromm International, Inc.), and Betty Dain Creations, Inc. In addition, the Company's professional salon products compete indirectly against hair care, nail care, and skin and body care products and salon accessories sold through a variety of non-salon retail channels, including department stores, mall-based specialty stores and, to a lesser extent, mass merchants, drugstores, supermarkets, telemarketing programs, television "infomercials," and catalogs. See "Risk Factors -- Competition."

PATENTS AND TRADEMARKS

     The Company markets its products under a number of trademarks and trade names that are registered in the United States and several foreign countries. Principal trademarks of the Company include Body Drench, Alpha 9, and Gena, and the names of most of the products sold under each of these brands. The Company believes its position in the marketplace depends to a significant extent upon the goodwill engendered by its trademarks and trade names and, therefore, considers trademark protection to be important to its business. The Company's trademarks and trade names have unlimited life. The Company will seek to register significant trademarks and trade names in other foreign countries as it enters these markets.

     A number of the Company's products incorporate patented or patent-pending formulations pursuant to nonexclusive licenses from third parties. The Company does not consider any single patent to be material to the conduct of its business.

GOVERNMENT REGULATION

     Certain of the Company's advertising and product labeling practices are subject to regulation by the FTC, and certain of its professional salon product production practices are subject to regulation by the FDA as well as by various other federal, state, and local regulatory authorities. Compliance with federal, state, and local laws and regulations has not had a material adverse effect on the Company to date. Nonetheless, federal, state, and local regulations in the United States that are designed to protect consumers have had, and can be expected to have, an increasing influence on product claims, production methods, product content, labeling, and packaging. In addition, any expansion by the Company of its operations to produce professional salon products that include over-the-counter drug ingredients (such as certain sun screen ingredients) would result in the Company becoming subject to additional FDA regulations as well as a higher degree of inspection and greater burden of regulatory compliance than currently exist.

     The operations of the Company subject it to federal, state, and local governmental regulations related to the use, storage, discharge, and disposal of hazardous chemicals, The amount of hazardous waste produced by the Company may increase in the future when the Company increases production at the Duncanville facility. The failure by the Company to comply with current or future environmental regulations could result in the imposition of fines on the Company, suspension of production, or a cessation of operations. Compliance with such regulations could require the Company to acquire costly equipment or to incur other significant expenses. Any failure by the Company to control the use, or adequately restrict the discharge, of hazardous substances could subject it to future liabilities. The Company believes that it is in substantial compliance with applicable federal, state, and local rules and regulations governing the discharge of hazardous materials into the environment. There are no significant capital expenditures for environmental control matters anticipated in the current year or expected in the near future. The Company believes that it is in substantial compliance with such regulations, as well as applicable federal, state, local, and foreign rules and regulations governing the discharge of materials hazardous to the environment. There are no significant capital expenditures for environmental control matters either estimated in the current year or expected in the near future. See "Risk Factors -- Regulation and Potential Claims."

EMPLOYEES

     At August 30, 1996, the Company employed approximately 116 persons, consisting of approximately 41 administrative employees; 53 warehouse and production employees; and 19 sales and marketing employees.

None of the Company's employees are covered by collective bargaining agreements with the Company, and the Company believes that its relations with its employees are good.

PROPERTIES

     The Company owns its facility in Duncanville, Texas, near Dallas. This facility contains administrative, production, and warehousing areas. The 20,000 square foot facility includes an approximately 4,000 square foot administrative area, a 6,000 square foot production area, and a 10,000 square foot warehousing area. The Company believes the facility is well maintained and adequate for its needs. The Company also leases approximately 10,000 square feet of warehousing space in Duncanville pursuant to a lease that expires on December 31, 2006. In addition, the Company leases approximately 6,000 square feet of warehouse space in Duncanville pursuant to a lease that expires in March 1997. The Company also leases a manufacturing and warehouse facility located in Alexandria, Tennessee for a period of one year with options to renew. Pursuant to short-term and month-to-month leases, the Company leases additional warehouse and administrative space in Duncanville, Texas; Alexandria, Tennessee; and Woodland Hills, California. The Company expects to terminate such leases upon completing the integration of the operations of the Acquired Businesses. See
"Business -- Production."

LEGAL PROCEEDINGS

     The Company is, and may in the future be, party to litigation arising in the ordinary course of its business. The Company does not consider any current claims to be material to its business, financial condition, or operating results. There can be no assurance that the Company's insurance coverage will be adequate to cover all liabilities occurring out of any claims that may be instituted in the future or that any future claims that are not covered by insurance will not have an adverse effect on the Company's business, financial condition, or operating results.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth information concerning each of the executive officers, directors, and proposed director of the Company as well as the key officers of each of the Company's divisions:

             NAME               AGE                        POSITION
------------------------------  ---     ----------------------------------------------
Sam L. Leopold................  42      Chairman of the Board and Chief Executive
                                        Officer
Thomas M. Clifford............  43      President and Director
David E. Ziegler(1)...........  52      Chief Financial Officer, Treasurer, and
                                        Secretary
Gerald L. Kotch(2)............  61      Vice President -- SRC Division
Richard E. Norvell(2).........  44      Vice President -- Body Drench Division
Donald N. Black(2)............  44      Vice President/Production -- Gena Division
Thomas H. Adcock..............  56      Director of Manufacturing
Sunny Stinchcombe.............  41      Vice President/Sales and Marketing -- Gena
                                        Division
James A. Brooks...............  63      Director
Daniel Howell.................  45      Director
Sylvan Schefler(3)............  58      Proposed Director

---------------
(1) Effective October 14, 1996.

(2) Upon consummation of the Acquisitions.

(3) Upon consummation of the Offering.

     Sam L. Leopold, a founder of the Company, has served as its Chairman of the Board and Chief Executive Officer of the Company since the Company's incorporation in June 1995. Mr. Leopold is a party to a joint venture agreement with Regis, a publicly held, mall-based retail chain of beauty supply salons, pursuant to which he operates four mall-based Trade Secret retail salons in California. Mr. Leopold also owns and previously served as President and Chairman of Beauty Boutique International, which was founded in 1990 and operates three retail salons in Arizona. Mr. Leopold is not involved with the day-to-day operations of the joint venture with Regis or Beauty Boutique International, although both purchase products from the Company in the ordinary course of business. See "Certain Transactions." From 1986 to 1991, Mr. Leopold served as Executive Vice President of Consumer Beauty Supply, Inc. (dba Beauty Express), a mall-based retail chain of beauty supply salons. During that time, Mr. Leopold was responsible for day-to-day operations and oversaw the growth and development of Beauty Express from less than 20 retail salons to more than 50 retail salons and from approximately $8 million in annual revenue to approximately $25 million in annual revenue. From 1989 to 1991, Mr. Leopold served as president of Avanti International, Inc. developing a line of hair care products. Mr. Leopold served as in-house counsel to MDC Holdings, Inc., a publicly held national home builder, from 1982 to 1984. Mr. Leopold expects to devote substantially all of his business time to the Company.

     Thomas M. Clifford, a founder of the Company, has served as its President and as a director since the Company's incorporation. Mr. Clifford also has served as Chief Operating Officer of JDS since October 1991. Mr. Clifford served as Senior Vice President of Sales of American International Industries ("AII"), a national multi-brand marketer of salon-quality products from September 1986 to October 1991. During that time, Mr. Clifford was a member of the management team that conducted AII's acquisition of brands, assets, and trademarks from approximately 10 companies in the professional salon and mass-market industries. While with AII, Mr. Clifford was responsible for management of multiple brand names and product lines in both the professional salon and mass-market industries. From August 1986 to September 1987, Mr. Clifford served as Vice President of Marketing of Sterling Beauty Supplies, a large beauty supply distributor in the western United States. Mr. Clifford served as National Sales Manager of Helen of Troy Limited, a publicly held personal care products company, from August 1985 to August 1986 and was responsible for executing its national sales strategy. From April 1983 to August 1985, Mr. Clifford served first as National Sales Manager and subsequently as Vice President of Sales and Marketing of Illinois Razor Strops, a manufacturer of cutlery and sundries for the barber and beauty supply industry. During his tenure with that company, Mr. Clifford successfully repositioned the company into the professional salon market. Additionally, Mr. Clifford has served as a director of the American Beauty Association since 1991 and currently is the treasurer of that organization.

     David E. Ziegler has served as Chief Financial Officer, Treasurer, and Secretary of the Company commencing October 14, 1996. Mr. Ziegler served as Chief Financial Officer of Cellular World Corporation ("CWC"), a retail chain of wireless communications products stores, from February 1994 to October 1996. Mr. Ziegler joined F&C International, Inc. ("F&C"), an international developer and manufacturer of flavors and fragrances used by consumer product producers in the food, beverage, and personal care industries, as Vice President and Chief Financial Officer in January 1993 to strengthen senior management and restructure F&C. Mr. Ziegler served F&C in such capacity until October 1993. F&C filed for protection under Chapter 11 of the United States Bankruptcy Code ("Chapter 11") in April 1993. Mr. Ziegler joined Zaks Stores, Inc. ("Zaks"), a retail chain of arts and crafts stores, as Chief Financial Officer in 1991 after Zaks had defaulted on a significant bank loan which resulted in a filing under Chapter 11. Prior to Mr. Ziegler leaving Zaks in 1992, it reorganized and emerged from Chapter 11. Mr. Ziegler is a certified public accountant and was a partner at Arthur Andersen LLP from 1978 to 1986.

     Gerald L. Kotch will serve as Vice President -- SRC Division upon completion of the Acquisitions. Mr. Kotch has served as President of KII since December 1993. Prior to that time, Mr. Kotch served as Vice President and General Manager of the Styling Research Division of Redken Laboratories, Inc. from November 1992 to December 1993. Mr. Kotch served as President of Marketing Options Consulting Co., a management consulting firm for manufacturers within the professional salon industry, from founding the company in January 1991 until November 1992. From April 1991 to November 1992, Mr. Kotch served as General Manager of the Beauty Division of DeMert and Dougherty, a Chicago-based aerosol and liquid goods manufacturer. Mr. Kotch has served as President of the American Beauty Association since November 1994.

     Richard E. Norvell will serve as Vice President -- Body Drench Division upon completion of the Acquisitions. Mr. Norvell has served as Secretary and Treasurer of Designs by Norvell, Inc. since November 1977 and President of the Body Drench Division since July 1985. Mr. Norvell is a founder of and served as an original member of the Board of Directors of Suntan Association for Education, the primary trade association for the indoor tanning industry, from 1989 to 1992.

     Donald N. Black will serve as Vice President -- Gena Division upon completion of the Acquisitions. Mr. Black has served as President of Gena since June 1989, as Vice President of Gena from December 1984 to June 1989 and as General Manager of Gena from December 1979 to December 1989.

     Thomas H. Adcock will serve as Director of Manufacturing of the Company upon completion of the Acquisitions. Mr. Adcock served as Vice President of Commercial Development of Virbac, Inc., a manufacturer and distributor of veterinary products, including pet shampoo and conditioner products ("Virbac"), from September 1995 to July 1996. Mr. Adcock served as Vice
President -- Manufacturing of Virbac from January 1994 to September 1995. Mr. Adcock founded and served as President of A & I Laboratories, Inc., a developer and contract manufacturer of dermatological products, including shampoos, lotions, and creams for humans and pets, since founding the company in March 1985 until January 1994 when he sold the company to Virbac. Mr. Adcock served as Director of Planning, Warehousing, and Distribution of Maybelline Co. from June 1981 to March 1985.

     Sunny Stinchcombe will serve as Vice President/Sales and Marketing -- Gena Division upon completion of the Acquisitions. Ms. Stinchcombe has served as Vice President/Sales and Marketing of Gena since 1989. Previously, Ms. Stinchcombe was National Sales Manager at Gena from 1984 to 1989. Ms. Stinchcombe has over 14 years experience in the professional salon products industry.

     James A. Brooks has served as a director of the Company since September 1996. Mr. Brooks has served as President of Signe Inc., a management consulting firm for major consumer product companies and a variety of salon industry companies, since founding the company in December 1984. Mr. Brooks served as Senior Vice President of Sales and Marketing of Lamaur, Inc. from 1983 to 1984, at that time a publicly traded company listed on the New York Stock Exchange and a leading domestic producer and marketer of a broad range of hair care products and as Senior Vice President of Sales and Marketing of Redken Laboratories, Inc. from 1977 to 1983. Mr. Brooks is a director of Malibu 2000, a hair care products company.

     Daniel Howell has served as a director of the Company since September 1996. Mr. Howell has served as President of Nouvelle Methode, Inc., a business consulting firm since founding it in March 1993. Mr. Howell founded and served as President and Chief Executive Officer of Beauty Biz, Inc., an upscale retailer of professional beauty supplies, from its inception in March 1986 to March 1993. Mr. Howell has served as a director of Classic Restaurants International, Inc., a publicly traded restaurant company, since February 1996. In addition, Mr. Howell was a member of the board of directors of Helen of Troy Limited, a publicly held professional hair care products company, from March 1988 to June 1993.

     Sylvan Schefler will be appointed to the Board of Directors upon consummation of the Offering. Mr. Schefler is Vice Chairman of Prime Charter Ltd., an investment banking firm and one of the Representatives of the Underwriters of the Offering. Mr. Schefler has served as Chairman of the Investment Banking Division and as a member of the Executive Committee of Prime Charter Ltd. since September 1994. Mr. Schefler has been a partner of Crystal Asset Management Group, Ltd., a merchant banking firm since 1990. Previously, Mr. Schefler was Chief Executive Officer of Hampshire Securities Corporation, an investment banking firm, from 1992 to 1994 and Co-Chairman of Dabney/Resnick and Wagner, Inc., an investment banking firm, from 1990 to 1992. Mr. Schefler previously served in various capacities with Drexel Burnham Lambert Incorporated for over 30 years, including as a member of its Executive Committee and Board of Directors. Mr. Schefler has served as a director of GSE Systems, Inc., a supplier of software systems for manufacturing industries, since August 1995.

     Directors hold office until the next annual meeting of stockholders or until their successors have been elected. Officers serve at the pleasure of the Board of Directors. There are no family relationships among any of the directors or officers of the Company. Messrs. Brooks, Howell, and Schefler will serve as the members of the Audit and Compensation Committees of the Board of Directors.

FOUNDERS OF THE COMPANY

     Sam L. Leopold, Kenneth S. Bernstein, and Thomas M. Clifford founded the Company in June 1995, at which time each of Messrs. Leopold and Bernstein acquired 807,851 shares of Common Stock for $100 and Mr. Clifford obtained options to acquire 161,571 shares of Common Stock at an exercise price of $0.10 per share for no consideration. The Company believes that the shares issued to Messrs. Leopold and Bernstein were issued at their fair market value on the date of issuance and that the options granted to Mr. Clifford were granted at their fair market value on the date of grant. Since the formation of the Company, Messrs. Leopold, Bernstein, and Clifford have expended considerable time and efforts in developing the Company's business plan, engaging personnel, negotiating the terms of the Acquisitions, and preparing for the Offering, although Mr. Bernstein's efforts have decreased and Mr. Clifford's have increased as the Company has completed preparing for the Offering and negotiating the Acquisitions.

     In 1993 and 1994, Mr. Bernstein entered into consent agreements with the SEC, the National Association of Securities Dealers, Inc. and the Colorado state securities commission with respect to allegations that Mr. Bernstein and others failed to supervise adequately the activities of employees of a broker-dealer. Mr. Bernstein agreed to fines, censure, and a suspension from supervising sales representatives of a broker-dealer for two years. In the course of preparing for the Offering, including the listing of the Common Stock, the Company determined that it was in the Company's best interest to purchase all of Mr. Bernstein's Common Stock. Consequently, in October 1996, the Company entered into a Stock Repurchase Agreement providing for the Company to repurchase all of Mr. Bernstein's shares of Common Stock for $1.8 million. Upon consummation of the Offering, Mr. Bernstein will no longer be a stockholder of the Company and will have no other relationship with the Company. See "Certain Transactions."

EXECUTIVE COMPENSATION

     The Company was incorporated in June 1995 and has conducted no operations to date. As a result, no salaries have been paid or accrued by the Company. Compensation to be paid to the Company's Chief Executive Officer and the four other most highly compensated executive officers following the Offering is disclosed below. See "Management -- Employment Agreements" and
"Management -- 1996 Stock Option Plan." Since the formation of the Company, Messrs. Leopold and Clifford have expended considerable time and efforts, without consideration, in developing the Company's business plan, engaging personnel, negotiating the terms of the Acquisitions, and preparing for the Offering. See "Management -- Founders of the Company."

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Messrs. Leopold, Clifford, and Ziegler, and with certain of the key managers of the Acquired Businesses, effective upon the completion of the Acquisitions. The terms of these agreements are described below.

     The Company has entered into employment agreements with Messrs. Leopold and Clifford providing for Mr. Leopold to serve as Chairman of the Board and Chief Executive Officers of the Company and for Mr. Clifford to serve as President of the Company, in each case through September 2001. Upon completion of the Offering, each of Messrs. Leopold and Clifford will receive an initial base salary of $150,000 for the first year, $200,000 for the second year, and $250,000 per annum for the remainder of the term of his employment agreement. The Company has entered into an employment agreement with Mr. Ziegler providing for Mr. Ziegler to serve as Chief Financial Officer of the Company through September 2000. Mr. Ziegler will receive a base salary of $140,000 for the first year, $165,000 for the second year, and $190,000 for the third year and will receive a one-time bonus of $20,000 upon the completion of the Offering. Messrs. Leopold, Clifford, and Ziegler are eligible to receive an annual bonus out of the bonus pool, if any, established at the discretion of the Board of Directors. The Company also granted Mr. Ziegler options under the Company's 1996 Stock Option Plan to acquire 72,707 shares of Common Stock at an exercise price equal to the initial public offering price per share. One-fourth of Mr. Ziegler's options are exercisable upon the consummation of the Offering, and his remaining options vest ratably over the following three years.

     The Company has entered into an employment agreement with Richard Norvell, who will be responsible for the day-to-day activities, positioning, strategies, and execution of the sales and marketing plans with respect to Body Drench. Mr. Norvell will devote at least 80% of his business time to the performance of his duties under the agreement. Mr. Norvell will receive an annual salary of $125,000 for the three-year term of the employment agreement. In the event Mr. Norvell's brother, Greg Norvell, is no longer employed by the Company, Mr. Norvell's annual salary will increase to $200,000 for the remainder of the term of his employment agreement. The employment agreement also provides that Mr. Norvell may participate, at the sole discretion of the Company's Board, in any stock option program adopted by the Company. The employment agreement will continue only if the Body Drench Division revenue and earnings from continuing operations for 1997, 1998, and 1999 increase by at least 12% over the prior year's revenue and earnings from continuing operations. The employment agreement contains a covenant not to compete after the expiration or termination of such employment agreement.

     The Company has entered into an employment agreement with Gerald L. Kotch providing for Mr. Kotch to serve as Vice President of the SRC Division of the Company until December 31, 2000, subject to termination by either party at any time. Mr. Kotch will be responsible for the day-to-day operations of the SRC Division. Pursuant to the employment agreement, Mr. Kotch will receive an initial salary of $114,000 a year, subject to periodic review by the Company, and will be eligible to receive an annual bonus to be determined by the Company's Board based upon such performance standards as are established by the Board. Mr. Kotch will be eligible to participate in the Company's 1996 Stock Option Plan at the sole discretion of the Board. In the event the Company terminates Mr. Kotch's employment prior to December 31, 2000 for reasons other than a breach of the employment agreement or an act involving a crime, moral turpitude, fraud, or dishonesty, the Company must continue to pay Mr. Kotch's salary for the six-month period following such termination. The employment agreement with Mr. Kotch contains a covenant not to compete following

Mr. Kotch's employment with the Company for a period of the same length as Mr. Kotch's employment with the Company but in no event less than six months nor greater than 36 months.

     The Company has entered into a one-year employment agreement with Donald N. Black providing for Mr. Black to serve the Company as Vice President -- Gena Division and to supervise operations at the Duncanville facility. The employment agreement provides that the Company will pay Mr. Black $76,998 for the first six months of the term of the employment agreement and $38,496 for the remaining six months.

DIRECTOR COMPENSATION

     The Company pays each independent director an annual retainer of $5,000 and $1,500 for each meeting of the Board of Directors attended. Directors also receive $500 for each meeting of a committee of the Board of Directors attended. In addition, independent directors receive stock options under the Company's 1996 Stock Option Plan. See "Management -- 1996 Stock Option Plan." Under the Company's 1996 Stock Option Plan, Messrs. Brooks, Howell, and Schefler each will receive options to purchase 5,000 shares of Common Stock at the exercise price equal to the initial public offering price upon the completion of the Offering. Officers of the Company receive no additional compensation for serving on the Board of Directors.

1996 STOCK OPTION PLAN

     In September 1996, the Company adopted the 1996 Stock Option Plan (the "Plan"), which provides for the grant of incentive and nonqualified stock options to acquire Common Stock of the Company, the direct grant of Common Stock, the grant of stock appreciation rights ("SARs"), and the grant of other cash awards to key personnel, directors, consultants, independent contractors, and others providing valuable services to the Company and its subsidiaries. The Company believes that the Plan represents an important factor in attracting and retaining executive officers and other key employees and constitutes a significant part of its compensation program, providing such individuals with an opportunity to acquire a proprietary interest in the Company, and thereby align their interests with the interests of the Company's other stockholders, and giving them an additional incentive to use their best efforts for the long-term success of the Company. The Plan also provides for the automatic grant of options to independent members of the Company's Board of Directors, which the Company believes promotes the interests of the Company by providing such directors the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company and thereby align their interests with the interests of the Company's other stockholders in the Company's success and progress.

     A maximum of 400,000 shares of Common Stock of the Company may be issued under the Plan. As of the date of this Prospectus, there were outstanding options to acquire 72,707 shares of the Common Stock under the Plan at an exercise price equal to the initial public offering price. The maximum number of shares of stock with respect to which options or SARs may be granted to any employee (including officers) during the term of the Plan may not exceed 50% of the shares of Common Stock covered by the Plan.

     The power to administer the Plan with respect to executive officers and directors of the Company and all persons who own 10% or more of the Company's issued and outstanding stock rests exclusively with the Board of Directors or a committee consisting of two or more non-employee directors who are appointed by the Board of Directors. The power to administer the Plan with respect to other persons is vested with the Board of Directors.

     The Plan terminates in August 2006, and options may be granted at any time during the life of the Plan for terms of up to 10 years. Options become exercisable at such time as may be determined by the Board of Directors or the Plan administrator upon the grant of the options. However, the Board of Directors or the Plan administrator has the discretion to provide for the automatic acceleration of the vesting of any options or awards (except for the automatic option grants described below) in the event of a "Change in Control," which includes the following events: (i) the acquisition of beneficial ownership by certain persons, acting alone or in concert with others, of 30% or more of the combined voting power of the Company's then outstanding voting securities;
(ii) during any two-year period, members of the Company's Board at the beginning of such period cease to constitute at least a majority thereof (except that any new director approved by at least two-thirds of the Board then still in office, who were directors at the beginning of such period, is considered to be a member of the current Board); or (iii) approval by the Company's stockholders of certain reorganizations, mergers, consolidations, liquidations, or sales of all or substantially all of the Company's assets.

     The exercise prices of options will be determined by the Board of Directors or the Plan administrator, but if an option is intended to be an incentive stock option, the exercise price may not be less than 100% (110% if the option is granted to a stockholder who at the time of the grant of the option owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company) of the fair market value of the Common Stock at the time of the grant.

AUTOMATIC OPTION GRANTS TO DIRECTORS

     Each year at the meeting of the Board held immediately after the Company's annual meeting of stockholders, each independent Board member automatically will be granted an option to acquire 2,500 shares of Common Stock ("Annual Automatic Option"). New independent members of the Board automatically will receive an option to acquire 5,000 shares of Common Stock ("Initial Automatic Option") on the date of their first appointment or election to the Board. Each automatic Option will become exercisable and vest on the first anniversary of the applicable grant date. An independent member of the Board is not eligible to receive an Annual Automatic Option if the grant date is within 90 days of such independent member receiving an Initial Automatic Option. The exercise price per share of Common Stock subject to each Annual and Initial Automatic Option is equal to 100% of the fair market value per share on the date of the grant of the Annual or Initial Automatic Option, as the case may be. Cessation of service on the Board terminates any Annual or Initial Automatic Options for shares that were not vested at the time of such cessation.

     The Plan is not intended to be the exclusive means by which the Company may issue options or warrants to acquire its Common Stock, stock awards, or any other type of award. To the extent permitted by applicable law and Nasdaq requirements, the Company may issue any other options, warrants, or awards other than pursuant to the Plan without stockholder approval.

LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION

     The Company's Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption or limitation of liability is not permitted under the Delaware GCL. The effect of this provision in the Certificate of Incorporation is to eliminate the rights of the Company and its stockholders, either directly or through stockholders' derivative suits brought on behalf of the Company, to recover monetary damages from a director for breach of the fiduciary duty of care as a director except in those instances described under the Delaware GCL. In addition, the Company has adopted provisions in its Bylaws that require the Company to indemnify its directors, officers, and certain other representatives of the Company against expenses and certain other liabilities arising out of their conduct on behalf of the Company to the maximum extent and under all circumstances permitted by law.

                              CERTAIN TRANSACTIONS

     In October 1996, the Company entered into a Stock Repurchase Agreement with Kenneth S. Bernstein, a co-founder of the Company with Mr. Leopold, pursuant to which Mr. Bernstein agreed to sell all of his 807,851 shares of Common Stock to the Company for $1.8 million payable upon consummation of the Offering. In 1993 and 1994, Mr. Bernstein entered into consent agreements with the SEC, the National Association of Securities Dealers, Inc., and the Colorado state securities commission with respect to allegations that Mr. Bernstein and others failed to supervise adequately the activities of employees of a broker-dealer. Mr. Bernstein agreed to fines, censure, and a suspension from supervising sales representatives of a broker-dealer for two years. In the course of preparing for the Offering, including the listing of the Common Stock, the Company determined that it was in the Company's best interest to purchase all of Mr. Bernstein's Common Stock. Upon consummation of the Offering, Mr. Bernstein will no longer be a stockholder of the Company and will have no other relationship with the Company. Absent acquiescence of applicable listing authorities, the resumption of any relationship between the Company and Mr. Bernstein could adversely affect the listing and trading of the Common Stock.

     Sam L. Leopold, Chairman of the Board and Chief Executive Officer of the Company, is a party to a joint venture agreement with Regis, a publicly held, mall-based retail chain of beauty supply salons, pursuant to which the joint venture operates four mall-based Trade Secret retail salons in California. Mr. Leopold also owns and previously served as the President and Chairman of Beauty Boutique International, which operates three retail salons in Arizona. Mr. Leopold is not involved with the day-to-day operations of the joint venture with Regis or Beauty Boutique International and has agreed to devote substantially all of his business time to the Company. Both the joint venture with Regis and Beauty Boutique International have purchased products from the Acquired Businesses in the ordinary course of their business and can be expected to continue to purchase products from the Company in the future. Such purchases totalled $6,000 in the year ended December 31, 1995, and there were no such purchases in the first six months of 1996. All such purchases in the future will be on terms and conditions no more favorable than those available to other customers of the Company.

     Sam L. Leopold, Kenneth S. Bernstein, and Thomas M. Clifford have advanced an aggregate of approximately $100,000 to fund certain expenses of the Company, relating primarily to the earnest money deposits required in connection with the Acquisitions. Such advances do not bear interest. The Company plans to repay such advances from the net proceeds of the Offering.

     The Underwriters have reserved for offer to Mr. Leopold a total of 50,000 shares of Common Stock at the price to public set forth on the cover page hereof. Mr. Leopold will be restricted from selling or otherwise disposing of any of these shares of Common Stock for a period of 270 days after the consummation of the Offering without the prior written consent of the Representatives.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding beneficial ownership of the Company's Common Stock as of the date of this Prospectus, and as adjusted to reflect the sale of shares offered hereby, for (i) all directors, proposed directors, the Chief Executive Officer, and the four other most highly compensated executive officers, (ii) all directors, the proposed director, and executive officers as a group, and (iii) each person known by the Company to own beneficially 5% or more of the outstanding shares of Common Stock.

                                                      SHARES BENEFICIALLY       SHARES BENEFICIALLY
                                                             OWNED                     OWNED
                                                        PRIOR TO PUBLIC            AFTER PUBLIC
                                                           OFFERING                 OFFERING(1)
                                                     ---------------------     ---------------------
             NAME OF BENEFICIAL OWNER                 NUMBER       PERCENT      NUMBER       PERCENT
---------------------------------------------------  ---------     -------     ---------     -------
Sam L. Leopold.....................................    807,851       83.3%       857,851(2)    22.0%
Thomas M. Clifford(3)..............................    161,571       16.7        161,571        4.1
David E. Ziegler(4)................................     18,177        1.8         18,177        0.5
James A. Brooks(5).................................          0        0.0              0        0.0
Daniel Howell(5)...................................          0        0.0              0        0.0
Sylvan Schefler(5).................................          0        0.0              0        0.0
All directors and executive officers as a group
  (six persons)....................................    987,599      100.0%     1,037,599       26.5%

---------------
(1) Assumes that the Overallotment Option is not exercised.

(2) Includes 50,000 shares of Common Stock reserved for offer by the Underwriters to Mr. Leopold in the Offering.

(3) Mr. Clifford has options to acquire 161,571 shares at an exercise price of $0.10 per share. The options are exercisable at any time commencing June 29, 1999, except that the Board of Directors may elect to accelerate such options if the Company's earnings per share equal or exceed $2.30 on a combined basis for fiscal years 1997 and 1998.

(4) On October 14, 1996, Mr. Ziegler received in connection with the commencement of his employment options to acquire 72,707 shares of which 18,177 options will be exercisable upon consummation of the Offering. See "Management -- Employment Agreements."

(5) Messrs. Brooks, Howell, and Schefler each will receive options to purchase 5,000 shares of Common Stock upon their election as directors, and each will each receive options to purchase 2,500 shares of Common Stock following each annual meeting of stockholders for as long as he remains a member of the Board. See "Management -- 1996 Stock Option Plan."

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company's authorized capital stock consists of 10,000,000 shares of Common Stock, par value $0.0001 per share, and 1,000,000 shares of serial preferred stock ("Serial Preferred Stock"), par value $0.0001 per share. As of October 31, 1996, there were issued and outstanding 807,851 shares of Common Stock and no shares of Serial Preferred Stock.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, the holders of a majority of the stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to the preferences that may be applicable to any then outstanding preferred stock, the holders of Common Stock will be entitled to receive such dividends, if any, as may be declared by the Board from time to time out of legally available funds. Upon the liquidation, dissolution, or winding up of the Company, the holders of Common Stock will be entitled to share ratably in all assets of the Company that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of holders of any preferred stock then outstanding. The holders of Common Stock have no preemptive, subscription, redemption, or conversion rights.

PREFERRED STOCK

     The Board of Directors is authorized, subject to any limitations prescribed by the laws of the state of Delaware, but without further action by the Company's stockholders, to provide for the issuance of Serial Preferred Stock in one or more series, to establish from time to time the number of shares to be included in such series, to fix the designations, powers, preferences, and rights of the shares of each such series and any qualifications, limitations, or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. The Board may authorize and issue Serial Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the issuance of Serial Preferred Stock may have the effect of delaying, deterring, or preventing a change in control of the Company. The Company has no current plan to issue any shares of Serial Preferred Stock.

BRIDGE WARRANTS

     Upon the completion of the Offering, Styling will issue 20,000 Bridge Warrants to the holder of the Bridge Note. Each Bridge Warrant entitles the holder thereof to purchase, at any time during the two-year period commencing on the date of issuance of the warrant, one share of Common Stock at an exercise price of 125% of the initial public offering price per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The shares of the Company's Common Stock underlying the Bridge Warrants (the "Bridge Warrant Shares"), when issued upon the exercise thereof and payment of the purchase price, will be fully paid and nonassessable. The holders of the Bridge Warrants do not have the rights or privileges of holders of Common Stock.

     The Bridge Warrants are subject to redemption by the Company, at any time, commencing on the date of issuance, at an exercise price of $.01 per share of Common Stock purchasable upon exercise of the Bridge Warrants if the closing bid price of the Common Stock equals or exceeds 250% of the initial public offering price. Redemption of the Bridge Warrants can be made only after 30 days' notice, during which period the holders may exercise the Bridge Warrants.

     The exercise price and the terms of the Bridge Warrants bear no relation to any objective criteria of value and should not be regarded as an indication of any future market price of the Common Stock offered hereby. The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Bridge Warrants are subject to adjustment upon the occurrence of certain events, including cash dividends, stock dividends, stock splits, and combinations or reclassification on or of the Common Stock. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation, or sale of all or substantially all of the assets of the Company in order to enable holders of Bridge Warrants to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares that might otherwise have been purchased upon the exercise of the Bridge Warrants. No adjustments will be made unless such adjustment would require an increase or decrease of at least 5% in the number of securities then purchasable under the Bridge Warrants.

     The Company has granted certain "piggy-back" registration rights with respect to the shares of Common Stock purchasable pursuant to the exercise of the Bridge Warrants. Pursuant to such registration rights, each holder of Common Stock acquired pursuant to the exercise of Bridge Warrants may request the Company to register such stock if the Company proposes to file a registration statement at any time after the consummation of the Offering. The Company has agreed to pay all expenses associated with any registration of the Common Stock acquired pursuant to the exercise of the Bridge Warrants, except that any fees of legal counsel of the holders and underwriter's fees, discounts, or commissions relating to the Common Stock registered by such holders will be the responsibility of the selling stockholder. In the event that the Company's registration of Common Stock is for a public offering involving an underwriting, the "piggy-back" registration rights described above will be conditioned on the underwriter's approval and on the holder's participation in such underwriting. The "piggy-back" registration rights of the Bridge Warrantholders expire two years after the receipt of the shares of Common Stock underlying the Bridge Warrants.

     The Company also has granted certain "demand" registration rights with respect to the shares of Common Stock purchasable pursuant to the exercise of the Bridge Warrants. Pursuant to such registration rights, during the six-month period commencing 120 days after the consummation of the Offering, the holders of 50% or more of the Common Stock acquired pursuant to the terms of the Bridge Note and pursuant to the exercise of the Bridge Warrants may request the Company to register such stock. The Company is obligated to effect only one "demand" registration. The Company, however, is not obligated to prepare and file a registration statement registering such shares of Common Stock at any time that the Company has given notice of its proposal to register its securities and is undertaking to cause such registration to become effective, or for a period of 120 days following the effective date of any such registration. During such period, the holders of the Bridge Note Shares and Bridge Warrant Shares would have the right to exercise their "piggyback" registration rights as described in the paragraph above.

DELAWARE GENERAL CORPORATION LAW AND CERTAIN CHARTER PROVISIONS

     The provisions of the Company's Certificate of Incorporation and Bylaws and the Delaware GCL summarized below may have the effect of discouraging, delaying, or preventing hostile takeovers, including those that might result in a premium over the market price, or discouraging, delaying, or preventing changes in control or management of the Company.

     Upon the completion of the Offering, the Company will be subject to the provisions of Section 203 of the Delaware GCL. In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) prior to the date at which the stockholder became an interested stockholder, the Board of Directors approved either the business combination or the transaction in which the stockholder becomes an interested stockholder; (ii) upon consummation of the transaction in which the stockholder becomes an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans); or (iii) the business combination is approved by the

Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or subsequent to the date of the business combination. An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include mergers, consolidations, stock sales and asset based transactions, and other transactions resulting in a financial benefit to the interested stockholder.

     The Company's Certificate of Incorporation and Bylaws contain a number of other provisions relating to corporate governance and to the rights of stockholders. These provisions include (a) the authority of the Board to fill vacancies on the Board, and (b) the authority of the Board to issue preferred stock in series with such voting rights and other powers as the Board may determine.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Corporate Stock Transfer, Inc., Denver, Colorado.

LISTING

     The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "STYL."

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have outstanding 3,894,422 shares of Common Stock (including options with an exercise price less than the initial public offering price to purchase 161,571 shares, 20,000 Bridge Note Shares, and 5,000 shares issued in connection with the KII Acquisition). All of the 2,900,000 shares to be sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act unless held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The 807,851 shares owned by Mr. Leopold that were acquired in June 1995, the 5,000 shares to be issued in connection with the consummation of the KII Acquisition, and the 20,000 Bridge Note Shares will be "restricted securities" as that term is defined under Rule 144 (the "Restricted Shares"). The Restricted Shares may be subject to the volume and other resale limitations described below. Subject to compliance with the volume and other limitations of Rule 144 described below, in June 1997 and November 1998, 807,851 and 25,000 Restricted Shares, respectively, will be eligible for sale in the public market.

     The directors and executive officers of the Company have agreed, at the request of the Representatives, not to sell or otherwise dispose of any shares of Common Stock currently owned by them or which may be acquired by them under outstanding stock options in the public market for a period of 270 days after the date of this Prospectus without the prior written consent of the Representatives. There currently are outstanding options to acquire 234,278 shares of Common Stock. See "Management -- Founders of the Company" and "Management -- 1996 Stock Option Plan." The 50,000 shares of Common Stock that the Underwriters have reserved for offer in the Offering to Mr. Leopold will be restricted against sale or other disposition in the public market for a period of 270 days after the date of this Prospectus without the prior written consent of the Representatives. See "Underwriting." The directors and executive officers will own approximately 97.6% of the Restricted Shares upon completion of the Offering. None of the other Restricted Shares (consisting of the Bridge Note Shares and the shares issued in connection with the KII Acquisition) will be subject to any agreement with the Representatives respecting the resale of these shares. The Company will make a public announcement of any consent by the Representatives to the sale of any shares of Common Stock in the public market during the 270-day period after the date of this Prospectus.

     In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated for purposes of Rule 144) who beneficially owns restricted securities with respect to which at least two years have elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company, is entitled to sell, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of

Common Stock of the Company (approximately 39,000 shares immediately after the Offering) or (ii) the average weekly trading volume in Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about the Company. A person who is not an affiliate, who has not been an affiliate within three months prior to sale, and who beneficially owns restricted securities with respect to which at least three years have elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company, is entitled to sell such shares under Rule 144(k) without regard to any of the volume limitations or other requirements described above.

     The holders of 5,000 shares of Common Stock issued in connection with one of the Acquisitions will be entitled to certain "piggyback" registration rights with respect to the shares of Common Stock. Subject to certain conditions and limitations, if at any time after the 180 day period following the date of completion of the Offering, the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, the Company will be required to include the shares of Common Stock held by such persons in such registration. The Company's obligation to register the shares of Common Stock held by such person expires after two years from the issuance of such shares. See "Description of the Acquisitions."

     The holders of the Bridge Note Shares and the Bridge Warrant Shares may exercise one-time demand registration rights and require the Company to register the Bridge Note Shares and the Bridge Warrant Shares at any time during the six-month period commencing 120 days after the completion of the Offering. The holder of the Bridge Note Shares and the Bridge Warrant Shares also has "piggyback" registration rights with respect to such shares as well. See "Description of Capital Stock -- Bridge Warrants."

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), represented by Friedman, Billings, Ramsey & Co., Inc. and Prime Charter Ltd. (the "Representatives"), have severally agreed to purchase from the Company the following respective number of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this
Prospectus:

                                                                            NUMBER OF
                                   UNDERWRITER                               SHARES
        ------------------------------------------------------------------  ---------
        Friedman, Billings, Ramsey & Co., Inc.............................  1,147,500
        Prime Charter Ltd.................................................  1,147,500
        Dominick & Dominick, Incorporated.................................     55,000
        Equitable Securities Corporation..................................     55,000
        Everen Securities, Inc............................................     55,000
        Interstate/Johnson Lane Corporation...............................     55,000
        Josephthal, Lyon & Ross Incorporated..............................     55,000
        McDonald & Company Securities, Inc................................     55,000
        Morgan, Keegan & Company, Inc.....................................     55,000
        Pennsylvania Merchant Group Ltd...................................     55,000
        Scott & Stringfellow, Inc.........................................     55,000
        The Seidler Companies Incorporated................................     55,000
        Sutro & Co. Incorporated..........................................     55,000
                                                                            ---------
             Total........................................................  2,900,000
                                                                             ========

     The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to certain conditions precedent and that the Underwriters will purchase all of the shares of Common Stock offered hereby if any of such shares are purchased.

     The Underwriters propose initially to offer the shares of Common Stock offered hereby to the public at the price to public set forth on the cover page of this Prospectus. The Underwriters may allow a concession to selected dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") not in excess of $0.42 per share, and the Underwriters may allow, and such dealers may reallow, to members of the NASD a concession not in excess of $0.10 per share. After the initial public offering, the price to public, the concession, and the reallowance may be changed by the Underwriters.

     The Company has agreed to pay to the Representatives a non-accountable expense allowance equal to the greater of 1 1/2% of the gross proceeds of the Offering or $350,000, $67,000 of which has been paid, to cover some of the due diligence expenses related to the Offering.

     The Company has granted an option to the Underwriters, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 435,000 shares of Common Stock at the initial public offering price, less underwriting discounts and commissions and the non-accountable expense allowance. The Underwriters may exercise the option solely to cover overallotments, if any, made on the sale of the Common Stock offered hereby.

     The Company, its executive officers and directors have agreed that, for a period of 270 days after the date of closing of the Offering, they will not, directly or indirectly, offer, sell, contract to sell, grant any option to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock (or securities convertible into or exchangeable for, or any rights to purchase or acquire, Common Stock, other than Options under the Plan and upon exercise of Options granted under the Plan) without the prior written consent of the Representatives.

     Prior to the Offering, there has been no market for the Common Stock, and there can be no assurance that a regular trading market will develop upon the completion of the Offering. The initial public offering price was determined by negotiations between the Company and the Representatives. The primary factors considered in determining the initial public offering price included the history of and prospects for the industry in which the Company competes, market valuations of comparable companies, market conditions for public offerings, the history of and prospects for the Company's business, the Acquired Businesses' past and present operations and earnings and the trend of such earnings, the prospects for future earnings of the Company, the Company's current financial position, an assessment of the Company's management, the general condition of the securities markets, the demand for similar securities of comparable companies, and other relevant factors.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

     The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     The Company has agreed to sell to the Representatives or their designees, for nominal consideration, the Representatives' Warrants to purchase an aggregate of 203,000 shares of Common Stock. The shares of Common Stock subject to the Representatives' Warrants will be in all respects identical to the shares of Common Stock offered to the public hereby. The Representatives' Warrants will be exercisable for a five-year period commencing one year after the closing date of the Offering at a per share exercise price equal to 120% of the initial public offering price. Neither the Representatives' Warrants nor the underlying shares of Common Stock may be transferred, assigned, or hypothecated for a period of one year from the closing of the Offering, except to the extent permitted by applicable rules of the NASD. During the period beginning one year from the closing of the Offering and ending five years after such effective date, the Company has agreed at its expense to register under the Securities Act the shares of Common Stock issued or issuable upon exercise of the Representatives' Warrants and, for the period beginning one year from the date of this Prospectus of which this Prospectus is a part and ending seven years after such effective date, to include such shares of Common Stock in any appropriate registration statement which is filed by the Company. The Representatives' Warrants will contain anti-dilution provisions providing for appropriate adjustment of the exercise price and number of shares that may be purchased upon the occurrence of certain events. The Representatives' Warrants may be exercised by paying the exercise price in cash, through the surrender of shares of Common Stock, through a reduction in the number of shares covered thereby, or by using a combination of such methods.

     The Company has reserved for offer to Mr. Leopold in the Offering 50,000 shares of Common Stock at the initial public offering price.

     The Company has agreed that, for a period of three years from the date of this Prospectus, the Representatives will have the right to send a representative to observe each meeting of the Company's Board of Directors, or in lieu of such observer, the Representatives may elect to require the Company to use its best efforts to elect Sylvan Schefler, Vice Chairman of Prime Charter Ltd., or another mutually acceptable designee, to the Company's Board of Directors for such three-year period. The Company has agreed to elect Mr. Schefler as a member of its Board of Directors.

                                 LEGAL OPINIONS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, Phoenix, Arizona, and for the Underwriters by Brownstein Hyatt Farber & Strickland, P.C., Denver, Colorado. Brownstein Hyatt Farber & Strickland, P.C. has provided legal services to the Company in the past and may do so in the future.

                                    EXPERTS

     The financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement under the Securities Act with respect to the Common Stock offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, together with exhibits thereto, may be inspected at the public reference facilities of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, without charge and copies of the material contained therein may be obtained at prescribed rates from the Commission's public reference facilities in Washington, D.C. The Commission also maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis, and Retrieval system. This Web site can be accessed at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
STYLING TECHNOLOGY CORPORATION PRO FORMA COMBINED
  Introduction to Unaudited Pro Forma Combined Financial Statements...................   F-2
  Unaudited Pro Forma Combined Balance Sheet -- June 30, 1996.........................   F-3
  Notes to Unaudited Pro Forma Combined Balance Sheet.................................   F-4
  Unaudited Pro Forma Combined Statement of Operations for the Six Months
     Ended June 30, 1996..............................................................   F-5
  Unaudited Pro Forma Combined Statement of Operations for the Year Ended
     December 31, 1995................................................................   F-6
  Notes to Unaudited Pro Forma Combined Statements of Operations......................   F-7
BODY DRENCH (A DIVISION OF DESIGNS BY NORVELL, INC.)
  Report of Independent Public Accountants............................................   F-8
  Balance Sheets......................................................................   F-9
  Statements of Operations............................................................  F-10
  Statements of Changes in Owner's Investment.........................................  F-11
  Statements of Cash Flows............................................................  F-12
  Notes to Financial Statements.......................................................  F-13
GENA LABORATORIES, INC.
  Report of Independent Public Accountants............................................  F-16
  Balance Sheets......................................................................  F-17
  Statements of Operations............................................................  F-18
  Statements of Stockholders' Equity..................................................  F-19
  Statements of Cash Flows............................................................  F-20
  Notes to Financial Statements.......................................................  F-21
JDS MANUFACTURING CO., INC.
  Report of Independent Public Accountants............................................  F-27
  Balance Sheets......................................................................  F-28
  Statements of Operations............................................................  F-29
  Statements of Stockholders' Equity..................................................  F-30
  Statements of Cash Flows............................................................  F-31
  Notes to Financial Statements.......................................................  F-32
KOTCHAMMER INVESTMENTS, INC.
  Report of Independent Public Accountants............................................  F-35
  Balance Sheets......................................................................  F-36
  Statements of Operations............................................................  F-37
  Statements of Stockholders' Deficit.................................................  F-38
  Statements of Cash Flows............................................................  F-39
  Notes to Financial Statements.......................................................  F-40
STYLING TECHNOLOGY CORPORATION
  Report of Independent Public Accountants............................................  F-43
  Balance Sheets......................................................................  F-44
  Notes to Balance Sheets.............................................................  F-45

             STYLING TECHNOLOGY CORPORATION AND ACQUIRED BUSINESSES

       INTRODUCTION TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following pro forma combined financial statements include the pro forma combined balance sheet of the Company as of June 30, 1996, and the pro forma combined statement of operations for the year ended December 31, 1995 and the six months ended June 30, 1996.

     The pro forma financial statements have been prepared as if (a) the acquisition of the Acquired Businesses, and (b) the planned initial public offering (the "Offering") had been completed.

     Simultaneously with the consummation of the Offering, the Company will acquire the Acquired Businesses in four separate transactions, in exchange for cash, notes, repayment or assumption of indebtedness, and shares of Common Stock, pursuant to acquisition agreements with each of the Acquired Businesses as described in "Description of the Acquisitions." The agreements provide for an aggregate purchase price for the Acquired Businesses of approximately $23.23 million, subject to certain adjustments, consisting of (i) approximately $20.65 million to be paid in cash, (ii) approximately $2.53 million to be paid through the issuance of debt, and (iii) approximately $50,000 in aggregate market value of Common Stock, based on the initial public offering price. In addition, the Company will assume certain existing debt of the Acquired Businesses consisting of approximately $350,000 of long-term debt in connection with the Gena Acquisition; up to $3.3 million of trade accounts payable, up to $40,000 of bank debt, and up to $560,000 of payroll liabilities in connection with the Body Drench Acquisition; and other miscellaneous accrued liabilities which the Company expects to be less than $1 million. The acquisition of all of the Acquired Businesses by the Company is a condition to the consummation of this Offering.

     The pro forma combined balance sheet as of June 30, 1996 gives effect to the Acquisitions and the Offering as if such transactions had occurred on June 30, 1996. The pro forma combined statement of operations for the year ended December 31, 1995 and the six months ended June 30, 1996 assumes the Company had completed the transactions on January 1, 1995.

     The pro forma combined financial statements of the Acquired Businesses have been derived from: (i) the audited historical financial statements of Gena for the year ended February 29, 1996 and JDS for the year ended September 30, 1995, and Body Drench for the year ended December 31, 1995; (ii) the unaudited financial statements of KII as of and for the year ended December 31, 1995;
(iii) and the unaudited interim financial statements as of and for the six months ended June 30, 1996 of the Acquired Businesses, except for Gena which is as of May 31, 1996 and for the six months ended August 31, 1996. The fiscal year end for each of the Acquired Businesses is within 93 days of the Company's December 31 fiscal year end and no adjustments to conform fiscal year ends are required. The pro forma combined statements of operations may not be indicative of actual results that would have been achieved if the transactions had occurred on the dates indicated or the results which may be realized in the future. The pro forma combined statement of operations data contain adjustments which are directly attributable to the transaction.

             STYLING TECHNOLOGY CORPORATION AND ACQUIRED BUSINESSES

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 JUNE 30, 1996

                                                 STYLING                     BODY                               TOTAL
                                                TECHNOLOGY      GENA        DRENCH       JDS         KII       COMBINED
                                                ----------   ----------   ----------   --------   ---------   ----------
ASSETS
Cash and cash equivalents.....................   $    100    $  447,141   $       --   $ 66,368   $ 177,321   $  690,930
Accounts receivable, net......................         --       978,297    1,877,549    284,175      94,332    3,234,353
Inventory.....................................         --     1,065,889    2,081,187    242,072     258,197    3,647,345
Other.........................................    300,018       127,692        9,831     10,004      26,642      474,187
                                                 --------    ----------   ----------   --------   ---------   ----------
 Total current assets.........................    300,118     2,619,019    3,968,567    602,619     556,492    8,046,815
PP&E, net.....................................         --       826,822      252,766     22,571      64,824    1,166,983
Goodwill......................................         --            --           --         --          --           --
Other.........................................         --       261,294           --    102,934         468      364,696
                                                 --------    ----------   ----------   --------   ---------   ----------
 Total assets.................................   $300,118    $3,707,135   $4,221,333   $728,124   $ 621,784   $9,578,494
                                                 ========    ==========   ==========   ========   =========   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable..............................   $     --    $  293,729   $3,377,620   $161,943   $  21,777   $3,855,069
Accrued liabilities...........................    300,018       241,963      261,618    107,228      80,078      990,905
Current portion of debt.......................         --       102,340           --         --     110,000      212,340
Other.........................................         --            --           --         --          --           --
                                                 --------    ----------   ----------   --------   ---------   ----------
 Total current liabilities....................    300,018       638,032    3,639,238    269,171     211,855    5,058,314
Long term debt................................         --       309,687           --    431,500     610,000    1,351,187
Other.........................................         --            --           --         --          --           --
Stockholder's equity:
Common stock..................................        100        10,000           --     10,000      50,000       70,100
Additional paid in capital....................         --        88,303           --         --          --       88,303
Retained earnings (deficit)...................         --     2,661,113      582,095     17,453    (250,071)   3,010,590
Treasury stock................................
                                                 --------    ----------   ----------   --------   ---------   ----------
 Total liabilities and
   stockholders' equity.......................   $300,118    $3,707,135   $4,221,333   $728,124   $ 621,784   $9,578,494
                                                 ========    ==========   ==========   ========   =========   ==========

                                                                                                       ADJUSTED
                                                 PRO FORMA          PRO FORMA                          PRO FORMA
                                                ADJUSTMENTS          COMBINED      OFFERING            COMBINED
                                                ------------       ------------   -----------         -----------
ASSETS
Cash and cash equivalents.....................  $(20,371,333)(A)   $(19,680,403)  $23,842,000(C)(D)   $ 4,161,597
Accounts receivable, net......................            --          3,234,353            --           3,234,353
Inventory.....................................            --          3,647,345            --           3,647,345
Other.........................................      (170,000)           304,187            --             304,187
                                                ------------       ------------   -----------         -----------
 Total current assets.........................   (20,541,333)       (12,494,518)   23,842,000          11,347,482
PP&E, net.....................................            --          1,166,983            --           1,166,983
Goodwill......................................    18,060,091(A)      18,060,091            --          18,060,091
Other.........................................       (97,000)(A)        267,696            --             267,696
                                                ------------       ------------   -----------         -----------
 Total assets.................................  $ (2,578,242)      $  7,000,252   $23,842,000         $30,842,252
                                                ============       ============   ===========         ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable..............................  $    (77,620)(A)   $  3,777,449   $        --         $ 3,777,449
Accrued liabilities...........................      (211,618)(A)        779,287            --             779,287
Current portion of debt.......................      (110,000)(A)        102,340            --             102,340
Other.........................................            --                 --            --                  --
                                                ------------       ------------   -----------         -----------
 Total current liabilities....................      (399,238)         4,659,076            --           4,659,076
Long term debt................................    (1,051,620)(A)        299,567            --             299,567
                                                   1,991,509(A)       1,991,509                         1,991,509
                                                                             --                                --
                                                                             --                                --
Other.........................................            --                 --            --                  --
Stockholder's equity:
Common stock..................................       (70,000)(B)            100                               100
Additional paid in capital....................       (38,303)(B)         50,000    25,642,000(C)       25,692,000
Retained earnings (deficit)...................    (3,010,590)(B)             --            --                  --
Treasury stock................................                                     (1,800,000)(D)      (1,800,000)
                                                ------------       ------------   -----------         -----------
 Total liabilities and
   stockholders' equity.......................  $ (2,578,242)      $  7,000,252   $23,842,000         $30,842,252
                                                ============       ============   ===========         ===========

             STYLING TECHNOLOGY CORPORATION AND ACQUIRED BUSINESSES

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

NOTE 1. PRO FORMA BALANCE SHEET ADJUSTMENTS

     The accompanying pro forma combined balance sheet as of June 30, 1996, gives effect to the purchase of the Acquired Businesses and the Offering as if such transactions had occurred on June 30, 1996.

(A) Adjustments to reflect the excess of the purchase price plus the liabilities assumed less the fair value of the tangible net assets acquired.

                                            BODY                                      STYLING
                            GENA           DRENCH           JDS           KII        TECHNOLOGY        TOTAL
                         -----------     -----------     ----------     --------     ----------     -----------
  Purchase Price:
    Cash portion.......  $ 8,000,000     $ 7,821,333(1)  $4,100,000     $450,000                    $20,371,333
    Seller carryback
       financing.......    1,652,893(3)           --        318,687(1)    19,929(1)                   1,991,509
    Issuance of
       equity..........           --              --             --       50,000                         50,000
    Other..............           --              --         97,000(4)        --                         97,000
                         -----------     -----------     ----------     --------      --------      -----------
  Purchase price.......  $ 9,652,893     $ 7,821,333     $4,515,687     $519,929                    $22,509,842
  Plus Liabilities of
    Acquired
    Businesses.........      947,719       3,639,238        700,671      821,855                      6,109,483
  Less liabilities not
    assumed............       10,119         289,238        431,500      720,000                      1,450,857(1)
                         -----------     -----------     ----------     --------      --------      -----------
                          10,590,493      11,171,333      4,784,858      621,784                     27,168,468
  Fair value of
    assets(5)..........    3,707,135       4,221,333        728,124      621,784                      9,278,376
  Acquisition costs....                                                                170,000          170,000(2)
                         -----------     -----------     ----------     --------      --------      -----------
  Goodwill acquired....  $ 6,883,358     $ 6,950,000     $4,056,734     $     --      $170,000      $18,060,092
                         ===========     ===========     ==========     ========      ========      ===========

---------------

(1) Amount differs from what is stated in the purchase agreement, due to contractual purchase price adjustments expected based upon the financial position of the Acquired Businesses at June 30, 1996.

(2) Reflects consulting costs incurred related to the acquisition of the four companies, estimated costs required to fund severance liabilities that will arise as a result of the elimination of specific employees at each of the four companies, and estimated relocation costs to be incurred as part of the consolidation of Body Drench and JDS into Gena.

(3) Amount represents fair value of a $2,000,000 non-interest bearing note to sellers of Gena, secured by 200,000 escrowed shares of Styling to be issued at closing.

(4) Represents a portion of the purchase price to be satisfied by assignment of the cash surrender value of a life insurance policy.

(5) Management estimates that the historical book value of assets to be acquired approximate fair value. Therefore no step-up in the value of the assets of the Acquired Businesses has been reflected.

(B) Reflects the elimination of the equity of the Acquired Businesses.

(C) Reflects the net proceeds from the Offering of 2,900,000 shares of $.0001 par value Common Stock at the initial public offering price of $10.00 per share.

(D) Reflects the payment of cash in connection with the repurchase of Common Stock.

             STYLING TECHNOLOGY CORPORATION AND ACQUIRED BUSINESSES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        (SIX MONTHS ENDED JUNE 30, 1996)

                                                                                                                       ADJUSTED
                                                  BODY                                 TOTAL       PRO FORMA           PRO FORMA
                                   GENA(1)       DRENCH        JDS         KII       COMBINED     ADJUSTMENTS          COMBINED
                                  ----------   ----------   ----------   --------   -----------   -----------         -----------
Net sales.......................  $4,704,984   $6,586,455   $1,664,932   $735,538   $13,691,909                       $13,691,909
Cost of sales...................   2,545,241    3,465,259      675,132    343,014     7,028,646                         7,028,646
                                  ----------   ----------   ----------   --------   -----------   -----------         -----------
    Gross profit................   2,159,743    3,121,196      989,800    392,524     6,663,263                         6,663,263
Selling, general, and              1,432,336    2,402,064      928,214    328,925     5,091,539   (1,051,157 )(AA)     4,040,382
administrative..................                                                                             (BB)
                                                                                                             (CC)
                                                                                                             (DD)
                                  ----------   ----------   ----------   --------   -----------   -----------        -----------
  Income from operations........     727,407      719,132       61,586     63,599     1,571,724    1,051,157           2,622,881
Interest expense................      21,226        8,783       19,961     38,675        88,645       99,796 (FF)        188,441
Other income (expense), net.....      (6,073)          --          932       (160)       (5,301)          --              (5,301)
                                  ----------   ----------   ----------   --------   -----------   -----------        -----------
Income before income taxes......     700,108      710,349       42,557     24,764     1,477,778      951,361           2,429,139
Provision for income taxes......     258,015      269,933       16,600         --       544,548      434,856 (EE)        979,404
                                  ----------   ----------   ----------   --------   -----------   -----------        -----------
  Net income....................  $  442,093   $  440,416   $   25,957   $ 24,764   $   933,230   $  516,505         $ 1,449,735
                                  ==========   ==========   ==========   ========   ===========   ===========        ===========
Pro forma earnings per share....                                                                                     $      0.37
                                                                                                                     ===========
Weighted average common and
  common equivalent shares
  outstanding...................                                                                                       3,892,806(GG)
                                                                                                                     ===========

---------------
(1) Results for Gena are for six months ended August 31, 1996.

             STYLING TECHNOLOGY CORPORATION AND ACQUIRED BUSINESSES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                         (YEAR ENDED DECEMBER 31, 1995)

                                                                                                                    ADJUSTED
                                               BODY                                    TOTAL       PRO FORMA        PRO FORMA
                                  GENA        DRENCH         JDS          KII        COMBINED     ADJUSTMENTS       COMBINED
                               ----------   -----------   ----------   ----------   -----------   -----------      -----------
Net sales....................  $8,384,092   $11,871,171   $3,367,599   $1,557,709   $25,180,571                    $25,180,571
Cost of sales................   4,818,786     6,426,775    1,348,295      711,925    13,305,781                     13,305,781
                               ----------   -----------   ----------   ----------   -----------   -----------      -----------
    Gross profit.............   3,565,306     5,444,396    2,019,304      845,784    11,874,790           --        11,874,790
                                                                                                             (AA)
                                                                                                             (DD)
                                                                                                             (CC)
Selling, general, and
  administrative ............   3,033,409     4,883,265    2,010,142      891,146    10,817,962   (2,102,313)(BB)    8,715,649
                               ----------   -----------   ----------   ----------   -----------   -----------      -----------
  Income from operations.....     531,897       561,131        9,162      (45,362)    1,056,828    2,102,313         3,159,141
Interest expense.............      43,289        87,585       35,589       89,557       256,020      129,573 (FF)      385,593
Other income (expense),
  net........................      12,809            --       41,951           --        54,760           --            54,760
                               ----------   -----------   ----------   ----------   -----------   -----------      -----------
Income (loss) before income
  taxes......................     501,417       473,546       15,524     (134,919)      855,568    1,972,740         2,828,308
Provision (benefit) for
  income taxes...............     184,790       179,947        6,950           --       371,687      858,093 (EE)    1,229,780
                               ----------   -----------   ----------   ----------   -----------   -----------      -----------
    Net income (loss)........  $  316,627   $   293,599   $    8,574   $ (134,919)  $   483,881   $1,114,647       $ 1,598,528
                               ==========   ===========   ==========   ==========   ===========   ===========      ===========
Pro forma earnings (loss) per
  share......................                                                                                      $      0.41
                                                                                                                   ===========
Weighted average common and
  common equivalent shares
  outstanding................                                                                                        3,892,806(GG)
                                                                                                                   ===========

                         STYLING TECHNOLOGY CORPORATION

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

NOTE 2. PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS

     The accompanying pro forma combined statement of operations for the year ended December 31, 1995 and six months ended June 30, 1996 assumes that Styling had completed the Acquisitions and the Offering on January 1, 1995.

     (AA) Reflects the elimination of salaries and benefits of specific shareholders not continuing with the combined companies, totalling $944,835 and $472,418 for the year ended December 31, 1995 and the six months ended June 30, 1996.

     (BB) Reflects $1,790,942 and $895,471 for the year ended December 31, 1995 and the six months ended June 30, 1996 for the reduction of salary costs related to the elimination of specific positions within each of the four companies, net of the additional costs and expenses of new officers, and the elimination of expenses related to facility closures at Body Drench and JDS and the consolidation of operations at Gena.

     (CC) Reflects the reduction for goodwill amortization from Gena which related to prior acquisitions, totalling $88,940 and $44,470 for the year ended 1995 and the six months ended June 30, 1996.

     (DD) Reflects the amortization of goodwill over 25 years, totalling $722,404 and $361,202 for the year ended 1995 and the six months ended June 30, 1996.

     (EE) Reflects the additional income tax provision based on applying the statutory income tax rates of each company, adjusted for goodwill amortization from the JDS and Gena acquisitions which is not deductible for income tax reporting purposes.

     (FF) Reflects the interest cost from the seller carryback financing, net of interest expense eliminated from Body Drench.

     (GG) Pro forma per share amounts are based on the weighted average shares outstanding, including stock options granted to management and shares issued to the holder of the Bridge Note, for each period.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Styling Technology Corporation:

     We have audited the accompanying balance sheets of BODY DRENCH (a Division of Designs by Norvell, Inc., a Tennessee corporation) as of December 31, 1994 and 1995, and the related statements of operations, changes in owners investment and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Body Drench as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Division will continue as a going concern. As discussed in Note 8 to the financial statements, the Division's parent company has suffered recurring cash flow difficulties that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          ARTHUR ANDERSEN LLP

Phoenix, Arizona,
June 28, 1996.

                                  BODY DRENCH
                    (A DIVISION OF DESIGNS BY NOVELL, INC.)

                                 BALANCE SHEETS

                                                               DECEMBER 31,
                                                         -------------------------      JUNE 30,
                                                            1994           1995           1996
                                                         ----------     ----------     ----------
                                                                                       (UNAUDITED)
                                             ASSETS
Current assets:
  Accounts receivable, net of allowance for doubtful
     accounts of $89,841, $58,242 and $115,733,
     respectively......................................  $1,396,048     $1,234,966     $1,877,549
  Inventories..........................................   3,052,783      3,078,656      2,081,187
  Other current assets.................................       5,152        150,713          9,831
                                                         ----------     ----------     ----------
          Total current assets.........................   4,453,983      4,464,335      3,968,567
                                                         ----------     ----------     ----------
Equipment, net of accumulated depreciation of $245,424,
  $297,176 and $363,611, respectively..................     167,697        316,443        252,766
                                                         ----------     ----------     ----------
          Total assets.................................  $4,621,680     $4,780,778     $4,221,333
                                                         ==========     ==========     ==========
                               LIABILITIES AND OWNER'S INVESTMENT
Current liabilities:
  Accounts payable.....................................  $2,550,654     $3,221,337     $2,975,855
  Bank overdraft.......................................     651,953        274,810        401,765
  Accrued expenses and other...........................     296,546        257,813        261,618
                                                         ----------     ----------     ----------
          Total current liabilities....................   3,499,153      3,753,960      3,639,238
                                                         ----------     ----------     ----------
Commitments and contingencies (Note 4)
Owner's investment:....................................   1,122,527      1,026,818        582,095
                                                         ----------     ----------     ----------
Liabilities and owner's investment.....................  $4,621,680     $4,780,778     $4,221,333
                                                         ==========     ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                                  BODY DRENCH
                    (A DIVISION OF DESIGNS BY NORVELL, INC.)

                            STATEMENTS OF OPERATIONS

                                               YEARS ENDED DECEMBER 31,              SIX MONTHS ENDED JUNE 30,
                                      ------------------------------------------     -------------------------
                                         1993           1994            1995            1995           1996
                                      ----------     -----------     -----------     ----------     ----------
                                                                                            (UNAUDITED)
NET SALES...........................  $6,653,488     $11,138,369     $11,871,171     $8,249,771     $6,586,455
COST OF SALES.......................   4,039,843       6,342,770       6,426,775      4,564,260      3,465,259
                                      ----------     -----------     -----------     ----------     ----------
GROSS PROFIT........................   2,613,645       4,795,599       5,444,396      3,685,511      3,121,196
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES..........................   2,054,919       4,075,756       4,883,265      2,971,173      2,402,064
                                      ----------     -----------     -----------     ----------     ----------
INCOME FROM OPERATIONS..............     558,726         719,843         561,131        714,338        719,132
                                      ----------     -----------     -----------     ----------     ----------
INTEREST EXPENSE....................      30,159              --          87,585         43,792          8,783
                                      ----------     -----------     -----------     ----------     ----------
INCOME BEFORE PROVISION FOR INCOME
  TAXES.............................     528,567         719,843         473,546        670,546        710,349
PROVISION FOR INCOME TAXES..........     200,855         273,540         179,947        254,807        269,933
                                      ----------     -----------     -----------     ----------     ----------
NET INCOME..........................  $  327,712     $   446,303     $   293,599     $  415,739     $  440,416
                                      ==========     ===========     ===========     ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                                  BODY DRENCH
                    (A DIVISION OF DESIGNS BY NORVELL, INC.)

                  STATEMENTS OF CHANGES IN OWNER'S INVESTMENT

BALANCE, December 31, 1992......................................................  $  (127,491)
  Net income....................................................................      327,712
  Net payments to parent........................................................     (748,153)
                                                                                   ----------
BALANCE, December 31, 1993......................................................  $  (547,932)
  Net income....................................................................      446,303
  Net receipts from parent......................................................    1,224,156
                                                                                   ----------
BALANCE, December 31, 1994......................................................  $ 1,122,527
  Net income....................................................................      293,599
  Net payments to parent........................................................     (389,308)
                                                                                   ----------
BALANCE, December 31, 1995......................................................  $ 1,026,818
  Net income (unaudited)........................................................      440,416
  Net payments to parent (unaudited)............................................     (885,139)
                                                                                   ----------
BALANCE, June 30, 1996 (unaudited)..............................................  $   582,095
                                                                                   ==========

   The accompanying notes are an integral part of these financial statements.

                                  BODY DRENCH
                    (A DIVISION OF DESIGNS BY NORVELL, INC.)

                            STATEMENTS OF CASH FLOWS

                                                                              SIX MONTHS ENDED JUNE
                                           YEARS ENDED DECEMBER 31,                    30,
                                     -------------------------------------   -----------------------
                                        1993         1994          1995        1995         1996
                                     ----------   -----------   ----------   ---------   -----------
                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
Net income.........................  $  327,712   $   446,303   $  293,599   $ 415,739   $   440,416
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
  Depreciation.....................      67,244        36,619       51,752      48,016        66,435
  Changes in operating assets and
     liabilities
     Accounts receivable, net......     (49,548)   (1,099,273)     161,082    (999,045)     (642,583)
     Inventories...................    (224,184)   (2,024,887)     (25,873)   (154,770)      997,469
     Other, net....................      (5,127)        2,084     (145,561)   (103,022)      140,882
     Accounts payable..............     516,725       783,427      670,683     448,985      (245,482)
     Accrued expenses..............     177,767        33,284      (38,733)   (195,598)        3,805
                                      ---------    ----------    ---------   ---------     ---------
  Net cash provided by (used in)
     operating activities..........     810,589    (1,822,443)     966,949    (539,695)      760,942
                                      ---------    ----------    ---------   ---------     ---------
CASH FLOW FROM INVESTING
  ACTIVITIES:
  Purchases of PP&E................     (62,436)      (53,666)    (200,498)    (97,975)       (2,758)
CASH FLOW FROM FINANCING
  ACTIVITIES:
  Bank overdraft...................          --       651,953     (377,143)         --       126,955
  Net payments to/receipts from
     parent........................    (748,153)    1,224,156     (389,308)    637,670      (885,139)
                                      ---------    ----------    ---------   ---------     ---------
  Net cash provided by (used in)
     financing activities..........    (748,153)    1,876,109     (766,451)    637,670      (758,184)
                                      ---------    ----------    ---------   ---------     ---------
  Net change in cash...............          --            --           --          --            --
                                      ---------    ----------    ---------   ---------     ---------
CASH, beginning of period..........          --            --           --          --            --
CASH, end of period................  $       --   $        --   $       --   $      --   $        --
                                      =========    ==========    =========   =========     =========

   The accompanying notes are an integral part of these financial statements.

                                  BODY DRENCH
                    (A DIVISION OF DESIGNS BY NORVELL, INC.)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION

  Acquisition Agreement and Basis of Presentation

     In accordance with the terms of an Asset Purchase Agreement dated April 5, 1996, between Styling Technology Corporation (STC) and Designs by Norvell, Inc. (Norvell), STC agreed to acquire the assets of Body Drench (a Division of Designs by Norvell, Inc.), primarily consisting of trade receivables, inventories, equipment. The terms also include a purchase price of $8,100,000 in cash and the assumption of certain liabilities and the potential issuance of stock rights to Norvell based on the amount of liabilities assumed on the closing date of the transaction. Consummation of the transaction is subject to several conditions, including the completion of a successful public securities offering by STC.

     The accompanying financial statements represent the accounts of the Division pursuant to the terms of the Asset Purchase Agreement between STC and Norvell. In addition, interest expense included in the statements of operations represents allocations of parent company interest, as calculated by Norvell.

  Nature and Seasonality of Operations

     The Division is engaged in the manufacture and distribution of skin care, sun care and body care products. Their products are sold to professional hair and tanning salons, health clubs, beauty supply outlets and retail product based salons, both domestic and international.

     The Division's revenues are seasonal in nature, with the first six months of the year having the majority of the volume.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Fair Value of Financial Instruments

     The carrying values of receivables, accounts payable and accrued expenses approximate fair values due to the short-term maturities of these instruments.

  Concentration of Credit Risk

     Financial instruments which potentially subject the Division to concentrations of credit risk consist principally of trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the number of customers comprising the Division's customer base. The Division establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Final settlement amounts could differ from those estimates.

  Interim Unaudited Financial Information

     In management's opinion, the financial statements for the six-month periods ended June 30, 1995 and 1996 include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the Division's financial position and results of operations as of and for the period then ended. The Division's revenues are seasonal in nature, with the first six months of the year having the majority of the volume.

                                  BODY DRENCH
                    (A DIVISION OF DESIGNS BY NORVELL, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Operating results for the six-month period ending June 30, 1996, are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1996.

  Revenue Recognition

     The Division recognizes revenue from sales at the time product is shipped.

  Equipment

     Equipment is recorded at cost and depreciation on equipment is provided on the straight-line method over the estimated useful lives of the related assets.

     Expenditures for major renewals and betterments are capitalized, while expenditures for maintenance and repairs, which do not improve assets or extend their useful lives are charged to expense as incurred. For the three years ended December 31, 1995, and for the six months ended June 30, 1996 and 1995, maintenance and repair expenses charged to cost of operations were approximately $25,978, $26,117, $30,498, $18,052 (unaudited) and $23,296 (unaudited), respectively.

  Inventories

     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

     The components of inventories are summarized as follows:

                                                                                    JUNE 30,
                                                                                      1996
                                                        1994           1995        -----------
                                                     ----------     ----------     (UNAUDITED)
    Finished goods.................................  $1,377,182     $1,495,284     $ 1,010,819
    Raw materials and promotional..................   1,675,601      1,583,372       1,070,368
                                                     ----------     ----------      ----------
                                                     $3,052,783     $3,078,656     $ 2,081,187
                                                     ==========     ==========      ==========

NOTE 3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                                   JUNE 30,
                                                                                     1996
                                                        1994          1995        -----------
                                                      ---------     ---------     (UNAUDITED)
    Factory equipment...............................  $ 134,880     $ 178,405      $ 178,405
    Computer equipment..............................    243,647       394,026        396,784
    Furniture and fixtures..........................     34,594        41,188         41,188
                                                      ---------     ---------      ---------
                                                        413,121       613,619        616,377
    Less -- Accumulated depreciation................   (245,424)     (297,176)      (363,611)
                                                      ---------     ---------      ---------
                                                      $ 167,697     $ 316,443      $ 252,766
                                                      =========     =========      =========

NOTE 4. INCOME TAXES

     The Division accounts for income taxes using Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires the recording of deferred tax assets and liabilities based on differences between the financial statement and tax bases of assets and liabilities and the

                                  BODY DRENCH
                    (A DIVISION OF DESIGNS BY NORVELL, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

tax rates in effect when these differences are expected to reverse. In accordance with SFAS 109, the Division has recorded a provision for income taxes separately from Norvell.

NOTE 5. COMMITMENTS AND CONTINGENCIES

  Leases

     The Division leases certain facilities and equipment under operating lease agreements.

     Future minimum payments under noncancelable operating leases with terms in excess of one year are as follows:

                                  December 31,
                ------------------------------------------------
                     1996.......................................    $ 79,455
                     1997.......................................      50,423
                     1998.......................................      41,067
                     1999.......................................       2,333

     Rental expense under such operating leases was $52,163, $101,217, $238,746, $106,999 (unaudited) and $95,353 (unaudited), for the three years ended December 31, 1995, and the six months ended June 30, 1995 and 1996, respectively.

     The Division is involved in certain legal proceedings arising in the normal course of business. In the opinion of management, the Division's potential exposure under the pending proceedings is adequately provided for in the accompanying consolidated financial statements.

NOTE 6. SIGNIFICANT VENDORS

     Two vendors accounted for 69.3%, 67.4%, 53.0%, 60.7%, and 48.6% of the Division's total raw materials purchases from vendors for the years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1995 and 1996, respectively. Management does not believe that the loss of these vendors would significantly impact the Division's operations.

NOTE 7. SUBSEQUENT EVENTS

     On April 5, 1996, Norvell entered into an asset purchase agreement to sell certain assets and liabilities of the Division for consideration aggregating approximately $8.1 million in cash and the assumption of certain liabilities. In addition, two employees of the Division have entered into employment agreements with STC as a result of the acquisition (see Note 1).

NOTE 8. FINANCIAL CONDITION OF NORVELL

     The Division's financial statements for the year ended December 31, 1995, have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities in the normal course of business. Certain assets of the Division are pledged as collateral for Norvell's outstanding debt. Norvell has experienced recurring cash flow difficulties and is unable to meet its debt repayment requirements and has negative working capital. Management recognizes that Norvell must generate additional recourses or consider modifications to its current operations. Certain proceeds of the sale of the Division are to be used to pay down this debt and to free the collateral for transfer to STC. Management's plans include the sale of the Division to STC (see Note 1). Should the acquisition of the Division by STC not occur, the Division may be unable to continue as a going concern.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Styling Technology Corporation:

     We have audited the accompanying balance sheets of GENA LABORATORIES, INC. (a Texas corporation) as of February 28, 1995 and February 29, 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended February 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gena Laboratories, Inc. as of February 28, 1995 and February 29, 1996, and the results of its operations and its cash flows for each of the three years in the period ended February 29, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Phoenix, Arizona,
June 22, 1996.

                            GENA LABORATORIES, INC.

                                 BALANCE SHEETS

                                                                                           AUGUST 31,
                                                                                              1996
                                                         FEBRUARY 28,     FEBRUARY 29,     -----------
                                                             1995             1996
                                                         ------------     ------------     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents............................   $   390,325      $   250,644     $   563,512
  Investments..........................................        14,999           46,500              --
  Accounts receivable, net of allowance for doubtful
     accounts of $120,347, $136,093 and $136,093,
     respectively......................................       863,208          965,615       1,028,487
  Inventory............................................       965,335        1,213,688       1,099,463
  Deferred tax asset...................................        99,055          131,790         131,790
  Other current assets.................................            --               --         110,630
                                                           ----------       ----------      ----------
          Total current assets.........................     2,332,922        2,608,237       2,933,882
                                                           ----------       ----------      ----------
Property and equipment, net of accumulated depreciation
  of $392,026 $471,771, and $497,063, respectively.....       884,638          830,093         814,486
                                                           ----------       ----------      ----------
Deferred tax asset, net of current portion.............            --           19,870          19,870
                                                           ----------       ----------      ----------
Other assets...........................................       346,866          256,770         207,150
                                                           ----------       ----------      ----------
                                                          $ 3,564,426      $ 3,714,970     $ 3,975,388
                                                           ==========       ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................   $   391,381      $   382,926     $   371,988
  Accrued expenses.....................................       302,808          259,903         195,462
  Current portion of note payable to related parties...        32,571           34,929          34,324
  Current portion of long-term debt....................        96,056           95,248          17,647
                                                           ----------       ----------      ----------
          Total current liabilities....................       822,816          773,006         619,421
                                                           ----------       ----------      ----------
Note payable to related parties, less current
  portion..............................................       342,464          307,358         290,786
                                                           ----------       ----------      ----------
Long-term debt, net of current portion.................       124,186           11,518              --
                                                           ----------       ----------      ----------
Commitments and contingencies
Stockholders' equity:
  Common stock, $5 par value, 2,000 shares authorized,
     issued and outstanding............................        10,000           10,000          10,000
  Additional paid-in capital...........................        88,303           88,303          88,303
  Unrealized holding loss on investment................       (35,303)          (3,802)         (3,802)
  Retained earnings....................................     2,211,960        2,528,587       2,970,680
                                                           ----------       ----------      ----------
          Total stockholders' equity...................     2,274,960        2,623,088       3,065,181
                                                           ----------       ----------      ----------
          Total liabilities and stockholders' equity...   $ 3,564,426      $ 3,714,970     $ 3,975,388
                                                           ==========       ==========      ==========

      The accompanying notes are an integral part of these balance sheets.

                            GENA LABORATORIES, INC.

                            STATEMENTS OF OPERATIONS

                                                               YEARS ENDED                      SIX MONTHS ENDED
                                                ------------------------------------------   -----------------------
                                                FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 29,   AUGUST 31,   AUGUST 31,
                                                    1994           1995           1996          1995         1996
                                                ------------   ------------   ------------   ----------   ----------
                                                                                                   (UNAUDITED)
NET SALES.....................................   $ 6,426,416    $ 7,523,751    $ 8,384,092   $4,335,552   $4,704,984
COST OF SALES.................................     3,280,046      4,163,395      4,818,786    2,296,406    2,545,241
                                                  ----------     ----------     ----------   ----------   ----------
GROSS PROFIT..................................     3,146,370      3,360,356      3,565,306    2,039,146    2,159,743
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES....................................     2,744,363      2,963,926      3,033,409    1,573,135    1,453,562
                                                  ----------     ----------     ----------   ----------   ----------
INCOME FROM OPERATIONS........................       402,007        396,430        531,897      466,011      706,181
OTHER INCOME AND (EXPENSE), net...............        35,092        (35,282)       (30,480)      (2,357)      (6,073)
                                                  ----------     ----------     ----------   ----------   ----------
INCOME BEFORE PROVISION FOR INCOME TAXES......       437,099        361,148        501,417      463,654      700,108
PROVISION FOR INCOME TAXES....................       158,613        129,606        184,790      185,091      258,015
                                                  ----------     ----------     ----------   ----------   ----------
NET INCOME....................................   $   278,486    $   231,542    $   316,627   $  278,563   $  442,093
                                                  ==========     ==========     ==========   ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                            GENA LABORATORIES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                    COMMON STOCK        ADDITIONAL                        TOTAL
                                                 ------------------      PAID-IN        RETAINED      STOCKHOLDERS'
                                                 SHARES     AMOUNT       CAPITAL        EARNINGS         EQUITY
                                                 ------     -------     ----------     ----------     -------------
BALANCE, February 28, 1993.....................  2,000      $10,000      $ 88,303      $1,687,828      $ 1,786,131
  Net income...................................     --           --            --         278,486          278,486
  Net change in unrealized holding loss........     --           --            --           1,006            1,006
                                                 -----      -------       -------      ----------       ----------
BALANCE, February 28, 1994.....................  2,000       10,000        88,303       1,967,320        2,065,623
  Net income...................................     --           --            --         231,542          231,542
  Net change in unrealized holding loss........     --           --            --         (22,205)         (22,205)
                                                 -----      -------       -------      ----------       ----------
BALANCE, February 28, 1995.....................   2000       10,000        88,303       2,176,657        2,274,960
  Net income...................................     --           --            --         316,627          316,627
  Net change in unrealized holding loss........     --           --            --          31,501           31,501
                                                 -----      -------       -------      ----------       ----------
BALANCE, February 29, 1996.....................  2,000       10,000        88,303       2,524,785        2,623,088
     Net income for the six-month period ended
       August 31, 1996 (unaudited).............     --           --            --         442,093          442,093
                                                 -----      -------       -------      ----------       ----------
BALANCE, August 31, 1996 (unaudited)...........  2,000      $10,000      $ 88,303      $2,970,680      $ 3,065,181
                                                 =====      =======       =======      ==========       ==========

   The accompanying notes are an integral part of these financial statements.

                            GENA LABORATORIES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                SIX MONTHS ENDED
                                                           YEARS ENDED                       -----------------------
                                          ----------------------------------------------      AUGUST        AUGUST
                                          FEBRUARY 28,     FEBRUARY 28,     FEBRUARY 29,        31,           31,
                                              1994             1995             1996           1995          1996
                                          ------------     ------------     ------------     ---------     ---------
                                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................   $  278,486       $  231,542       $  316,627      $ 247,953     $ 442,093
  Adjustments to reconcile net income to
     net cash provided by (used in)
     operating activities --
     Depreciation and amortization......      114,021          155,185          168,685         84,343        69,492
     Loss on sale of investments........           --           32,513               --             --
     Decrease (increase) in accounts
       receivable.......................       38,647         (157,714)        (102,407)      (225,000)      (62,872)
     Decrease (increase) in inventory...      (14,638)        (118,638)        (248,353)      (256,414)      114,225
     Decrease (increase) in prepaid and
       other assets.....................       80,863          (30,814)         (51,449)      (147,478)      (58,710)
     (Decrease) increase in accounts
       payable and accrued
       liabilities......................     (122,813)         210,426          (51,360)       129,082       (75,379)
                                            ---------        ---------        ---------      ---------     ---------
          Net cash provided by (used in)
            operating activities........      374,566          322,500           31,743       (167,514)      428,849
                                            ---------        ---------        ---------      ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..................     (331,996)         (23,648)         (25,200)       (34,123)       (9,684)
  Cost incurred to acquire new
     businesses.........................     (180,213)        (140,000)              --             --            --
  Proceeds from sale of investments.....           --               --               --             --            --
                                            ---------        ---------        ---------      ---------     ---------
          Net cash provided by (used in)
            investing activities........     (512,209)        (163,648)         (25,200)       (34,123)       (9,684)
                                            ---------        ---------        ---------      ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from (payments of)
       long-term debt, net..............      178,585         (136,668)        (146,224)       (72,767)     (106,296)
                                            ---------        ---------        ---------      ---------     ---------
          Net cash provided by (used in)
            financing activities........      178,585         (136,668)        (146,224)       (72,767)     (106,296)
                                            ---------        ---------        ---------      ---------     ---------
NET INCREASE (DECREASE) IN CASH.........       40,942           22,184         (139,681)      (274,404)      312,869
CASH AND CASH EQUIVALENTS, beginning of
  year..................................      327,199          368,141          390,325        390,325       250,644
                                            ---------        ---------        ---------      ---------     ---------
CASH AND CASH EQUIVALENTS, end of
  year..................................   $  368,141       $  390,325       $  250,644      $ 115,921     $ 563,513
                                            =========        =========        =========      =========     =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
     Interest paid......................   $    8,325       $   54,401       $   43,259      $  22,412     $  21,226
                                            =========        =========        =========      =========     =========
     Income taxes paid..................   $  137,580       $  127,609       $  232,417      $ 116,208     $ 200,088
                                            =========        =========        =========      =========     =========
FIXED ASSETS AND NEW BUSINESSES ACQUIRED
  THROUGH FINANCING TRANSACTIONS........   $  528,449       $   24,911       $       --      $      --     $      --
                                            =========        =========        =========      =========     =========

   The accompanying notes are an integral part of these financial statements.

                            GENA LABORATORIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION

  Acquisition Agreement

     In accordance with the terms of an Acquisition Agreement between Styling Technology Corporation, (STC) and Gena Laboratories, Inc. (the Company) dated May 8, 1996, STC agreed to acquire all of the stock of the Company. The terms include a purchase price of $10,000,000, which will be paid with $8,000,000 in cash and the remainder with issuance of stock rights to be issued to the stockholders of the Company. Consummation of the transaction is subject to several conditions, including the completion of a successful public securities offering by STC.

  Organization and Nature of Operations

     The Company was incorporated in 1930 to manufacture nail care and personal care products. In 1979, the current owners purchased the Company and focused the operation on professional salon care with an emphasis on nail products. The Company is now a recognized quality manufacturer and distributor of professional beauty products worldwide, and offers an extensive line of nail, skin and hair care products as well as pedicure and other specialty beauty products and accessories. Principally, its products are sold through wholesale distributors of professional beauty products, hair and nail salons and professional beauty supply outlets worldwide.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents

     All highly liquid investments purchased with original maturities of three months or less are considered to be cash equivalents.

  Investments

     The Company considers all its investments as available for sale and accordingly, recognizes any unrealized holding gains and losses as a separate component of stockholders' equity, in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities.

  Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or net realizable value. Reserves are established against inventories for excess, slow-moving and obsolete items and for items where the net realizable value is less than cost.

     Inventories consist of the following:

                                                     FEBRUARY 28,     FEBRUARY 29,     AUGUST 31,
                                                         1995             1996            1996
                                                     ------------     ------------     ----------
                                                                                       (UNAUDITED)
    Raw materials and work-in-process..............    $675,735        $   849,582     $  769,625
    Finished goods.................................     289,600            364,106        329,839
                                                       --------         ----------     ----------
                                                       $965,335        $ 1,213,688     $1,099,464
                                                       ========         ==========     ==========

  Property and Equipment

     Property and equipment are recorded at cost and depreciation on property and equipment is provided on the straight-line method over the estimated useful lives of the assets.

                            GENA LABORATORIES, INC.

     Expenditures for major renewals and betterments are capitalized, while expenditures for maintenance and repairs, which do not improve assets or extend their useful lives are charged to expense as incurred. For the years ended February 28, 1994 and 1995, February 29, 1996, and the six-month unaudited period ended May 31, 1995 and 1996, maintenance and repair expenses charged to cost of operations were approximately $26,000, $47,000, $23,000, $8,600 and $22,100.

  Concentration of Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments in high credit quality institutions. Concentrations of credit risk with respect to trade receivables are described in Note 6. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

  Fair Value of Financial Instruments

     The carrying values of cash and cash equivalents, receivables, accounts payable and accrued expenses approximate fair values due to the short-term maturities of these instruments. The carrying amount on the long-term debt is estimated to approximate fair value as the actual interest rates are consistent with rates estimated to be currently available for debt with similar terms and remaining maturities.

  Revenue Recognition

     The Company recognizes revenue from sales at the time product is shipped.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Final settlement amounts could differ from those estimates.

  Interim Unaudited Financial Information

     In management's opinion, the financial statements for the six-month periods ended August 31, 1995 and 1996, include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations as of and for the periods then ended. Operating results for the six-month period ending August 31, 1996, are not necessarily indicative of the results that may be expected for the fiscal year ending February 28, 1997.

NOTE 3. OTHER ASSETS

     Other assets consist primarily of goodwill, which represents the excess of consideration paid over the fair market values of identifiable net assets acquired. The goodwill is being amortized on a straight-line basis over 25 years. The Company has also recorded other intangible assets, which include noncompete, consulting and trademark agreements, related to acquisitions of various beauty companies. Such assets are being amortized on a straight-line basis, over a period of 3 to 25 years. Accumulated amortization on such intangibles was $349,423, $433,070 and $479,940 (unaudited) as of February 28, 1995, February 29, 1996 and August 31, 1996, respectively.

                            GENA LABORATORIES, INC.

NOTE 4. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                         FEBRUARY 28,   FEBRUARY 29,    AUGUST 31,
                                                             1995           1996           1996
                                                         ------------   ------------   ------------
                                                                                       (UNAUDITED)
    Land...............................................   $   150,000    $   150,000    $  150,000
    Factory equipment..................................       407,427        431,832       441,517
    Computers..........................................        43,030         43,825        43,825
    Furniture, fixtures and autos......................       108,875        108,875       108,875
    Building and leasehold improvements................       567,332        567,332       567,332
                                                           ----------     ----------    ----------
                                                            1,276,664      1,301,864     1,311,549
    Less -- Accumulated depreciation...................      (392,026)      (471,771)     (497,063)
                                                           ----------     ----------    ----------
                                                          $   884,638    $   830,093    $  814,486
                                                           ==========     ==========    ==========

NOTE 5. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                      FEBRUARY 28,     FEBRUARY 29,     AUGUST 31,
                                                          1995             1996            1996
                                                      ------------     ------------     -----------
                                                                                        (UNAUDITED)
                                                                                        -----------
    Unsecured note payable, bearing interest at
      prime (8.25% at February 29, 1996), unpaid
      balance due by November 1996..................    $123,529         $ 52,942        $  17,647
    Various notes payable, bearing interest from
      7.5% to 8.0%, maturing through 1998...........      96,713           53,824               --
                                                        --------         --------         --------
                                                         220,242          106,766           17,647
    Less: Current maturities........................     (96,056)         (95,248)         (17,647)
                                                        --------         --------         --------
                                                        $124,186         $ 11,518        $      --
                                                        ========         ========         ========

     In 1993, the Company entered into a $250,000 unsecured revolving line of credit, which bears interest at prime and matures July 1997. As of February 28, 1995, February 29, 1996 and August 31, 1996, the Company had not drawn on this facility.

     Aggregate principal payments on long-term debt are as follows:

                                   FEBRUARY 28,
                --------------------------------------------------
                     1997.........................................  $ 95,248
                     1998.........................................    11,518
                                                                    --------
                                                                    $106,766
                                                                    ========

NOTE 6. MAJOR CUSTOMERS

     The Company's strategy includes providing production and distribution services to a major U.S. beauty distribution company. Sales to this customer as a percentage of total sales approximated 31%, 28% and 28% for the years ended February 28, 1994, 1995 and February 29, 1996, respectively.

                            GENA LABORATORIES, INC.

NOTE 7. INCOME TAXES

     The Company accounts for income taxes using Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. These differences result principally from the recognition of revenues and expenses using the cash basis of accounting and the use of different depreciation and amortization methods for income tax reporting.

     The components of the income tax provision consist of the following:

                                                  YEARS ENDED                          SIX MONTHS ENDED
                                   ------------------------------------------             AUGUST 31,
                                   FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 29,       -----------------------
                                       1994           1995           1996             1995           1996
                                   ------------   ------------   ------------       --------       --------
                                                                                          (UNAUDITED)
Current:
  Federal........................    $134,927       $139,468       $208,499         $139,462       $229,313
  State..........................      18,699         19,329         28,896           19,327         31,778
                                     --------       --------       --------         --------       --------
                                      153,626        158,797        237,395          158,789        261,091
Deferred provision (benefit).....       4,987        (29,191)       (52,605)         (26,302)            --
                                     --------       --------       --------         --------       --------
  Provision for income taxes.....    $158,613       $129,606       $184,790         $185,091       $261,091
                                     ========       ========       ========         ========       ========

     The components of deferred taxes are as follows:

                                                      FEBRUARY 28,     FEBRUARY 29,     AUGUST 31,
                                                          1995             1996            1996
                                                      ------------     ------------     -----------
                                                                                        (UNAUDITED)
                                                                                        -----------
    Deferred tax assets:
      Inventory reserve.............................    $  6,707         $  8,376        $   8,376
      Uniform inventory cost capitalization.........      50,233           62,739           62,739
      Capital losses in excess of capital gains.....       1,544           10,362           10,362
      Allowance for doubtful accounts...............      44,492           50,314           50,314
      Amortization..................................      15,773           38,586           38,586
                                                        --------         --------         --------
         Total gross deferred tax assets............     118,749          170,377          170,377
                                                        --------         --------         --------
    Deferred tax liabilities:
      Depreciation..................................     (19,694)         (18,717)         (18,717)
                                                        --------         --------         --------
         Total gross deferred tax liabilities.......     (19,694)         (18,717)         (18,717)
                                                        --------         --------         --------
         Net deferred tax asset.....................    $ 99,055         $151,660        $ 151,660
                                                        ========         ========         ========

                            GENA LABORATORIES, INC.

     The following is a reconciliation of income taxes provided at the federal statutory rate with income taxes recorded by the Company:

                                                      YEARS ENDED                          SIX MONTHS
                                       ------------------------------------------       ENDED AUGUST 31,
                                       FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 29,     ---------------------
                                           1994           1995           1996           1995         1996
                                       ------------   ------------   ------------     --------     --------
                                                                                           (UNAUDITED)
Tax provision at statutory rate......     148,614        122,790        170,482        157,642      226,050
Expense (benefit) of permanent
  differences resulting from the
  recognition of interest income and
  travel and entertainment expenses,
  and the effect of state taxes......       9,999          6,816         14,308         27,449       35,041
                                         --------       --------       --------        -------      -------
          Income tax provision.......    $158,613       $129,606       $184,790       $185,091     $261,091
                                         ========       ========       ========        =======      =======

NOTE 8. RELATED PARTY TRANSACTIONS

     In the fiscal year ended February 28, 1994, the Company purchased land and building amounting to $650,000, from a partnership (the Partnership) of which three of the four partners are shareholders of the Company. The sales price approximated the book value as recorded by the Partnership. Prior to the transaction the Company leased this real estate from the Partnership. The Company acquired the land and building using cash, and financed the remaining portion with a note due the Partnership. Interest and principal of $5,105 are payable monthly. The loan bears interest at 7%, and fully matures in 2003.

     The total of the related party note payable is as follows:

                                                                                        AUGUST 31,
                                                                                           1996
                                                      FEBRUARY 28,     FEBRUARY 29,     -----------
                                                          1995             1996
                                                      ------------     ------------     (UNAUDITED)
    Total shareholder note payable..................    $375,035         $342,287        $ 325,110
      Less: Current maturities......................     (32,571)         (34,929)         (34,324)
                                                        --------         --------         --------
    Shareholder note payable, net of current
      portion.......................................    $342,464         $307,358        $ 290,786
                                                        ========         ========         ========

     Principal maturities related to this loan are as follows:

                                   YEAR ENDING
                                   FEBRUARY 28,                      TOTAL
                --------------------------------------------------  --------
                     1997.........................................  $ 34,929
                     1998.........................................    37,454
                     1999.........................................    40,162
                     2000.........................................    43,065
                     2001.........................................    46,178
                     Thereafter...................................   140,499
                                                                    --------
                                                                    $342,287
                                                                    ========

     The Company also entered into a lease with the Partnership in 1991, for approximately 10,000 square feet for storage and production purposes. Lease expense related to this space totaled approximately $83,049, $44,346, $51,346, $25,778, and $44,518 for the years ended February 28, 1994 and 1995, February 29, 1996, and the six-month unaudited periods ended August 31, 1995 and 1996, respectively.

                            GENA LABORATORIES, INC.

NOTE 9. COMMITMENTS AND CONTINGENCIES

     In the normal course of business, the Company is named as a defendant in various litigation matters. In management's opinion, the ultimate resolution of these matters will not have a material impact on the Company's financial statements.

     Lease commitments related primarily to a warehouse space lease are as follows:

                                   YEARS ENDING
                                   FEBRUARY 28,                      TOTAL
                --------------------------------------------------  --------
                  1997............................................  $ 41,100
                  1998............................................    41,100
                  1999............................................    41,100
                  2000............................................    41,100
                  2001............................................    41,100
                  Thereafter......................................   202,500
                                                                    --------
                                                                    $408,000
                                                                    ========

NOTE 10. SUBSEQUENT EVENT

     The Company entered into an asset purchase agreement with STC dated May 8, 1996 (see Note 1). In addition, an employee of the Company has entered into an employment agreement with STC as a result of the proposed acquisition.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Styling Technology Corporation:

     We have audited the accompanying balance sheet of JDS MANUFACTURING CO., INC. (a California corporation) as of September 30, 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of JDS Manufacturing Co., Inc. as of September 30, 1995, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Phoenix, Arizona,
  July 10, 1996.

                          JDS MANUFACTURING CO., INC.

                                 BALANCE SHEETS

                                                                SEPTEMBER 30,
                                                                    1995
                                                                -------------      JUNE 30,
                                                                                     1996
                                                                                  -----------
                                                                                  (UNAUDITED)
ASSETS
Current assets:
  Cash........................................................    $  57,397        $  66,368
  Accounts receivable, net of allowance for doubtful accounts
     of $10,000 and $10,000, respectively.....................      329,965          284,175
  Inventory...................................................      264,347          242,072
  Prepaid expenses............................................       11,861           10,004
                                                                    -------          -------
          Total current assets................................      663,570          602,619
                                                                    -------          -------
Property and equipment, net of accumulated depreciation of
  $100,031 and $111,808, respectively.........................       30,292           22,571
                                                                    -------          -------
Other assets..................................................      102,934          102,934
                                                                    -------          -------
                                                                  $ 796,796        $ 728,124
                                                                    =======          =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................................    $ 196,309        $ 161,943
  Accrued expenses............................................       53,740          107,228
                                                                    -------          -------
          Total current liabilities...........................      250,049          269,171
                                                                    -------          -------
Notes payable to related parties..............................      516,200          431,500
                                                                    -------          -------
Commitments and contingencies
Stockholders' equity:
  Common stock, $10 par value, 10,000 shares authorized, 1,000
     shares issued and outstanding............................       10,000           10,000
  Retained earnings...........................................       20,547           17,453
                                                                    -------          -------
          Total stockholders' equity..........................       30,547           27,453
                                                                    -------          -------
          Total liabilities and stockholders' equity..........    $ 796,796        $ 728,124
                                                                    =======          =======

      The accompanying notes are an integral part of these balance sheets.

                          JDS MANUFACTURING CO., INC.

                            STATEMENTS OF OPERATIONS

                                                   YEARS ENDED                   NINE MONTHS
                                                  SEPTEMBER 30,                ENDED JUNE 30,
                                            -------------------------     -------------------------
                                               1994           1995           1995           1996
                                            ----------     ----------     ----------     ----------
                                                                                 (UNAUDITED)
SALES.....................................  $3,577,779     $3,367,599     $2,591,653     $2,339,344
COST OF SALES.............................   1,463,622      1,348,295      1,030,235        949,991
                                              --------       --------       --------       --------
  Gross profit............................   2,114,157      2,019,304      1,561,418      1,389,353
SELLING, GENERAL, AND ADMINISTRATIVE
  EXPENSES................................   2,170,271      2,045,731      1,548,930      1,393,109
                                              --------       --------       --------       --------
  Income (loss) from operations...........     (56,114)       (26,427)        12,488         (3,756)
OTHER INCOME, net.........................      44,191         41,951         29,831          1,462
                                              --------       --------       --------       --------
INCOME (LOSS) BEFORE PROVISION FOR INCOME
  TAXES...................................     (11,923)        15,524         42,319         (2,294)
PROVISION FOR INCOME TAXES................       4,571          6,950         19,044            800
                                              --------       --------       --------       --------
NET INCOME (LOSS).........................  $  (16,494)    $    8,574     $   23,275     $   (3,094)
                                              ========       ========       ========       ========

   The accompanying notes are an integral part of these financial statements.

                          JDS MANUFACTURING CO., INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                        COMMON STOCK                      TOTAL
                                                     ------------------     RETAINED     STOCKHOLDERS'
                                                     SHARES     AMOUNT      EARNINGS      EQUITY
                                                     ------     -------     --------     --------
BALANCE, September 30, 1993........................  1,000      $10,000     $ 28,467     $ 38,467
  Net loss.........................................     --           --      (16,494)     (16,494)
                                                      ----       ------       ------       ------
BALANCE, September 30, 1994........................  1,000       10,000       11,973       21,973
  Net income.......................................     --           --        8,574        8,574
                                                      ----       ------       ------       ------
BALANCE, September 30, 1995........................  1,000       10,000       20,547       30,547
  Net loss, for the nine-month period ending June
     30, 1996 (unaudited)..........................     --           --       (3,094)      (3,094)
                                                      ----       ------       ------       ------
BALANCE, June 30, 1996 (unaudited).................  1,000      $10,000     $ 17,453     $ 27,453
                                                      ====       ======       ======       ======

   The accompanying notes are an integral part of these financial statements.

                          JDS MANUFACTURING CO., INC.

                            STATEMENTS OF CASH FLOWS

                                                      YEARS ENDED               NINE MONTHS
                                                     SEPTEMBER 30,             ENDED JUNE 30,
                                                 ---------------------     ----------------------
                                                   1994         1995         1995          1996
                                                 --------     --------     ---------     --------
                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)............................  $(16,494)    $  8,574     $  37,437     $ (3,094)
  Adjustments to reconcile net income (loss) to
     net cash used in operating activities --
     Depreciation..............................    18,735       15,661        10,581       11,777
     Decrease (increase) in accounts
       receivable..............................    (4,438)      89,139       101,297       45,790
     Decrease (increase) in inventory..........    14,441      (34,089)      (41,036)      22,275
     Decrease (increase) in other assets.......   (33,786)     (35,112)       (7,208)       1,857
     Increase (decrease) in accounts payable
       and accrued liabilities.................     4,263      (47,256)      (16,456)      18,723
                                                 --------     --------     ---------     --------
          Net cash provided by (used in)
            operating activities...............   (17,279)      (3,083)       84,615       97,328
                                                 --------     --------     ---------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.........................   (10,582)      (8,203)       (3,968)      (3,657)
                                                 --------     --------     ---------     --------
          Net cash used in investing
            activities.........................   (10,582)      (8,203)       (3,968)      (3,657)
                                                 --------     --------     ---------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from (payments to) shareholder notes
     payable, net..............................    24,012       (5,692)     (106,174)     (84,700)
                                                 --------     --------     ---------     --------
          Net cash (used in) provided by
            financing activities...............    24,012       (5,692)     (106,174)     (84,700)
                                                 --------     --------     ---------     --------
NET INCREASE (DECREASE) IN CASH................    (3,849)     (16,978)      (25,527)       8,971
CASH, beginning of period......................    78,224       74,375        74,375       57,397
                                                 --------     --------     ---------     --------
CASH, end of period............................  $ 74,375     $ 57,397     $  48,848     $ 66,368
                                                 ========     ========     =========     ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Interest paid................................  $ 36,134     $ 35,589     $  27,255     $ 30,432
                                                 ========     ========     =========     ========
  Income taxes paid............................  $  4,090     $  4,571     $   3,371     $  7,400
                                                 ========     ========     =========     ========

   The accompanying notes are an integral part of these financial statements.

                          JDS MANUFACTURING CO., INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION

  Acquisition Agreement and Basis of Presentation

     In accordance with the terms of an Acquisition Agreement dated October 1995, between Styling Technology Corporation, (STC) and JDS Manufacturing Co., Inc., STC agreed to acquire all of the stock of the Company. The terms include a purchase price of $4,516,000, which will be paid primarily with cash and the remainder to be funded with a promissory note. Consummation of the transaction is subject to several conditions, including the completion of a successful public securities offering by STC.

  Organization and Nature of Operations

     The Company was incorporated in 1987. Since 1989, the Company has been a manufacturer and distributor of several extensive lines of high quality, brand-recognized nail enhancement application products and nail accessories. Its products are sold throughout the United States, principally to professional supply outlets, beauty distributors, professional nail salons and professional manicurists.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents

     All highly liquid investments purchased with original maturities of three months or less are considered to be cash equivalents.

  Fair Value of Financial Instruments

     The carrying values of cash, receivables, accounts payable and accrued expenses approximate fair values due to the short-term maturities of these instruments. The carrying amount on the long-term debt is estimated to approximate fair value as the actual interest rates are consistent with rates estimated to be currently available for debt with similar terms and remaining maturities.

  Inventories

     Inventories approximate the lower of cost (first-in, first-out) or net realizable value. Reserves are established against inventories for excess, slow-moving and obsolete items and for items where the net realizable value is less than cost.

     Inventories consist of the following:

                                                                                JUNE 30,
                                                                                  1996
                                                              SEPTEMBER 30,     ---------
                                                                  1995
                                                              -------------     (UNAUDITED)
    Raw material and work-in process........................    $  31,722       $ 29,049
    Finished goods..........................................      232,625        213,023
                                                                  -------        -------
                                                                $ 264,347       $242,072
                                                                  =======        =======

  Property and Equipment

     Property and equipment are recorded at cost and depreciation on property and equipment is provided on the straight-line method over their estimated useful lives.

     Expenditures for major renewals and betterments are capitalized, while expenditures for maintenance and repairs, which do not improve assets or extend their useful lives are charged to expense as incurred. For the years ended September 30, 1994, and 1995, and the nine month unaudited periods ending June 30, 1995 and

                          JDS MANUFACTURING CO., INC.

1996, maintenance and repair expenses charged to cost of operations were $5,452, $4,507, $3,765 and $2,004, respectively.

  Concentration of Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments in high quality credit institutions. Concentrations of credit risk with respect to trade receivables are limited due to the number of customers comprising the Company's customer base. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

  Revenue Recognition

     The Company recognizes revenue from sales at the time product is shipped.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Final settlement amounts could differ from those estimates.

  Interim Unaudited Financial Information

     In management's opinion, the financial statements for the nine-month periods ended June 30, 1995 and 1996, include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the Company's financial position and results of operations as of and for the period then ended. Operating results for the nine-month period ending June 30, 1996, are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 1996.

NOTE 3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                                    JUNE 30,
                                                                                      1996
                                                                 SEPTEMBER 30,     -----------
                                                                     1995
                                                                 -------------     (UNAUDITED)
    Furniture and equipment....................................    $  98,490        $ 102,546
    Automobiles................................................       13,976           13,976
    Leaseholds and other.......................................       17,857           17,857
                                                                    --------         --------
                                                                     130,323          134,379
    Less: accumulated depreciation.............................      100,031          111,808
                                                                    --------         --------
                                                                   $  30,292        $  22,571
                                                                    ========         ========

NOTE 4. NOTES PAYABLE TO RELATED PARTIES

     As of September 30, 1995 and June 30, 1996 (unaudited), the Company had notes payable due to its two principal shareholders of $516,200 and $431,500, respectively. These notes originated in October 1994, and bear interest at 8%. Loan advances and repayments are made at the shareholders' discretion, with the entire balance becoming due on September 30, 1997. As such, the entire balance is classified as long-term.

                          JDS MANUFACTURING CO., INC.

NOTE 5. INCOME TAXES

     The Company accounts for income taxes using Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. SFAS 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these difference are expected to reverse. These differences, resulting principally from use of accelerated depreciation methods for income tax reporting, were not material at the balance sheet dates.

NOTE 6. COMMITMENTS AND CONTINGENCIES

     In the normal course of business, the Company is named as a defendant in various litigation matters. In management's opinion, the ultimate resolution of these matters will not have a material impact on the Company's financial statements.

     Total future commitments for operating leases are $15,596 through September 30, 1997.

NOTE 7. SUBSEQUENT EVENT

     The Company entered into an acquisition agreement with STC during October 1995 (See Note 1). In addition, an employee of the Company has entered into an employment agreement with STC as a result of the acquisition.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Styling Technology Corporation, Inc.:

     We have audited the accompanying balance sheet of KOTCHAMMER INVESTMENTS, INC. (a California corporation) as of December 31, 1995, and the related statement of operations, stockholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kotchammer Investments, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Phoenix, Arizona,
August 13, 1996.

                          KOTCHAMMER INVESTMENTS, INC.

                                 BALANCE SHEETS

                                                                      DECEMBER 31,
                                                                          1995
                                                                      ------------      JUNE 30,
                                                                                          1996
                                                                                       -----------
                                                                                       (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.........................................   $   96,364       $ 177,321
  Accounts receivable...............................................      136,971          94,332
  Inventory, net....................................................      403,730         258,197
  Prepaid expenses & other..........................................       21,799          26,642
                                                                          -------         -------
          Total current assets......................................      658,864         556,492
                                                                          -------         -------
Property and equipment..............................................       75,472          64,824
                                                                          -------         -------
Other assets........................................................        1,026             468
                                                                          -------         -------
                                                                       $  735,362       $ 621,784
                                                                          =======         =======
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..................................................   $   14,015       $  21,777
  Accrued expenses..................................................      121,183          80,078
  Line of credit....................................................      215,000         110,000
  Current portion of notes payable to shareholders..................      270,000         270,000
                                                                          -------         -------
          Total current liabilities.................................      620,198         481,855
                                                                          -------         -------
Notes payable to shareholders, net of current portion...............      340,000         340,000
                                                                          -------         -------
Commitments and contingencies
Stockholders' deficit:
  Common stock, $20 par value, 2,500 shares authorized, 2,500 shares
     issued and outstanding.........................................       50,000          50,000
  Retained deficit..................................................     (274,836)       (250,071)
                                                                          -------         -------
          Total stockholders' deficit...............................     (224,836)       (200,071)
          Total liabilities and stockholders' deficit...............   $  735,362       $ 621,784
                                                                          =======         =======

   The accompanying notes are an integral part of these financial statements.

                          KOTCHAMMER INVESTMENTS, INC.

                            STATEMENTS OF OPERATIONS

                                                                                  SIX MONTHS
                                                           YEAR ENDED           ENDED JUNE 30,
                                                          DECEMBER 31,      ----------------------
                                                              1995            1995          1996
                                                          -------------     ---------     --------
                                                                                 (UNAUDITED)
NET SALES.............................................     $ 1,557,709      $ 777,460     $735,538
COST OF SALES.........................................         711,925        372,192      343,013
                                                              --------       --------     --------
  Gross profit........................................         845,784        405,268      392,525
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES.........         891,146        476,481      328,925
                                                              --------       --------     --------
  Income (loss) from operations.......................         (45,362)       (71,213)      63,600
Interest expense and other, net.......................         (89,557)       (45,397)     (38,835)
                                                              --------       --------     --------
NET INCOME (LOSS).....................................     $  (134,919)     $(116,610)    $ 24,765
                                                              ========       ========     ========

   The accompanying notes are an integral part of these financial statements.

                          KOTCHAMMER INVESTMENTS, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                      COMMON STOCK                         TOTAL
                                                   ------------------     RETAINED      STOCKHOLDERS'
                                                   SHARES     AMOUNT      EARNINGS         EQUITY
                                                   ------     -------     ---------     ------------
BALANCE, December 31, 1994.......................  2,500      $50,000     $(139,917)     $  (89,917)
  Net loss.......................................     --           --      (134,919)       (134,919)
                                                   -----      -------     ---------       ---------
BALANCE, December 31, 1995.......................  2,500       50,000      (274,836)       (224,836)
  Net income.....................................     --           --        24,765          24,765
                                                   -----      -------     ---------       ---------
BALANCE, June 30, 1996 (unaudited)...............  2,500      $50,000     $(250,071)     $ (200,071)
                                                   =====      =======     =========       =========

   The accompanying notes are an integral part of these financial statements.

                          KOTCHAMMER INVESTMENTS, INC.

                            STATEMENTS OF CASH FLOWS

                                                          YEAR ENDED            SIX MONTHS
                                                         DECEMBER 31,         ENDED JUNE 30,
                                                         ------------     -----------------------
                                                             1995           1995          1996
                                                         ------------     ---------     ---------
                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)....................................   $ (134,919)     $(116,610)    $  24,765
  Adjustments to reconcile net income (loss) to net
     cash used in operating activities --
     Depreciation......................................       23,436         10,011        10,648
     Decrease (increase) in accounts receivable........       43,004         27,496        42,639
     Decrease (increase) in inventory..................      (45,278)       (74,554)      145,533
     Decrease (increase) in prepaids and other
       assets..........................................       63,372         34,426        (4,285)
     Increase (decrease) in accounts payable and
       accrued liabilities.............................      (43,234)       (24,042)      (33,343)
                                                            --------       --------     ---------
          Net cash provided by (used in) operating
            activities.................................      (93,619)      (143,273)      185,957
                                                            --------       --------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.................................      (17,215)        (8,000)           --
                                                            --------       --------     ---------
          Net cash used in investing activities........      (17,215)        (8,000)           --
                                                            --------       --------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from (payments to) shareholder notes
     payable, net......................................      100,000        100,000            --
  Proceeds from (payments to) line of credit, net......       (5,000)        24,060      (105,000)
                                                            --------       --------     ---------
          Net cash (used in) provided by financing
            activities.................................       95,000        124,060      (105,000)
                                                            --------       --------     ---------
NET INCREASE (DECREASE) IN CASH........................      (15,834)       (27,213)       80,957
CASH, beginning of period..............................      112,198        112,198        96,364
                                                            --------       --------     ---------
CASH, end of period....................................   $   96,364      $  84,985     $ 177,321
                                                            ========       ========     =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid........................................   $   72,916      $  64,866     $   7,257
                                                            ========       ========     =========

   The accompanying notes are an integral part of these financial statements.

                          KOTCHAMMER INVESTMENTS, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION

  Acquisition Agreement and Basis of Presentation

     In accordance with the terms of an Acquisition Agreement dated October 1996 between Styling Technology Corporation, Inc. (STC) and Kotchammer Investments, Inc. (the Company), STC agreed to acquire all of the stock of the Company. The terms include a purchase price of $700,000, which will be paid primarily with cash and the remainder to be funded with a promissory note and common stock. Consummation of the transaction is subject to several conditions, including the completion of a successful public securities offering by STC.

  Organization and Nature of Operations

     The Company was incorporated in December 1993 to acquire a division of Redken Laboratories, Inc. The Company distributes and markets professional salon appliances and salonwear. Its products are sold throughout the United States, principally to professional supply outlets, beauty distributors and professional hair stylists.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents

     All highly liquid investments purchased with original maturities of three months or less are considered to be cash equivalents.

  Fair Value of Financial Instruments

     The carrying values of cash, receivables, accounts payable and accrued expenses approximate fair values due to the short-term maturities of these instruments. The carrying amount on the long-term debt is estimated to approximate fair value as the actual interest rates are consistent with rates estimated to be currently available for debt with similar terms and remaining maturities.

  Inventories

     Inventories consist of finished goods and are stated at the lower of cost (first-in, first-out) or net realizable value. Reserves are established against inventories for excess, slow-moving and obsolete items and for items where the net realizable value is less than cost.

  Property and Equipment

     Property and equipment are recorded at cost and depreciation on property and equipment is provided on the straight-line method over their estimated useful lives.

  Concentration of Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments in high quality credit institutions. Concentrations of credit risk with respect to trade receivables are limited due to the number of customers comprising the Company's customer base.

  Revenue Recognition

     The Company recognizes revenue from sales at the time product is shipped.

                          KOTCHAMMER INVESTMENTS, INC.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Final settlement amounts could differ from those estimates.

  Interim Unaudited Financial Information

     In management's opinion, the financial statements for the six-month periods ended June 30, 1995 and 1996, include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the Company's financial position and results of operations as of and for the period then ended. Operating results for the six-month period ending June 30, 1996, are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1996.

NOTE 3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following

                                                      ESTIMATED      DECEMBER 31,
                                                     USEFUL LIFE         1995
                                                     -----------     -------------      JUNE 30,
                                                                                          1996
                                                                                       -----------
                                                                                       (UNAUDITED)
    Machinery & equipment..........................    5 years         $  76,803        $  76,700
    Furniture & fixtures...........................    7 years            22,458           22,458
    Computer equipment.............................    5 years            16,652           16,652
                                                                        --------        ---------
                                                                         115,913          115,810
    Less - Accumulated depreciation................                      (40,441)         (50,986)
                                                                        --------        ---------
                                                                       $  75,472        $  64,824
                                                                        ========        =========

NOTE 4. LINE OF CREDIT

     At December 31, 1995, the Company had a $220,000 line of credit facility with a bank which expired in August of 1996 and carried an interest rate of 9.75%. Subsequent to June 30, 1996, the line of credit was repaid.

                          KOTCHAMMER INVESTMENTS, INC.

NOTE 5. NOTES PAYABLE TO SHAREHOLDERS

     Notes payable to shareholders consisted of the following:

                                                                                    JUNE 30,
                                                                                      1996
                                                                  DECEMBER 31,     -----------
                                                                      1995
                                                                  ------------     (UNAUDITED)
    Note payable dated December 8, 1993 interest at a bank's
      reference rate plus 1.25% (11% at December 31, 1995),
      maturing Jan. 15, 2004....................................      $120            $ 120
    Note payable dated December 8, 1993 interest at a bank's
      reference rate plus 1.25% (11% at December 31, 1995),
      maturing Jan. 15, 2004....................................       120              120
    Note payable dated December 8, 1993 interest at a bank's
      reference rate plus 1.25% (11% at December 31, 1995),
      maturing Jan. 15, 2004....................................       270              270
    Note payable dated May 3, 1995, interest at a bank's
      reference rate plus 1.25% (11% at December 31, 1995),
      maturing January 31, 2004.................................        70               70
    Note payable dated June 5, 1995, interest at a bank's
      reference rate, plus 1.25% (11% at December 31, 1995),
      maturing January 31, 2004.................................        30               30
                                                                    ------         -----------
                                                                      $610            $ 610
                                                                  ==========       =========

     As of December 31, 1995 and June 30, 1996, one of the notes payable to shareholders was classified as current as a result of the Company incurring a technical default with a certain financial covenant.

NOTE 6. INCOME TAXES

     The Company has elected S Corporation status under Subchapter S of the Internal Revenue Code. This election results in substantially all U.S. federal taxable income being taxed to the stockholders. Accordingly, there is no provision for income taxes reflected in these financial statements for the year ended December 31, 1995 and the six-month periods ended June 30, 1995 and 1996.

NOTE 7. COMMITMENTS AND CONTINGENCIES

     In the normal course of business, the Company is named as a defendant in various litigation matters. In management's opinion, the ultimate resolution of these matters will not have a material impact on the Company's financial statements.

     Total future commitments for operating leases are $45,851 through July 1997. Rent expense incurred under operating leases was $35,363, $20,914 and $14,276 for the year ended December 31, 1995 and for the six months ended June 30, 1995 and 1996, respectively.

NOTE 8. SUBSEQUENT EVENT

     The Company entered into an acquisition agreement with STC dated October 1996 (See Note 1). In addition, an employee of the Company has entered into an employment agreement with STC as a result of the acquisition.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Styling Technology Corporation:

     We have audited the accompanying balance sheet of STYLING TECHNOLOGY CORPORATION (a Delaware corporation), as of December 31, 1995. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Styling Technology Corporation, as of December 31, 1995, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Notes 1 and 3 to the financial statements, the Company's future operations are dependent upon the Company's ability to finance acquisitions through an initial public offering of stock, which as a result, raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          ARTHUR ANDERSEN LLP

Phoenix, Arizona,
October 29, 1996.

                         STYLING TECHNOLOGY CORPORATION

                                 BALANCE SHEETS

                                                                                       JUNE 30,
                                                                                         1996
                                                                     DECEMBER 31,     -----------
                                                                         1995
                                                                     ------------     (UNAUDITED)
ASSETS
Current assets:
  Cash.............................................................    $    200        $     200
  Deferred offering and acquisition costs..........................      66,202          300,018
                                                                         ------          -------
          Total assets.............................................    $ 66,402        $ 300,218
                                                                         ======          =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities.........................    $ 66,202        $ 300,018
                                                                         ------          -------
          Total liabilities
Stockholders' equity:
  Preferred stock, $.0001 par value, 1,000,000 shares authorized,
     no shares issued and outstanding..............................          --               --
  Common stock, $.0001 par value, 10,000,000 shares authorized,
     1,616,000 shares issued and outstanding.......................         200              200
                                                                         ------          -------
          Total stockholders' equity...............................         200              200
                                                                         ------          -------
          Total liabilities and stockholders' equity...............    $ 66,402        $ 300,218
                                                                         ======          =======

      The accompanying notes are an integral part of these balance sheets.

                         STYLING TECHNOLOGY CORPORATION

                            NOTES TO BALANCE SHEETS

NOTE 1. BUSINESS AND ORGANIZATION

     Styling Technology Corporation (the Company) is a newly organized corporation, formed in June 1995. The Company intends to complete an initial public offering (IPO) of its common stock, while simultaneously acquiring four companies involved in the professional beauty industry (see below for a description of the industry). Subsequent to the IPO, the Company intends to make similar acquisitions of companies that manufacture and distribute high-quality professional hair, nail, skin and body care products, and beauty accessories (i.e., curling irons, hairdryers) to salons, spas, health clubs and beauty and barber distributors.

     The Company's sole assets at December 31, 1995 and June 30, 1996, are cash and deferred offering and acquisition costs. The Company has not conducted any operations and all activities to date have related to the acquisitions and the IPO. There is no assurance that the pending acquisitions discussed below will be completed and that the Company will be able to generate future operating revenues. The Company has negotiated definitive agreements to acquire four businesses (Acquired Business) to be effective with the completion of the IPO.

     The four companies to be acquired are Body Drench, Gena Laboratories, JDS Manufacturing and Kotchammer Investments. The aggregate consideration that will be paid by the Company to acquire these companies is approximately $23.2 million, consisting of cash, common stock, debt and assumption of certain existing liabilities of these companies consisting of long-term liabilities of approximately $350,000 in connection with the Gena acquisition; up to $3.3 million in trade accounts payable, up to $40,000 of bank debt, and up to $560,000 of payroll liabilities in connection with the Body Drench acquisition; and up to approximately $1.0 million of other miscellaneous liabilities. The Company is dependent upon the IPO to fund the cash portion of the purchase price for these pending acquisitions and additional working capital purposes.

NOTE 2.  STOCKHOLDERS' EQUITY

     In connection with the organization and initial capitalization of the Company in June 1995, the Company issued 1,616,000 shares of common stock for par value. In addition, in June 1995 the Company issued 161,571 options with an exercise price of $.10 per share to an officer of the Company, which approximated fair value at the time of issuance. The options become exercisable on June 29, 1999, but vesting may accelerate based on the Company meeting certain minimum earnings per share requirements in future periods.

NOTE 3. SUBSEQUENT EVENTS

     Subsequent to June 30, 1996, the Company obtained bridge loan financing (Bridge Note) to fund approximately $400,000 of deferred issuance and acquisition costs, including reimbursements of amounts advanced by the stockholders on behalf of the Company. The Bridge Note bears interest at an annual rate of 10% and is to be repaid on the earlier of January 31, 1997, or upon consummation of the IPO. In connection with the Bridge Note, the Company will issue shares amounting to $200,000 worth of common stock to the holders upon the consummation of the IPO. The Company will also issue warrants to purchase an equal amount of shares at an exercise price of 125% of the offering price in the IPO, subject to certain adjustments.

     Subsequent to June 30, 1996, the Company adopted the 1996 Stock Option Plan (the Plan), which provides for the grant of incentive and nonqualified stock options to acquire common stock of the Company to key personnel, directors, consultants, and independent contractors. The Company also hired a chief financial officer under an employment agreement. The agreement included the issuance of options for 72,707 shares of common stock under the Plan, at an exercise price equal to the offering price of the IPO.

                         STYLING TECHNOLOGY CORPORATION

     As a result of the four anticipated acquisitions and the IPO, the Company has incurred significant liabilities. The Company currently has no operations, and as a result, must generate additional resources to fund these liabilities. Management's plans to repay these amounts consist solely of the funds expected to be received from the IPO. Should the IPO not occur, the Company may be unable to continue as a going concern. See "Description of the Acquisitions" in the Company's Registration Statement on Form S-1 for further discussion of the terms of the anticipated acquisitions.

     Subsequent to June 30, 1996, the Company affected a 0.808-for-1 reverse stock split on all its outstanding common stock. As a result, all share amounts have been adjusted to give effect to the split, including the option terms as discussed herein.

     In October 1996, the Company entered into a Stock Repurchase Agreement with Kenneth S. Bernstein, pursuant to which Mr. Bernstein agreed to sell 807,851 shares of the Company's Common Stock to the Company for $1.8 million, payable upon consummation of the Offering. Accordingly, upon consummation of the Offering, Mr. Bernstein will no longer be a stockholder of the Company.

     The Company has obtained letters of intent, subject to completion of customary due diligence, from several financial institutions to provide a working capital line of credit and an acquisition line of credit.

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Summary Financial Data................    6
Risk Factors..........................    8
The Company...........................   16
Description of the Acquisitions.......   17
Use of Proceeds.......................   19
Dividend Policy.......................   19
Dilution..............................   20
Capitalization........................   21
Selected Historical and Pro Forma
  Financial Data......................   22
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   25
Business..............................   36
Management............................   45
Certain Transactions..................   50
Principal Stockholders................   51
Description of Capital Stock..........   52
Underwriting..........................   55
Legal Opinions........................   57
Experts...............................   57
Additional Information................   57
Index to Combined Financial
  Statements..........................   F-1

                            ------------------------

  UNTIL DECEMBER 16, 1996 (25 DAYS AFTER THE DATE
HEREOF), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                                2,900,000 SHARES

                                      LOGO

                                      LOGO
                                  COMMON STOCK
                               -----------------
                                   PROSPECTUS
                               -----------------
                           FRIEDMAN, BILLINGS, RAMSEY
                                  & CO., INC.

                               PRIME CHARTER LTD.
                               NOVEMBER 21, 1996

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